Exhibit 2.1

EXECUTION COPY
CONFIDENTIAL

AGREEMENT AND PLAN OF MERGER

by and among

AFCV HOLDINGS, LLC,

A-TEAM ACQUISITION SUB, INC.

and

ANSWERS CORPORATION

Dated as of February 2, 2011

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TABLE OF CONTENTS (cont’d.)

4.3	Financing	49
4.4	Stock Ownership	50
4.5	No Prior Merger Sub Operations	50
4.6	Information Supplied	50
4.7	Solvency	50
4.8	Litigation	51
4.9	Brokers’ and Finders’ Fees	51
4.10	Other Information	51

ARTICLE V CONDUCT BY THE COMPANY PRIOR TO THE EFFECTIVE TIME		51

5.1	Conduct of Business by the Company	51
5.2	Procedures for Requesting Parent Consent	56

ARTICLE VI ADDITIONAL AGREEMENTS		56

6.1	Proxy Statement and Other Filings	56
6.2	Meeting of Company Stockholders; Board Recommendation	57
6.3	Alternative Transaction Proposals	58
6.4	Confidentiality; Access to Information; Documents; Assignments	61
6.5	Public Disclosure	62
6.6	Regulatory Filings; Reasonable Best Efforts	62
6.7	Notification of Certain Matters	64
6.8	Third-Party Consents	65
6.9	Employee Matters	65
6.10	Indemnification	66
6.11	Section 16 Matters	67
6.12	FIRPTA Certificate	67
6.13	No Modification of Representations, Warranties, Covenants or Agreements	67
6.14	Insurance Approval	68
6.15	State Takeover Statutes	68
6.16	Notice to Holders of Company Preferred Stock	68
6.17	Debt Financing	68
6.18	Tax Rulings	71

ARTICLE VII CONDITIONS TO THE MERGER		72

7.1	Conditions to the Obligations of Each Party to Effect the Merger	72
7.2	Additional Conditions to the Obligations of Parent and Merger Sub	72
7.3	Additional Conditions to the Obligations of the Company	74

ARTICLE VIII TERMINATION, AMENDMENT AND WAIVER		74

8.1	Termination	74
8.2	Notice of Termination; Effect of Termination	76
8.3	Fees and Expenses.	76
8.4	Amendment	79
8.5	Extension; Waiver	79

ARTICLE IX GENERAL PROVISIONS		79

9.1	Non-Survival of Representations and Warranties	79
9.2	Notices	79

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TABLE OF CONTENTS (cont’d.)

9.3	Interpretation; Rule of Construction	81
9.4	Counterparts	81
9.5	Entire Agreement; Third-Party Beneficiaries	81
9.6	Severability	81
9.7	Remedies	81
9.8	Governing Law; Consent to Jurisdiction	82
9.9	Assignment	83
9.10	Waiver of Jury Trial	83

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INDEX OF EXHIBITS AND SCHEDULES

Exhibits

Exhibit A-1	Form of Voting Agreement for Robert S. Rosenschein
Exhibit A-2	Form of Voting Agreement for Redpoint Ventures
Exhibit B	Certificate of Incorporation of Surviving Corporation

Schedules

Schedule 1	Signatories to Voting Agreements
Schedule 1.1(tt)(A)	Company Knowledge
Schedule 1.1(tt)(B)	Parent Knowledge
Schedule 1.1(zz)	made available
Schedule 1.1(aaa)	Material Adverse Effect
Schedule 6.4(c)	Persons to Execute Confidentiality and Invention Assignment Agreements
Schedule 6.8(b)	Third-Party Consents
Schedule 6.10(a)	Director and Officer Indemnification
Schedule 7.1(c)	Required Foreign Antitrust Approvals
Schedule 7.2(e)	Unrestricted Cash
Schedule 7.2(f)	Required Consents

-iv-

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of February 2, 2011, by and among AFCV Holdings, LLC, a Delaware limited liability company (“Parent”), A-Team Acquisition Sub, Inc., a Delaware corporation and an indirect wholly owned subsidiary of Parent (“Merger Sub”), and Answers Corporation, a Delaware corporation (the “Company”).

RECITALS

A.            The Board of Managers of Parent, and the respective Boards of Directors of Merger Sub and the Company, have deemed it advisable and in the best interests of their respective organizations and members or stockholders, as applicable, that Parent and the Company consummate the business combination and other transactions provided for herein.

B.             The respective Boards of Directors of Merger Sub and the Company have approved, in accordance with the Delaware General Corporation Law (“Delaware Law”), this Agreement and the transactions contemplated hereby, including the Merger.

C.             Contemporaneously with the execution and delivery of this Agreement by the parties hereto, and as a condition and material inducement to Parent and Merger Sub to enter into this Agreement, each Person listed on Schedule 1 is entering into a Voting Agreement and an irrevocable proxy in substantially the form attached hereto as Exhibits A-1 and A-2 (the “Voting Agreements”) pursuant to which, among other things, such stockholder agrees to vote all shares of the Company’s capital stock owned by it or him in favor of the adoption of this Agreement and the other transactions contemplated hereby.

D.             The Board of Directors of the Company has unanimously resolved to recommend to its stockholders the adoption of this Agreement.

E.             Parent, as the sole stockholder of Merger Sub, has approved and adopted this Agreement and approved the Merger.

F.             Parent, Merger Sub and the Company desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I
DEFINITIONS

1.1            Certain Defined Terms.  For all purposes of and under this Agreement, the following capitalized terms shall have the following respective meanings:

(a)            “Alternative Transaction Proposal” shall mean, with respect to the Company, any offer, expression or indication of interest, letter of intent or proposal (whether binding or non-binding), or any public announcement of any intention to make any such offer, expression of interest or proposal, whether made to the Company or its stockholders by any Third Party relating to any transaction or series of related transactions involving:  (i) any purchase, acquisition or similar transaction by such Third Party, directly or indirectly, of twenty percent (20%) or more (by vote or by value) of the total voting securities of the Company or any of its Subsidiaries, as the case may be, outstanding as of the consummation of such transaction; (ii) any tender offer, exchange offer or similar transaction that if consummated would result in such Third Party beneficially owning twenty percent (20%) or more (by vote or by value) of the total voting securities of the Company or any of its Subsidiaries, as the case may be, outstanding as of the consummation of such transaction; (iii) any merger, consolidation, business combination or similar transaction involving the Company or any of its Subsidiaries; (iv) directly or indirectly, any sale, lease, exchange, transfer, license (other than in the ordinary course of business consistent with past practices) or other disposition (including by way of joint venture) of assets (including capital stock or other ownership interests in Subsidiaries of the Company) representing twenty percent (20%) or more of the aggregate fair market value of the consolidated assets of the Company and its Subsidiaries, taken as a whole; (v) any liquidation, dissolution, reorganization or recapitalization of the Company; or (vi) the declaration or payment of any extraordinary dividend, whether of cash or other property, by the Company to its stockholders representing twenty percent (20%) or more of the aggregate fair market value of the consolidated assets of the Company and its Subsidiaries, taken as a whole, measured immediately prior to the declaration or payment of such extraordinary dividend; provided, however, for the sake of clarity, the transactions between and among Parent, Merger Sub and the Company contemplated by this Agreement, or transactions solely between or among the Company and its wholly-owned Subsidiaries, shall not be deemed to be an Alternative Transaction Proposal.

(b)            “Anti-Corruption and Anti-Bribery Laws” shall mean the Foreign Corrupt Practices Act of 1977, as amended, any rules or regulations thereunder, or any other applicable United States or non-U.S. anti-corruption or anti-bribery laws or regulations.

(c)            “Business Day” shall mean each day that is not a Saturday, Sunday or other day on which Parent is closed for business or banking institutions located in New York, New York or Jerusalem, Israel are authorized or obligated by law or executive order to close.

(d)            “Change of Recommendation” shall mean the withholding or withdrawal, or any amendment, qualification or modification (in a manner adverse to Parent), by the Company’s Board of Directors (or any duly constituted or designated committee thereof) of its unanimous recommendation in favor of adoption of this Agreement, and, in the case of a tender or exchange offer made by a Third Party directly to the Company’s stockholders, a failure to recommend that the Company’s stockholders reject such tender or exchange offer.

(e)            “COBRA” shall mean Title X of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

(f)             “Common Stock Merger Consideration” shall mean an amount equal to $10.50 per share of Company Common Stock, without interest.

(g)            “Company Common Stock” shall mean the common stock, par value $0.01 per share, of the Company.

(h)            “Company Employee Plan” shall mean any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance benefits, termination pay, change of control pay, bonus pay, deferred compensation, performance awards, stock or stock-related awards, phantom stock, commission pay, vacation or paid time off, profit sharing, welfare benefits, retirement benefits, fringe benefits or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, funded or unfunded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA which is or has been maintained, contributed to, or required to be contributed to, by the Company or any ERISA Affiliate for the benefit of any Employee, or with respect to which the Company or any ERISA Affiliate has or may have any liability or obligation and any International Employee Plan.

(i)             “Company Intellectual Property” shall mean any and all Intellectual Property and Intellectual Property Rights that are owned by or claimed to be owned by the Company or its Subsidiaries.

(j)             “Company Options” shall mean all outstanding options to purchase Company Common Stock.

(k)            “Company Preferred Stock” shall mean the Company Series A Preferred Stock and the Company Series B Preferred Stock.

(l)             “Company Products” shall mean all products and services owned (including products and services under development) and provided, distributed, imported, sold or licensed by or on behalf of the Company and any of its Subsidiaries.

(m)           “Company Registered Intellectual Property” shall mean all of the Registered Intellectual Property in effect and owned by, or filed in the name of, applied for by, or subject to a valid obligation of assignment to the Company or any of its Subsidiaries.

(n)            “Company Series A Preferred Stock” shall mean the Series A convertible preferred stock, par value $0.01 per share, of the Company.

(o)            “Company Series B Preferred Stock” shall mean the Series B convertible preferred stock, par value $0.01 per share, of the Company.

(p)            “Company Stock” shall mean the Company Preferred Stock and the Company Common Stock.

(q)            “Company Stock Plans” shall mean all stock option plans or other equity-related plans of the Company including the Company’s 2000 Stock Option Plan, 2003 Stock Option Plan, 2004 Stock Option Plan and 2005 Incentive Compensation Plan (including, in each case, the Israeli-law provisions thereof), each as may be amended from time to time.

(r)             “Company Termination Fee” shall mean an amount in cash equal to $4,600,000.

(s)            “Company Warrants” shall mean all warrants to purchase Company Common Stock issued by the Company.

(t)             “Contract” shall mean any written or oral agreement, contract, subcontract, agreement, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, benefit plan or legally binding commitment or undertaking of any nature.

(u)            “DOJ” shall mean the United States Department of Justice.

(v)            “DOL” shall mean the United States Department of Labor.

(w)           “Employee” shall mean any current or former employee, consultant, advisor, independent contractor or director of the Company or any ERISA Affiliate (including the Israeli Subsidiary).

(x)            “Employee Agreement” shall mean each management, employment, severance, separation, change of control, settlement, bonus, consulting, contractor, relocation, repatriation, expatriation, loan, visa, work permit or other agreement or Contract (including, any offer letter which provides for any term of employment other than employment at will or any agreement providing for acceleration of Company Options or similar equity awards, or any other agreement providing for compensation or benefits) between the Company or any ERISA Affiliate and any Employee, whether written or unwritten or otherwise  pursuant to which the Company or ERISA Affiliate has or may have any current or future liability or obligation (contingent or otherwise).

(y)            “Environmental Laws” shall mean any and all Legal Requirements which prohibit, regulate or control any Hazardous Material or any Hazardous Material Activity, including without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Resource Recovery and Conservation Act of 1976, the Federal Water Pollution Control Act, the Clean Air Act, the Hazardous Materials Transportation Act and the Clean Water Act.

(z)            “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

(aa)          “ERISA Affiliate” shall mean any Subsidiary of the Company and any other Person under common control with the Company or any of its Subsidiaries, or that, together with the Company or any Subsidiary of the Company, could be deemed a “single employer” within the meaning of Section 4001(b)(1) of ERISA or Section 414(b), (c), (m) or (o) of the Code, and the regulations issued thereunder.

(bb)         “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(cc)          “Financing Sources” shall mean the Persons that have committed to provide or arrange or have otherwise entered into agreements in connection with the Debt Financing or Alternative Financing in connection with the transactions contemplated hereby and any joinder agreements, credit agreements or other financing agreements entered into pursuant thereto or relating thereto, including the party named in Section 4.3(a), together with their Affiliates, officers, directors, employees, agents and representatives and their successors and assigns.

(dd)         “FTC” shall mean the United States Federal Trade Commission.

(ee)          “Governmental Entity” shall mean any supranational, national, state, municipal, local or foreign government, any instrumentality, subdivision, court, administrative agency or commission or other governmental authority or instrumentality, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority.

(ff)           “Hazardous Material” shall mean any material, chemical, emission, gas or substance that has been designated by any Governmental Entity to be radioactive, toxic, hazardous, a pollutant, or otherwise a danger to health, reproduction or the environment under any Environmental Law.

(gg)         “Hazardous Material Activity” shall mean the transportation, transfer, recycling, disposal, storage, use, labeling, treatment, manufacture, removal, remediation, release, exposure of others to, sale, or distribution of any Hazardous Material or any product or waste containing a Hazardous Material.

(hh)         “HIPAA” shall mean the Health Insurance Portability and Accountability Act of 1996, as amended.

(ii)            “HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

(jj)            “Indebtedness” shall mean, with respect to any Person, without duplication: (i) the principal of and premium (if any) in respect of indebtedness of such Person for borrowed money; (ii) the principal of and premium (if any) in respect of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments; (iii) all capitalized lease obligations of such Person; (iv) all obligations of such Person for the deferred purchase price of property, all conditional sale obligations and all obligations under any title retention agreement, in each case to the extent the purchase price is due more than six (6) months from the date the obligation is incurred; (v) all obligations for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar transaction; (vi) all obligations under any foreign exchange contract, currency swap agreement, foreign currency futures or options, exchange rate insurance or other similar agreement or combination thereof designed to protect the Person or any of its Subsidiaries against fluctuations in currency value; (vii) guarantees in respect of Indebtedness referred to in clauses (i) through (vi) above; and (viii) any amendment, supplement, modification, deferral, renewal, extension, refunding or refinancing of any liability of the types referred to in clauses (i) through (vii) above; provided, however, that notwithstanding the foregoing, Indebtedness shall not be deemed to include any accounts payable incurred in the ordinary course of business consistent with past practices.

(kk)            “Intellectual Property” shall mean all forms of technology and intellectual property, including any or all of the following:  (i) published and unpublished works of authorship (whether or not registered or registrable), including without limitation audiovisual works, collective works, software and computer programs (whether in source code or executable form), documentation, compilations, derivative works, literary works, maskworks, and sound recordings (“Works of Authorship”); (ii) inventions (whether or not patentable), discoveries, improvements, business methods, compositions of matter, machines, methods, and processes (“Inventions”); (iii) information that is not generally known or readily ascertainable through proper means, whether tangible or intangible, including without limitation algorithms, customer lists, ideas, designs, formulas, know-how, methods, processes, programs, prototypes, systems, and techniques (“Confidential Information”); (iv) databases, data compilations and collections and technical data (“Databases”); (v) words, names, symbols, devices, designs, and other designations, and combinations of the preceding items, used to identify or distinguish a business, good, group, product, or service or to indicate a form of certification, including without limitation logos, trade names, trade dress, trademarks and service marks (“Trademarks”); (vi) domain names, web addresses and sites (“Domain Names”); and (vii) devices, prototypes, designs and schematics.

(ll)            “Intellectual Property Rights” shall mean all rights in, arising out of, or associated with Intellectual Property (including the right to enforce and recover remedies) in any jurisdiction, including without limitation the following Intellectual Property:  (1)  Works of Authorship, including without limitation rights in databases and rights granted under the Copyright Act; (2) Databases; (3)  Inventions, including without limitation rights granted under the Patent Act (“Patent Rights”); (4) Trademarks, including without limitation rights granted under the Lanham Act; (5) Confidential Information, including without limitation rights granted under the Uniform Trade Secrets Act (“Trade Secret Rights”); (6) a person’s name, voice, signature, photograph, or likeness, including without limitation rights of personality, privacy, and publicity; (7) rights of attribution and integrity and other moral rights of an author, including the right of the author to be known as the author of his/her work, to prevent others from being named as the author of his/her work, to prevent others from making deforming or derogatory changes in his/her work in a manner that reflects negatively on or would be prejudicial to his/her professional standing, his/her goodwill, dignity, honor or reputation (including the rights of an author under Section 45 of the Israeli Copyright Law 2007 or under any other similar provision of any Legal Requirement of any applicable jurisdiction) (“Moral Rights”); and (8) Domain Names.

(mm)        “International Employee Plan” shall mean each Company Employee Plan or Employee Agreement that has been adopted, contributed to, required to be contributed to, or maintained by the Company, any of its Subsidiaries or any ERISA Affiliate, whether formally or informally, or with respect to which the Company or any ERISA Affiliate will or may have any liability, for the benefit of Employees who perform services outside the United States.

(nn)         “Intervening Event” shall mean a material event (other than (i) an Alternative Transaction Proposal or a Superior Proposal, and (ii) events to the extent relating to developments in the Company’s progress toward goals set forth in its business plan) arising after the date of this Agreement, that was not known by the Company’s Board of Directors as of the date hereof nor reasonably foreseeable by the Company’s Board of Directors as of or prior to the date hereof, which becomes known to the Company’s Board of Directors prior to the receipt of the Company Stockholder Approval.

(oo)         “IRS” shall mean the United States Internal Revenue Service.

(pp)         “Israeli Benefit Plan” shall mean each Company Employee Plan established, maintained, contributed to or required to be established, maintained or contributed to by the Company or its Israeli Subsidiary pursuant to which any current or former employee, director or individual independent contractor of the Company or its Israeli Subsidiary who is resident in Israel has any current or future right to benefits, including, without limitation, Manager’s Insurance (Bituach Menahalim) or other provident or pension funds which are not government-mandated but were set up by the Company or its Israeli Subsidiary, whether or not satisfying Company’s legal obligation to pay statutory severance pay under the Israeli Severance Pay Law, 5723-1963.

(qq)         “Israeli Subsidiary” shall mean GuruNet Israel Ltd. an Israeli corporation and a wholly owned subsidiary of the Company.

(rr)           “ITA” shall mean the Israeli Tax Authority.

(ss)          “ITO” shall mean the Israeli Income Tax Ordinance (New Version), 1961, as amended, and all rules and regulations promulgated thereunder.

(tt)           “knowledge” (or “known” or other terms of similar import) shall mean, with respect to any fact, circumstance, event or other matter in question: (i) with respect to the Company, the actual knowledge of any of the executive officers of the Company set forth on Schedule 1.1(tt)(A); and (ii) with respect to Parent or Merger Sub, the actual knowledge of any of the executive officers of Parent set forth on Schedule 1.1(tt)(B).

(uu)         “Last Series A Dividend Payment Date” shall mean the Dividend Payment Date (as defined in the Series A Certificate of Designation) with respect to the Company Series A Preferred Stock last occurring immediately prior to the Effective Time.

(vv)         “Last Series B Dividend Payment Date” shall mean the Dividend Payment Date (as defined in the Series B Certificate of Designation) with respect to the Company Series B Preferred Stock last occurring immediately prior to the Effective Time.

(ww)        “Legal Requirements” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, order, decree, directive, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity.

(xx)           “Liabilities” shall mean the Indebtedness, liabilities and other obligations of a Person, whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, known or unknown, including those arising under any Legal Requirement or Contract.

(yy)         “Lien” shall mean any mortgage, deed of trust, lien, pledge, charge, security interest, title retention device, collateral assignment, restriction or other encumbrance of any kind in respect of an asset, tangible or intangible (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

(zz)           “made available” shall mean that the Company has posted such materials, to the virtual data room managed by the Company hosted at the following IP address, on or before 5:00 p.m. Pacific on February 1, 2011: https://datasite.merrillcorp.com/bidder/dashboard.do?loginId=993402&locale=en

; provided, that (1) with respect to (i) the option agreements listed on Section 3.2(b)(ii) of the Company Disclosure Letter, and (ii) the agreements relating to the FAQ farm acquisition listed on Section 3.16(b)(i)(7) of the Company Disclosure Letter, “made available” shall mean that the Company has sent such agreements in CD or hard copy form to Parent’s legal counsel via Federal Express, on January 28, 2011, and (2) with respect to the materials set forth on Schedule 1.1(zz), “made available” shall mean that the Company has posted such materials to the virtual data room managed by the Company hosted at the IP address set forth above at the times and dates set forth on such Schedule 1.1(zz).

(aaa)        “Material Adverse Effect” shall mean, when used in connection with an entity, any change, event, circumstance, condition or effect (any such item, an “Effect”), individually or in the aggregate, and taken together with all other Effects, (i) that has had, or would reasonably be expected to have, a material adverse effect on the financial condition, business, assets (including intangible assets), liabilities, operations or results of operations of such entity and its Subsidiaries, taken as a whole, or (ii) that materially impedes, or that would reasonably be expected to materially impede, the authority or ability of such entity to consummate the Merger and the other transactions contemplated by this Agreement in accordance with the terms hereof and applicable Legal Requirements; provided, however, that no Effect to the extent resulting from or arising out of any of the following (either by itself or when aggregated or taken together with any and all other such Effects), shall be deemed to be or constitute a “Material Adverse Effect,” and no Effect (either by itself or when aggregated or taken together with any and all other such Effects) to the extent resulting from or arising out of any of the following shall be taken into account when determining whether or not a “Material Adverse Effect” has occurred:

(i)             general economic conditions (or changes in such conditions) in the United States, Israel, or any other country or region in the world, or general conditions in the global economy generally;

(ii)            conditions (or changes in such conditions) in the securities markets, capital markets, credit markets, currency markets or other financial markets in the United States, Israel or any other country or region in the world, including (A) changes in interest rates in the United States, Israel or any other country or region in the world, and changes in exchange rates for the currencies of any such countries, and (B) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States, Israel or any other country or region in the world;

(iii)           general conditions (or changes in such conditions) in the industry or industries in which such entity and its Subsidiaries (if applicable) operate;

(iv)           political conditions (or changes in such conditions) in the United States, Israel or any other country or region in the world, or acts of war, sabotage, armed hostilities or terrorism (including any escalation or general worsening of any such acts of war, sabotage, armed hostilities or terrorism) in the United States, Israel or any other country or region in the world where the entity or its Subsidiaries have material operations;

(v)            changes in Legal Requirements, GAAP or other accounting standards (or, in each case, the interpretation by any Governmental Entity thereof);

(vi)           to the extent applicable, changes in such entity’s stock price or the trading volume of such entity’s stock, in and of itself, provided, that any underlying cause of, or Effect  resulting in, such changes may be taken into account in determining whether there has been a Material Adverse Effect;

(vii)          any failure by such entity to meet any internal or third-party financial projections, estimates, expectations or forecasts, in each case, of its revenues or earnings, in and of itself, provided, that any underlying cause of, or Effect resulting in, such failure may be taken into account in determining whether there has been a Material Adverse Effect;

(viii)         the execution, delivery or announcement of this Agreement or the pendency or consummation of the transactions contemplated hereby;

(ix)           in the case of any Effect with respect to the Company, any action taken, or the failure to take any action, by the Company or any of its Subsidiaries, in each case which Parent has specifically approved, consented to, or requested in writing (other than, for the sake of clarity, the taking of any action required by this Agreement or the failure to take any action prohibited by this Agreement);

provided, that (1), with respect to any entity, any Effect resulting from or arising out of the matters described in clauses (i) through (v) above may be taken into account when determining whether an Effect has a “Material Adverse Effect,” but only if and to the extent that such Effect has, or would reasonably be expected to have, a disproportionately adverse impact on such entity and its Subsidiaries, taken as a whole, as compared to other companies that conduct business in the industry or industries in which such entity and its Subsidiaries conduct business, and (2) with respect to the Company, notwithstanding anything to the contrary contained in this Agreement, any of the Effects listed in Schedule 1.1(aaa) shall be deemed to constitute a Material Adverse Effect.

(bbb)       “Medicare Part D” shall mean Part D of the Medicare Prescription Drug Improvement and Modernization Act of 2003.

(ccc)        “Merger Sub Common Stock” shall mean the common stock, par value $0.001 per share, of Merger Sub.

(ddd)       “NIS” shall mean New Israeli Shekels.

(eee)        “Open Source License” shall mean (i) any so-called “open source”, “copyleft”, “freeware”, or “general public” license, (ii) any license that is substantially similar to those listed at http://www.opensource.org/licenses/, and (iii) any license that (a) requires the licensor to permit reverse-engineering of the licensed technology (such as software) or other technology incorporated into, derived from, or distributed with such licensed technology or (b) that requires the licensed technology or other technology incorporated into, derived from, or distributed with such licensed technology (1) be distributed in source code form, (2) be licensed for the purpose of making modifications or derivative works, (3) be distributed at no charge, or (4) be distributed with certain notices or licenses (e.g., copyright notices or warranty disclaimers).

(fff)          “Open Source Software” shall mean any software or computer program that is distributed under an Open Source License (including but not limited to the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), the GNU Affero General Public License, Mozilla Public License (MPL), BSD licenses, the Artistic License (e.g., PERL), the Netscape Public License, the Sun Community Source License (SCSL) the Sun Industry Standards License (SISL), QT Free Edition License, IBM Public License, Bitkeeper, and the Apache License).

(ggg)       “Parent Termination Fee” shall mean an amount in cash equal to $7,600,000.

(hhh)       “Pension Plan” shall mean each Company Employee Plan that is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA.

(iii)           “PEO Plan” shall mean each Company Employee Plan that is sponsored by Administaff, Inc.

(jjj)           “Permitted Lien” shall mean (i) liens for Taxes not yet due and payable, or liens for Taxes that are being contested in good faith by appropriate proceedings and for which adequate accruals or reserves have been established on the Company Balance Sheet in accordance with GAAP, and (ii) statutory, common law or civil law liens in favor of carriers, warehousemen, mechanics and materialmen to secure claims for labor, materials or supplies arising or incurred in the ordinary course of business not yet due and payable or being contested in good faith by appropriate proceedings and for which adequate accruals or reserves have been established on the Company Balance Sheet.

(kkk)        “Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

(lll)           “Proxy Statement” shall mean the proxy statement to be filed by the Company with the SEC in connection with the solicitation of proxies from Company stockholders for the Company Stockholder Approval, as amended or supplemented.

(mmm)     “PTO” shall mean the United States Patent and Trademark Office.

(nnn)       “Registered Intellectual Property” shall mean all Intellectual Property Rights, that are the subject of an application, certificate, filing, registration, or other document issued by, filed with, or recorded by, any state, government, or other public legal authority at any time in any jurisdiction, including without limitation all applications, reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations, and continuations-in-part associated with Patent Rights.

(ooo)       “SEC” shall mean the United States Securities and Exchange Commission.

(ppp)       “Securities Act” shall mean the Securities Act of 1933, as amended.

(qqq)       “Series A Certificate of Designations” means that certain Certificate of Designations, Numbers, Voting Powers, Preferences and Rights of the Company Series A Preferred Stock.

(rrr)          “Series A Merger Consideration” shall mean, for each share of Company Series A Preferred Stock, an amount of cash equal to the product of (i) a quotient, the numerator of which is the sum of (A) $101.76, plus (B) accrued interest at the rate of six percent (6%) per annum accrued daily on the principal amount of $101.76 calculated for the period beginning the day after the Last Series A Dividend Payment Date until the Effective Time, and the denominator of which is $4.50, multiplied by (ii) $10.50, without interest.

(sss)        “Series B Certificate of Designations” means that certain Certificate of Designations, Numbers, Voting Powers, Preferences and Rights of the Company Series B Preferred Stock (together with the Series A Certificate of Designations, the “Certificates of Designations”).

(ttt)          “Series B Merger Consideration” shall mean, for each share of Company Series B Preferred Stock, an amount of cash equal to the product of (i) a quotient, the numerator of which is the sum of (A) $100.00, plus (B) accrued interest at the rate of six percent (6%) per annum accrued daily on the principal amount of $100.00 calculated for the period beginning the day after the Last Series B Dividend Payment Date until the Effective Time, and the denominator of which is $5.50, multiplied by (ii) $10.50, without interest.

(uuu)       “Shrink-Wrapped Code” shall mean generally commercially available binary code software (other than development tools and development environments) where available for a cost of not more than $10,000 for a perpetual license for a single user or work station (or $75,000 in the aggregate for all users and work stations).

(vvv)       “Source Code” shall mean computer software and code, in form other than object code form, including related programmer comments and annotations, help text, data and data structures, instructions and procedural, object-oriented and other code, which may be printed out or displayed in human readable form.

(www)     “Subsidiary” or “subsidiary” shall mean, when used with respect to any party, any corporation, association, business entity, partnership, limited liability company or other Person of which such party, either alone or together with one or more Subsidiaries or by one or more Subsidiaries (i) directly or indirectly owns or controls securities or other interests representing more than fifty percent (50%) of the voting power of such Person,  ,or (ii) is entitled, by Contract or otherwise, to elect, appoint or designate directors constituting a majority of the members of such Person’s board of directors or other governing body.

(xxx)         “Superior Proposal” shall mean, with respect to the Company, an unsolicited, bona fide written offer made by a Third Party to acquire, directly or indirectly, pursuant to a tender offer, exchange offer, merger, consolidation or other business combination transaction, (i) all or substantially all of the consolidated assets of the Company and its Subsidiaries, or (ii) eighty percent (80%) or more of the outstanding voting securities of the Company and as a result of which the stockholders of the Company immediately preceding such transaction would hold less than forty-five percent (45%) of the equity interests in the surviving or resulting entity of such transaction and any direct or indirect parent or subsidiary thereof, on terms that the Board of Directors of the Company has in good faith concluded (after consultation with its outside financial advisor and its outside legal counsel), taking into account, among other things, all relevant legal, financial, regulatory, timing and other aspects of the offer and the Person making the offer, (A) is more favorable, from a financial point of view, to the Company’s stockholders (in their capacities as stockholders) than the terms of this Agreement (after giving effect to any adjustments to the terms of this Agreement proposed by Parent in writing), (B) provides for consideration consisting exclusively of cash and/or publicly traded securities, (C) has financing that is fully committed, the conditions to which are no less favorable, in the aggregate, than those relating to the Debt Financing, and (D) is reasonably likely to receive all required governmental approvals on a timely basis and otherwise reasonably likely to be consummated on the terms proposed.

(yyy)       “Third Party” shall mean a Person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) other than Parent or its controlled affiliates.

(zzz)         “Triggering Event” shall be deemed to have occurred if: (i) the Company shall have failed to call or hold the Company Stockholders’ Meeting in accordance with Section 6.2(a); (ii) a Change of Recommendation shall have been effected; (iii) the Company shall have failed to include in the Proxy Statement mailed to the Company’s stockholders the recommendation of its Board of Directors in favor of the adoption of this Agreement; (iv) the Company’s Board of Directors shall have failed to reaffirm (publicly, if so requested by Parent) its recommendation in favor of the adoption of this Agreement within four (4) Business Days after Parent delivers to the Company a request in writing that such recommendation be reaffirmed; (v) the Company’s Board of Directors (or any duly constituted or designated committee thereof) shall have approved or recommended any Alternative Transaction Proposal; (vi) the Company shall have entered into an agreement providing for, or a letter of intent, memorandum of understanding, term sheet or similar arrangement contemplating, an Alternative Transaction Proposal (other than a confidentiality agreement as contemplated by Section 6.3(c)(i)); or (vii) a tender or exchange offer relating to its securities shall have been commenced by a Third Party and the Company shall not have sent to its stockholders pursuant to Rule 14e-2 promulgated under the Securities Act, within ten (10) Business Days after such tender or exchange offer is first published, sent or given, a statement disclosing that the Board of Directors of the Company recommends rejection of such tender or exchange offer.

(aaaa)      “Trustee” shall mean the trustee appointed by the Israeli Subsidiary in accordance with the provisions of the ITO, and approved by the ITA, with respect to securities granted or issued under Section 102 of the ITO, which is currently Tamir Fishman Trusts 2004 Ltd. and any replacement thereof in accordance with the terms of this Agreement and the Company Stock Plans.

(bbbb)     “Unvested Company Option” shall mean each Company Option outstanding immediately prior to the Effective Time that is unvested and may not be exercised by the holder thereof prior to the Closing Date or on account of the Closing.

(cccc)      “Vested Company Option” shall mean (i) each Company Option outstanding immediately prior to the Effective Time that is vested and may be exercised by the holder thereof prior to the Closing Date or becomes vested on account of the Closing, and (ii) each Company Option outstanding immediately prior to the Effective Time that is held by a non-employee director of the Company, whether or not vested at such time.

(dddd)     “Voting Debt” shall mean any bonds, debentures, notes or other Indebtedness of the Company or any of its Subsidiaries (i) having the right to vote on any matters on which stockholders may vote (or which is convertible into, or exchangeable for, securities having such right) or (ii) the value of which is any way based upon or derived from capital or voting stock of the Company.

(eeee)      “WARN” shall mean the Worker Adjustment and Retraining Notification Act, as amended.

1.2            Additional Defined Terms.  The following capitalized terms shall have the respective meanings set forth in the respective Sections of this Agreement set forth opposite each such respective terms below:

Term	Section
Agreement	Preamble
Alternative Debt Commitment Letters	6.17(c)
Alternative Financing	6.17(c)
Antitrust Counsel Only Material	6.6(b)
Antitrust Restraint	6.6(e)
Bankruptcy and Equity Exception	3.3(a)
Certificates of Designations	1.1(sss)
Certificate of Merger	2.2
Certificates	2.8(c)
Change of Recommendation Notice	6.3(d)(iii)
Clearance Date	6.2(a)
Closing	2.2
Closing Date	2.2
Code	2.9(a)
Company	Preamble
Company Balance Sheet	3.4(b)
Company Charter Documents	3.1(b)
Company Disclosure Letter	Article III
Company Environmental Permits	3.12(b)
Company Financials	3.4(b)
Company Material Contract	3.16(a)
Company SEC Reports	3.4(a)
Company Stockholder Approval	3.3(a)
Company Stockholders’ Meeting	6.2(a)
Confidentiality Agreement	6.4(a)
Confidential Information	1.1(kk)
Consultant Proprietary Information Agreements	3.8(e)
Continuing Employee	6.9(b)(i)
Continuing Employees	6.9(b)(i)
Databases	1.1(kk)
Debt Commitment Letters	4.3(a)
Debt Financing	4.3(a)
Debt Financing Documents	4.3(b)
Delaware Law	RECITALS
Dissenting Shares	2.7(a)
Domain Names	1.1(kk)
Effect	1.1(aaa)
Effective Time	2.2
Employee Proprietary Information Agreements	3.8(e)
Engagement Letter	3.13
Exchange Agent	2.8(a)
Exchange Fund	2.8(b)
Expense Cap	8.3(b)(ii)
Fairness Opinion	3.18

Term	Section
GAAP	3.4(b)
Governmental Authorizations	3.11(b)
Indemnified Parties	6.10(a)
Inventions	1.1(kk)
Investment Center	3.8(v)
Israeli Government Grants	3.8(v)
Israeli Options Tax Rulings	6.18(a)(ii)
Israeli Tax Certificate	2.9(b)
Israeli Tax Rulings	6.18(a)(ii)
Israeli Withholding Tax Ruling	6.18(a)(ii)
Leased Real Property	3.7(a)
Liability Limitation	8.3(c)(ii)
Merger	2.1
Merger Consideration	2.6(a)(i)
Merger Sub	Preamble
Moral Rights	1.1(ll)
Necessary Consents	3.3(c)
New Financing Commitments	6.17(d)
Non-Breach Financing Failure	8.3(c)(ii)
Option Merger Consideration	2.6(e)(i)
Outside Date	8.1(b)
Parent	Preamble
Parent Employee Plan	6.9(b)(i)(A)
Patent Rights	1.1(ll)
Representatives	6.3(a)
Returns	3.6(b)(i)
Significant Vendor	3.19
Solvent	4.7
Specified Person	8.3(c)(ii)
Subsidiary Charter Documents	3.1(b)
Surviving Corporation	2.1
Systems	3.8(s)
Tax	3.6(a)
Taxes	3.6(a)
Trade Secret Rights	1.1(ll)
Trademarks	1.1(kk)
Unvested Option Merger Consideration	2.6(e)(ii)
Warrant Merger Consideration	2.6(b)
Works of Authorship	1.1(kk)
Vesting Event	2.6(e)(ii)
Voting Agreements	RECITALS

ARTICLE II
THE MERGER

2.1            The Merger.  At the Effective Time and subject to and upon the terms and conditions of this Agreement and the applicable provisions of Delaware Law, Merger Sub shall be merged with and into the Company (the “Merger”), the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation and as a wholly owned subsidiary of Parent.  The surviving corporation after the Merger is hereinafter sometimes referred to as the “Surviving Corporation.”

2.2            Effective Time; Closing.  Subject to the provisions of this Agreement, the parties hereto shall cause the Merger to be consummated by filing a Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the relevant provisions of Delaware Law (the “Certificate of Merger”) (the time of such filing with the Secretary of State of the State of Delaware, or such later time as may be agreed in writing by the Company and Parent and specified in the Certificate of Merger, being the “Effective Time”) as soon as practicable after the closing of the Merger (the “Closing”).  The Closing shall take place at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, located at 650 Page Mill Road, Palo Alto, California, at a time and date to be specified by the parties, which shall be no later than the second Business Day after the satisfaction or waiver of the conditions set forth in Article VII (other than those that by their terms are to be satisfied or waived at the Closing), or at such other time, date and location as the parties hereto agree in writing.  The date on which the Closing occurs is referred to herein as the “Closing Date.”

2.3            Effect of the Merger.  At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of Delaware Law.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

2.4            Certificate of Incorporation and Bylaws.  Unless otherwise determined by Parent prior to the Effective Time, at the Effective Time, the Certificate of Incorporation of the Company shall be amended and restated in its entirety to be identical to the Certificate of Incorporation attached hereto as Exhibit B, until thereafter amended in accordance with Delaware Law and as provided in such Certificate of Incorporation. Unless otherwise determined by Parent prior to the Effective Time, at the Effective Time, the Bylaws of the Company shall be amended and restated in their entirety to be identical to the Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, until thereafter amended in accordance with Delaware Law and as provided in such Bylaws; provided, however, that at the Effective Time, the Bylaws shall be amended so as to comply with Section 6.10(a).

2.5            Directors and Officers.  Unless otherwise determined by Parent prior to the Effective Time, (a) the initial directors of the Surviving Corporation shall be the directors of Merger Sub immediately prior to the Effective Time, until their respective successors are duly elected or appointed and qualified, (b) the initial officers of the Surviving Corporation shall be the officers of the Merger Sub immediately prior to the Effective Time, until their respective successors are duly appointed, and (c) Parent, the Company and the Surviving Corporation shall cause the directors and officers of Merger Sub immediately prior to the Effective Time to be the directors and officers, respectively of each of the Company’s Subsidiaries  immediately after the Effective Time, each to hold office as a director or officer of each such Subsidiary in accordance with the provisions of the laws of the respective jurisdiction of organization and the respective bylaws or equivalent organizational documents of each such Subsidiary.

2.6            Effect on Capital Stock.  Upon the terms and subject to the conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any shares of capital stock of the Company, the following shall occur:

(a)            Company Stock.

(i)             Each share of Company Stock issued and outstanding immediately prior to the Effective Time, other than any shares of Company Stock to be cancelled pursuant to Section 2.6(c), shall be cancelled and extinguished and automatically converted (subject to Section 2.7) into the right to receive (i) with respect to each share of Company Common Stock, the Common Stock Merger Consideration, (ii) with respect to each share of Company Series A Preferred Stock, the Series A Merger Consideration, and (iii) with respect to each share of Company Series B Preferred Stock, the Series B Merger Consideration (the Common Stock Merger Consideration, the Series A Merger Consideration and the Series B Merger Consideration, together, the “Merger Consideration”), in each case upon surrender of the certificate representing such share of Company Stock in the manner provided in Section 2.8 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in the manner provided in Section 2.11).

(ii)            Any amounts payable pursuant to this Section 2.6(a) in respect of Company Common Stock acquired upon the exercise of Vested Company Options granted under Section 102 of the ITO shall be delivered promptly after the Closing Date and in accordance with the Israeli Option Tax Ruling, if obtained, to the Trustee and held in trust by the Trustee pursuant to the applicable provisions of Section 102 and the Israeli Options Tax Ruling, if obtained.  Such amounts shall be released by the Trustee, together with any interest earned thereon by virtue of the investment of such amounts by the Trustee, in accordance with the terms and conditions of Section 102 of the ITO, the Option Tax Ruling, if obtained, and the trust documents governing the trust held by the Trustee.

(b)            Company Warrants.  Following the Effective Time, all Company Warrants shall represent only the right, upon the valid exercise thereof, if any, to receive the Common Stock Merger Consideration payable upon the shares of Company Common Stock previously issuable upon exercise of such Company Warrants as determined below, and shall in no event be exercisable for any equity securities of Parent, the Company or any of their Subsidiaries.  In addition, prior to the Effective Time, the Company shall cause all holders of Company Warrants to either fully exercise such Company Warrants prior to the close of business on the second (2nd) Business Day prior to the Effective Time or agree in writing (in an agreement reasonably acceptable to Parent) that such Company Warrants shall be terminated upon the Effective Time, provided that the holder of any such terminated Company Warrant shall be entitled to receive, following the Effective Time, upon surrender of the certificate representing such Company Warrant, only an amount of cash, without interest, equal to the product of (x) the number of shares of Company Common Stock issuable upon exercise of such Company Warrant multiplied by (y) an amount equal to the excess, if any, of the Common Stock Merger Consideration over the per share exercise price in effect for such Company Warrant (the “Warrant Merger Consideration”).  Any notice or other materials to be submitted by or on behalf of the Company to the holders of Company Warrants shall be subject to Parent’s reasonable review and approval.

(c)            Cancellation of Treasury and Parent Owned Stock.  Each share of Company Common Stock or Company Preferred Stock held by the Company or Parent, or any direct or indirect wholly owned Subsidiary of the Company or of Parent, immediately prior to the Effective Time shall be cancelled and extinguished without any conversion thereof.

(d)            Capital Stock of Merger Sub.  Each share of Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock, no par value, of the Surviving Corporation.  Each certificate evidencing ownership of shares of Merger Sub Common Stock shall evidence ownership of such shares of capital stock of the Surviving Corporation.

(e)            Stock Options.

(i)            At the Effective Time, except as otherwise agreed to by Parent and a holder of a Company Option, without any action on the part of the holders of Company Options, each outstanding Vested Company Option, to the extent unexercised as of the Effective Time, shall no longer represent the right to acquire Company Common Stock, and, except as otherwise specifically provided in an agreement between the Parent and the holder of any such Vested Company Option, each such Vested Company Option shall be deemed to constitute a right to receive, an amount in cash equal to the excess (if any) of (i) the product of (A) the number of shares of Company Common Stock subject to such Vested Company Option, multiplied by (B) the Common Stock Merger Consideration over (ii) the aggregate exercise price of such Vested Company Option, without interest and less any deductions and required withholding Taxes as specified in Section 2.9 hereof (the “Option Merger Consideration”).

(ii)            At the Effective Time, except as otherwise agreed to by Parent and a holder of a Unvested Company Option, without any action on the part of the holders of Company Options, (i) each outstanding Unvested Company Option, shall no longer represent the right to acquire Company Common Stock, and, (ii) except as otherwise specifically provided in an agreement between the Parent and the holder of any such Unvested Company Option, each such Unvested Company Option shall be deemed to constitute the right to receive, on the same terms and conditions (except as specifically provided in this Agreement) as were applicable to such Unvested Company Option, on each date (each a “Vesting Event”) in which shares of Company Common Stock subject to such Unvested Company Option would have become vested  and exercisable, and provided that the holder of such Unvested Company Option is still employed by the Company or the Parent on such date, an amount in cash equal to the excess (if any) of (i) the product of (A) the number of shares of Company Common Stock subject to such Unvested Option that would have otherwise vested on such Vesting Event, multiplied by (B) the Common Stock Merger Consideration over (ii) the aggregate exercise price of such Unvested Company Option, without interest and less any deductions and required withholding Taxes as specified in Section 2.9 hereof (the “Unvested Option Merger Consideration”).

(iii)           For the avoidance of doubt, no payment shall be made with respect to any Company Option, vested or unvested, if the exercise price of such Company Option exceeds the Common Stock Merger Consideration and such Company Options shall be cancelled and terminated at the Effective Time, without payment in respect thereof

(iv)           Any amounts payable pursuant to this Section 2.6(e) for Vested Company Options granted under Section 102 of the ITO or in respect of Company Common Stock acquired upon the exercise of Vested Company Options granted under Section 102 of the ITO shall be delivered promptly after the Closing Date and in accordance with the Israeli Option Tax Ruling, if obtained, to the Trustee and held in trust by the Trustee pursuant to the applicable provisions of Section 102 and the Israeli Options Tax Ruling, if obtained.  Such amounts shall be released by the Trustee, together with any interest earned thereon by virtue of the investment of such amounts by the Trustee, in accordance with the terms and conditions of Section 102 of the ITO, the Option Tax Ruling, if obtained, and the trust documents governing the trust held by the Trustee. Any amounts payable pursuant to this Section 2.6(e) for Unvested Company Options granted under Section 102 of the ITO shall be delivered promptly after each Vesting Event, and in accordance with the Option Tax Ruling, if obtained, to the Trustee and held in trust by the Trustee pursuant to the applicable provisions of Section 102 and the Option Tax Ruling, if obtained.  Such amounts shall be released by the Trustee, together with any interest earned thereon by virtue of the investment of such amounts by the Trustee (after the receipt of the amounts from the Parent), in accordance with the terms and conditions of Section 102 of the ITO, the Israeli Option Tax Ruling, if obtained, and the trust documents governing the trust held by the Trustee.

(v)            Prior to the Effective Time, the Company shall take any and all actions necessary to effectuate this Section 2.6(e), including, without limitation, adopting any plan amendments and obtaining any required consents. Except as otherwise provided in the individual grant agreements related to the Company Options, no acceleration of the vesting of the Company Options shall take place as a result of the consummation of the Merger.  The amount to be paid in respect of the Company Options shall be deemed to be full payment and satisfaction of all rights pertaining to such Options.

(f)             Adjustments to Merger Consideration.  The Common Stock Merger Consideration, the Series A Merger Consideration, the Series B Merger Consideration and the Option Merger Consideration shall be adjusted to reflect fully the appropriate effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock or Company Preferred Stock, as the case may be), reorganization, recapitalization, reclassification or other like change with respect to Company Common Stock or Company Preferred Stock, as the case may be, having a record date on or after the date hereof and prior to the Effective Time.

2.7            Dissenting Shares.

(a)            Notwithstanding any other provisions of this Agreement to the contrary, any shares of Company Common Stock held by a holder who has not effectively withdrawn or lost such holder’s appraisal rights under Section 262 of Delaware Law (collectively, the “Dissenting Shares”), shall not be converted into or represent a right to receive the applicable consideration for Company Common Stock set forth in Section 2.6, but the holder thereof shall only be entitled to such rights as are provided by and in accordance with Delaware Law.

(b)            Notwithstanding the provisions of Section 2.7(a), if any holder of Dissenting Shares shall effectively withdraw or lose (through failure to perfect or otherwise) such holder’s appraisal rights under Delaware Law, then, as of the later of the Effective Time and the occurrence of such event, such holder’s shares shall automatically be converted into and represent only the right to receive the consideration for Company Common Stock set forth in Section 2.6, without interest thereon, upon surrender of the certificate representing such shares.

(c)            The Company shall give Parent (i) prompt notice of any written demand for appraisal received by the Company pursuant to the applicable provisions of Delaware Law, and (ii) the opportunity to participate in any negotiations and proceedings with respect to such demands.  The Company shall not, except with the prior written consent of Parent, make any payment with respect to any such demands or offer to settle or settle any such demands.  Any written communication to be made by the Company to any holder of Company Common Stock with respect to such demands shall be submitted to Parent in advance and shall not be presented to any holder of Company Common Stock prior to the Company receiving Parent’s consent.

2.8            Surrender of Certificates.

(a)            Exchange Agent.  Parent shall select an institution reasonably acceptable to the Company (whose consent shall not be unreasonably withheld or delayed) to act as the exchange agent (the “Exchange Agent”) for the Merger and the payment of the Merger Consideration.

(b)            Parent to Provide Cash.  Prior to the Effective Time, Parent shall enter into an agreement with the Exchange Agent (to be effective as of the Effective Time) that shall provide that Parent shall, or shall cause Merger Sub to, make available to the Exchange Agent, for exchange in accordance with this Article II, the aggregate Merger Consideration and Warrant Merger Consideration payable pursuant to Section 2.6, and either Parent or Merger Sub shall deposit such consideration with the Exchange Agent on the Closing Date (unless the Closing occurs after 12:00 p.m., Pacific time, in which case, such deposit shall be made on the first Business Day following the Closing Date).  Any cash deposited with the Exchange Agent shall hereinafter be referred to as the “Exchange Fund.”

(c)            Exchange Procedures.  Promptly following the Effective Time, Parent shall instruct the Exchange Agent to mail to each holder of record of certificates or instruments evidencing the Company Common Stock, Company Preferred Stock or Company Warrants that were outstanding immediately prior to the Effective Time (collectively, the “Certificates”) and which were converted into the right to receive the applicable portion of the Merger Consideration pursuant to Section 2.6, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent, and shall be in such form and have such other customary provisions as Parent and/or the Exchange Agent may reasonably specify, including customary provisions with respect to delivery of an “agent’s message” with respect to shares held in book-entry form), and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the applicable portion of the Merger Consideration.  Upon surrender of Certificates for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by Parent or the Exchange Agent (including any required Internal Revenue Service Form W-9 or Form W-8, and any form, declaration, or certificate required under the Israeli Withholding Tax Ruling, if obtained), the holders of such Certificates shall be entitled to receive in exchange therefor a check or wire transfer in the amount of U.S. dollars representing the applicable portion of the Merger Consideration that such holders have the right to receive pursuant to Section 2.6 (subject to any applicable withholding Tax as specified in Section 2.9), and the Certificates so surrendered shall forthwith be cancelled.  Until so surrendered, outstanding Certificates shall be deemed from and after the Effective Time, for all corporate purposes, to evidence only the right to receive upon surrender thereof the applicable portion of the Merger Consideration that the holders thereof have the right to receive pursuant to Section 2.6.  No interest will be paid or accrued on any cash payable to holders of Certificates pursuant to this Agreement.  In the event of a transfer of ownership of Company Common Stock or Company Preferred Stock or Company Warrants that is not registered in the transfer records of the Company, the applicable portion of the Merger Consideration that the holder thereof has the right to receive pursuant to Section 2.6 may paid to a transferee if the Certificate representing such Company Common Stock, Company Preferred Stock or Company Warrants is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid.

(d)            No Liability.  Notwithstanding anything to the contrary in this Section 2.8 or in Section 2.9, neither the Exchange Agent, the Surviving Corporation nor any party hereto shall be liable to a holder of Company Common Stock, Company Preferred Stock, Company Warrants or Company Options for any amount paid to a public official pursuant to any applicable abandoned property, escheat or similar Legal Requirement.

(e)            Investment of Exchange Fund.  The Exchange Agent shall invest the cash included in the Exchange Fund as directed by Parent on a daily basis; provided that no such investment or loss thereon shall affect the amounts payable to holders of Company Common Stock, Company Preferred Stock, Company Warrants or Company Options pursuant to this Article II.  Any interest and other income resulting from such investment shall become a part of the Exchange Fund, and any amounts in excess of the amounts payable to holders of Company Common Stock, Company Preferred Stock, Company Warrants or Company Options pursuant to this Article II shall promptly be paid to Parent.

(f)            Termination of Exchange Fund.  Any portion of the Exchange Fund which remains undistributed to the holders of Certificates twelve (12) months after the Effective Time shall, at the request of the Surviving Corporation, be delivered to the Surviving Corporation or otherwise according to the instruction of the Surviving Corporation, and any holders of the Certificates who have not surrendered such Certificates in compliance with this Section 2.8 shall after such delivery to the Surviving Corporation, subject to Section 2.8(e), look only to the Surviving Corporation solely as general creditors for the cash constituting the Merger Consideration (which shall not accrue interest) pursuant to Section 2.6(a).

2.9            Tax Withholding.

(a)            Required Withholding.  Each of Parent, the Exchange Agent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement such amounts as they in good faith reasonably determine to be required to be deducted or withheld therefrom under the Internal Revenue Code of 1986, as amended (the “Code”), or any other applicable Legal Requirement.  To the extent such amounts are so deducted or withheld, the amount of such consideration shall be treated for all purposes under this Agreement as having been paid to the Person to whom such consideration would otherwise have been paid.  No withholding shall be required under the Code with respect to payments to holders of Company Stock or Company Warrants in respect thereof, provided that such holders provide properly completed Internal Revenue Service Forms W-9 or Forms W-8, as applicable.

(b)            Israeli Withholding.  Notwithstanding Section 2.9(a) above, Parent, the Exchange Agent or the Surviving Corporation shall be entitled to withhold from any consideration payable or otherwise deliverable pursuant to this Agreement such amounts as Parent, the Exchange Agent or the Surviving Corporation may, in their discretion, determine are required to be deducted or withheld therefrom under the ITO; provided, however, that if the Parent, the Exchange Agent or the Surviving Corporation are provided at least three (3) Business Days prior to any payment payable pursuant to this Agreement with what Parent, the Exchange Agent or the Surviving Corporation determines in their reasonable discretion to be a valid approval or ruling issued by the ITA (including the Israeli Withholding Tax Ruling and/or the Israeli Option Tax Ruling, if obtained) regarding the deduction or withholding of Tax (including the reduction of Tax to be withheld, an exemption from withholding or any other instructions regarding the payment of withholding) (the “Israeli Tax Certificate”) from any consideration payable to such payee hereunder, then the withholding (if any) of any amounts under the ITO or any other applicable Legal Requirement, if any, from the consideration payable to such payee hereunder, and the payment of the consideration or any portion thereof, shall be made only in accordance with the provisions of such Israeli Tax Certificate.

2.10          No Further Ownership Rights in any Company Securities.  The aggregate Merger Consideration paid upon the surrender for exchange of Company Common Stock, Company Preferred Stock and Company Warrants in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such Company Common Stock, Company Preferred Stock and Company Warrants, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Common Stock, Company Preferred Stock and Company Warrants which were outstanding immediately prior to the Effective Time.  If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Article II.

2.11          Lost, Stolen or Destroyed Certificates.  In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such cash constituting the applicable portion of the Merger Consideration; provided, however, that Parent or Exchange Agent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent, the Company or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

2.12          Further Action.  At and after the Effective Time, the officers and directors of Parent and the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company and Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company and Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure letter of the Company addressed to Parent and Merger Sub, dated as of the date hereof and delivered to Parent and Merger Sub concurrently with the parties’ execution of this Agreement (the “Company Disclosure Letter”), referencing a representation or warranty herein (it being understood that (i) the Company Disclosure Letter shall be arranged in sections and subsections corresponding to the sections and subsections contained in this Article III, (ii) the disclosures in any section or subsection of the Company Disclosure Letter shall qualify the applicable representations and warranties in the corresponding section or subsection of this Article III and, in addition, the representations and warranties in other sections or subsections in this Article III to the extent it is reasonably apparent to a reasonable person who has read such reference on the face of such disclosures that such disclosures are applicable to such other sections or subsections, and (iii) such disclosures in the Company Disclosure Letter relating to the representations and warranties in this Article III shall also be deemed to be representations and warranties made by the Company under this Article III), and as further understood that the inclusion of any information in the Company Disclosure Letter shall not be deemed to be an admission or acknowledgement, in and of itself, that such information is required by the terms hereof to be disclosed, is material or has resulted in a Material Adverse Effect on the Company or is outside the ordinary course of business or not consistent with past practice, the Company represents and warrants to Parent and Merger Sub as follows:

3.1            Organization; Standing and Power; Charter Documents; Subsidiaries.

(a)            Organization; Standing and Power.  The Company and each of its Subsidiaries (i) is a corporation or other organization duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization (except, in the case of good standing, for entities organized under the laws of any jurisdiction that does not recognize such concept), (ii) has the requisite power and authority to own, lease and operate its properties and to carry on its business as currently conducted and as currently contemplated to be conducted, and (iii) is duly qualified or licensed to do business and in good standing as a foreign corporation in each jurisdiction in which the character or location of its assets or properties (whether owned, leased or licensed) or the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed to do business and to be in good standing would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(b)            Charter Documents.  The Company has made available to Parent true and correct copies of (i) the Certificate of Incorporation, the Certificates of Designations and the By-laws of the Company, each as amended to date (collectively, the “Company Charter Documents”) and (ii) the Certificate of Incorporation and By-laws, or like organizational documents (collectively, “Subsidiary Charter Documents”), of each of its Subsidiaries, and each such instrument is in full force and effect.  The Company is not in violation in any material respect of any of the provisions of the Company Charter Documents and each Subsidiary is not in violation in any material respect of its respective Subsidiary Charter Documents.

(c)            Subsidiaries.  Except for 1,214 ordinary shares par value NIS 1.00 per share of the Israeli Subsidiary (all of which are owned by the Company, free and clear of any Liens (other than Permitted Liens)), which represents all of the outstanding shares of capital stock of the Israeli Subsidiary, the Company does not own, directly or indirectly, any interest or investment in the form of debt, equity or capital stock in, or other equity or voting interests of any nature in, or any interest convertible, exchangeable or exercisable for, capital stock of, or other equity or voting interests of any nature in, any other Person.

(d)            Israeli Subsidiary.

(i)             Section 3.1(d)(i) of the Company Disclosure Letter sets forth the identities of each of the Israeli Subsidiary’s directors and officers.

(ii)            All of the outstanding share capital of the Israeli Subsidiary is duly authorized, validly issued, fully paid and nonassessable, and free of preemptive or similar rights, and are owned by the Company free and clear of all encumbrances and all other limitations or restrictions, including on the right to vote, sell or otherwise dispose of the stock or other ownership interest.  There are no outstanding or authorized options, warrants, rights, agreements or commitments to which the Company or the Israeli Subsidiary is a party or which are binding on either of them providing for the issuance, disposition or acquisition of any capital stock of the Israeli Subsidiary.  There are no outstanding stock appreciation, phantom stock or similar rights with respect to the Israeli Subsidiary.  There are no voting trusts, proxies or other agreements or understandings with respect to the voting of any capital stock of the Israeli Subsidiary.

(iii)           The Israeli Subsidiary does not have any outstanding Indebtedness, including Voting Debt.

3.2            Capital Structure.

(a)            Capitalization.

(i)             The authorized capital stock of the Company consists of:  (i) 100,000,000 shares of Company Common Stock and (ii) 1,000,000 shares of Company Preferred Stock, of which 60,000 shares are designated Company Series A Preferred Stock, and 70,000 shares are designated Company Series B Preferred Stock.  At the close of business on February 2, 2011: (i) 8,133,269 shares of Company Common Stock were issued and outstanding (excluding shares of Company Common Stock held by the Company in its treasury), (ii) zero (0) shares of Company Common Stock were issued and held by the Company in its treasury, (iii) 60,000 shares of Company Series A Preferred Stock were issued and outstanding, (iv) 70,000 shares of Company Series B Preferred Stock were issued and outstanding, and no other shares of Company Preferred Stock were issued and outstanding. There are no other issued and outstanding shares of capital stock of the Company.

(ii)            No shares of Company Common Stock, Company Series A Preferred Stock or Company Series B Preferred Stock are owned or held by any Subsidiary of the Company.  All outstanding shares of Company Common Stock, Company Series A Preferred Stock and Company Series B Preferred Stock are duly authorized, validly issued, fully paid and non-assessable and are not subject to preemptive rights created by statute, the Company Charter Documents, or any agreement to which the Company is a party or by which it is bound.

(iii)           The applicable portion of the Merger Consideration payable to the holders of Company Preferred Stock hereunder constitutes the entire amounts which such holders are entitled to receive pursuant to the Certificates of Designations and Charter Documents in connection with the Merger and the cancellation of such shares of Company Preferred Stock hereunder.  As of the date hereof, the shares of Company Series A Preferred Stock and the Company Series B Preferred Stock are convertible into 1,356,786 and 1,272,727 shares of Company Common Stock, respectively, and the stated value and liquidation preference thereof is $101.76 per share and $100.00 per share, respectively.  Except as set forth on Section 3.2(a)(iii) of the Company Disclosure Letter, all dividends which have accrued and become due and payable on the shares of Company Series A Preferred Stock and Company Series B Preferred Stock through January 1, 2011 have been paid by the Company in accordance with the terms thereof.

(b)            Company Options and Company Warrants.

(i)             As of the close of business on February 2, 2011:  (i) 2,541,995 shares of Company Common Stock are issuable upon the exercise of Company Options issued pursuant to the Company Stock Plans at a weighted average exercise price of $8.57 per share, and 1,813,023 shares of Company Common Stock underlying such Company Options are vested and exercisable; (ii) 235,475 shares of Company Common Stock are available for future grant under the Company Stock Plans; (iii) no shares of Company Common Stock are issuable pursuant to outstanding options to purchase Company Common Stock which are issued other than pursuant to the Company Stock Plans and (iv) 1,303,031 shares of Company Common Stock are issuable upon the exercise of Company Warrants.

(ii)            Section 3.2(b) of the Company Disclosure Letter sets forth a list of each outstanding Company Option and Company Warrant: (a) the particular Company Stock Plan (if any) pursuant to which any such Company Option was granted; (b) the name and address of the holder of such Company Option or Company Warrant; (c) the number of shares of Company Common Stock subject to such Company Option or Company Warrant; (d) the exercise price of such Company Option or Company Warrant; (e) the date on which such Company Option or Company Warrant was granted or issued; (f) the applicable vesting schedule, if any, and the extent to which such Company Option or Company Warrant is vested and exercisable as of the date hereof; (g) the date on which such Company Option or Company Warrant expires and (h) with respect to a Company Option granted to Israeli residents, the particular track under the ITO pursuant to which such Company Option was granted.  All shares of Company Common Stock subject to issuance under the outstanding Company Options and the Company Warrants, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable.  There are no commitments or agreements of any character to which the Company is bound obligating the Company to accelerate the vesting of any Company Option as a result of the Merger (whether alone or upon the occurrence of any additional or subsequent events).  All Company Options of the Israeli Subsidiary were deposited in accordance with the provisions of Section 102 with the Section 102 Trustee within the period determined and accepted by the ITA for such deposit.

(c)            Debt.  Other than as set forth on the Company Balance Sheet, no Indebtedness or Voting Debt is issued or outstanding as of the date hereof.

(d)            Other Securities.

(i)             Except as otherwise set forth in Section 3.2(b) or Section 3.2(d) of the Company Disclosure Letter, as of the date hereof, there are no securities, options, warrants, calls, rights, commitments, understandings, obligations, undertakings, Contracts or arrangements of any kind to which the Company or any of its Subsidiaries is obligated to issue, deliver or sell, or cause to be issued, delivered or sold, shares of capital stock, Voting Debt or other voting or non-voting securities of the Company or any of its Subsidiaries, or obligating the Company or any of its Subsidiaries to issue, grant, extend or enter into any such option, warrant, call, right, commitment, understanding, obligation, undertaking, Contract or instrument.  There are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to the Company.  There are no outstanding Contracts of the Company or any of its Subsidiaries to (A) repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries or (B) dispose of any shares of the capital stock of, or other equity or voting interests in, any of its Subsidiaries.

(ii)            All outstanding shares of Company Common Stock, Company Series A Preferred Stock, Company Series B Preferred Stock, the Company Options and Company Warrants, and all outstanding shares of capital stock of each Subsidiary of the Company have been issued, granted or repurchased in compliance in all material respects with (x) all applicable securities laws and all other applicable Legal Requirements, and (y) all requirements set forth in applicable Contracts of the Company or any of its Subsidiaries.  Except as set forth on Section 3.2(d) of the Company Disclosure Letter, (A) the Company is not a party to any voting agreement with respect to shares of the capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries, and (B) other than the Voting Agreements and the irrevocable proxies granted pursuant to the Voting Agreements, there are no irrevocable proxies and no voting agreements, voting trusts, rights plans, anti-takeover plans or registration rights agreements with respect to any shares of the capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries (1) to which the Company is a party or (2) of which the Company has knowledge, if the Company is not a party thereto.

3.3            Authority; No Conflict; Necessary Consents.

(a)            Authority.  The Company has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby, subject, in the case of consummation of the Merger, to obtaining Company Stockholder Approval (as defined below) as contemplated in Section 6.2.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, and no further action is required on the part of the Company to authorize the execution and delivery of this Agreement or to consummate the Merger and the other transactions contemplated hereby, subject only to obtaining the Company Stockholder Approval and the filing of the Certificate of Merger pursuant to Delaware Law.  The majority vote of the holders of the Company Common Stock, the Company Series A Preferred Stock and the Company Series B Preferred Stock, voting together as a single class (in the case of the holders of the Company Series A Preferred Stock and holders of the Company Series B Preferred Stock, voting on an as converted basis) is the only vote of the Company’s stockholders required to approve this Agreement, the Merger and the transactions contemplated hereby (the “Company Stockholder Approval”).  The Board of Directors of the Company has, by resolution adopted by unanimous vote at a meeting of all directors duly called and held and not subsequently rescinded or modified in any way, duly (i) determined that the Merger is fair to, and in the best interests of, the Company and its stockholders, and declared the Merger to be advisable, (ii) approved this Agreement and the transactions contemplated thereby, including the Merger, and (iii) recommended that the stockholders of the Company approve and adopt this Agreement and directed that such matter be submitted to the Company’s stockholders at the Company Stockholders’ Meeting.  This Agreement has been duly executed and delivered by the Company and assuming due authorization, execution and delivery by Parent and Merger Sub, constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (A) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general application affecting or relating to the enforcement of creditors’ rights generally and (B) is subject to general principles of equity, whether considered in a proceeding at law or in equity (collectively, the “Bankruptcy and Equity Exception”).

(b)            No Conflict.  Neither the execution and delivery of this Agreement by the Company, nor the consummation of the Merger or any other transaction contemplated hereby:  (x) conflicts with, or (with or without notice or lapse of time, or both) results in a termination, breach, impairment or violation of, or constitutes a default under, or requires a consent, waiver or approval of any Person under, (i) any provision of the Company Charter Documents or any Subsidiary Charter Documents, each as currently in effect, (ii) subject to compliance with the requirements of the Necessary Consents, any Legal Requirement applicable to the Company, any of its Subsidiaries, or any of their respective assets or properties, (iii) any Company Material Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective assets or properties are bound, or (iv) any privacy policy of the Company or any of its Subsidiaries (except in the case of the foregoing clauses (ii) through (iv) where such conflicts, terminations, breaches, impairments, violations or defaults, or failures to obtain such consents, waivers or approvals, individually or in the aggregate, would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole); or (y) will result in the creation of any Lien on any of the properties or assets of the Company or its Subsidiaries, except for Permitted Liens.

(c)            Necessary Consents.  No consent, waiver, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity or any other Person is required to be obtained or made by the Company in connection with the execution and delivery of this Agreement or the consummation of the Merger and other transactions contemplated hereby and thereby, except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (ii) filings required under, and compliance with any applicable Legal Requirements of, the Exchange Act and the Securities Act, including the filing of the Proxy Statement with the SEC in accordance with the Exchange Act and any other applicable state or federal securities laws, (iii) compliance with any applicable requirements of the HSR Act and any other applicable foreign antitrust law, including written approval from the Investment Center, as set forth on Section 7.1(c) of the Company Disclosure Letter, (iv) any filings required by, and approvals required under, the rules and policies of The NASDAQ Capital Market, and (v) such other consents, waivers, approvals, orders, authorizations, registrations, declarations and filings which if not obtained or made would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, or materially impede, or that would reasonably be expected to materially impede, the authority or ability of the Company to consummate the Merger and the other transactions contemplated by this Agreement in accordance with the terms hereof in the absence of the need for such consent, waiver, approval, order, authorization, registration, declaration or filing.  The consents, approvals, orders, authorizations, registrations, declarations and filings set forth in (i) through (v) are referred to herein as the “Necessary Consents.”

3.4            SEC Filings; Financial Statements; Internal Controls.

(a)            SEC Filings.  The Company has filed on a timely basis all required registration statements, prospectuses, reports, schedules, forms, statements, certifications and other documents (including exhibits and all other information incorporated by reference) required to be filed by it with, or furnished to, the SEC since January 1, 2008 (all such required registration statements, prospectuses, reports, schedules, forms, statements and other documents (including those that the Company may file subsequent to the date hereof) are referred to herein as the “Company SEC Reports”).  As of their respective dates, the Company SEC Reports (i) complied in all material respects with the requirements of the Securities Act, or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Reports, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  None of the Company’s Subsidiaries is required to file any forms, reports or other documents with the SEC.  Each executive officer of the Company has made all of the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated under or pursuant to such Act, and the statements contained in such certifications are true and accurate as of the date hereof.  The Company has complied in all material respects with the applicable listing and corporate governance rules and regulations of The NASDAQ Capital Market.

(b)            Financial Statements.  Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Reports (the “Company Financials”), including those financial statements in each Company SEC Report filed after the date hereof until the Closing: (i) complied, as of their respective dates of filing with the SEC, as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) was prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q or 8-K under the Exchange Act), and (iii) fairly  presented, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as at the respective dates thereof and the consolidated results of the Company’s operations and cash flows for the periods indicated (except that the unaudited interim financial statements were subject to normal and recurring year-end and quarter-end adjustments which were not expected to be material).  The Company does not intend to correct or restate nor, to the Company’s knowledge, is there any basis, facts or circumstances that would reasonably be expected to result in any correction or restatement of, any material aspect of the Company Financials.  The unaudited balance sheet of the Company contained in the Company SEC Reports as of September 30, 2010, is hereinafter referred to as the “Company Balance Sheet.”  The Company has not had any material dispute with any of its auditors regarding accounting matters or policies during any of its past two (2) full fiscal years or during the current fiscal year-to-date.  The books and records of the Company and each of its Subsidiaries have been, and are being, maintained in compliance, in all material respects, with Section 13(b)(2) of the Exchange Act, and the Company Financials were derived from such books and records.  Neither the Company nor any of its Subsidiaries is a party to, or has a legally binding commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract relating to any transaction or relationship between or among the Company or any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose Person, on the other hand, including, without limitation, any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC), where the result, purpose or intended effect of such contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company’s or such Subsidiary’s published financial statements or other Company SEC Reports.  Less than $4,000,000 of the Company’s cash and cash equivalents are held in Israel.

(c)            No Undisclosed Liabilities.  Except as reflected in the Company Balance Sheet, neither the Company nor any of its Subsidiaries has any Liabilities of any nature which are, individually or in the aggregate, material to the business, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole, except (i) Liabilities incurred since the Balance Sheet Date in the ordinary course of business consistent with past practice, which are of the type which ordinarily recur and do not result from any breach of Contract, tort or violation of any applicable Legal Requirements, (ii) Liabilities incurred in the ordinary course of business for future obligations under the Company Material Contracts in effect as of the date hereof (or under any Company Material Contracts entered into by the Company or any of its Subsidiaries subsequent to the date hereof and not in violation of Section 5.1 below) and that do not result from any breach of such Contracts, (iii) Liabilities reserved against in the Company Balance Sheet (but only to the extent of such reserves), and (iv) Liabilities that would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.  No representation or warranty is made in this Section 3.4(c) with respect to (A) compliance with the Exchange Act, to the extent such compliance is covered in Sections 3.4(a) and 3.4(b), (B) applicable Legal Requirements with respect to Taxes, which are covered in Section 3.6, (C) Intellectual Property and related matters, which are covered in Section 3.8, (D) Environmental Laws, which are covered in Section 3.12, or (E) labor matters, ERISA and other employee benefit-related matters, which are covered in Section 3.15.

(d)            Amendments.  The Company has made available to Parent a complete and correct copy of any amendments or modifications, which have not yet been filed with, or furnished to, the SEC but which are required to be filed or furnished, to agreements, documents or other instruments which previously had been filed by the Company with the SEC, or furnished by the Company to the SEC, pursuant to the Securities Act or the Exchange Act since January 1, 2008.  No “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC) filed as an exhibit to the Company SEC Reports has been amended or modified, except for (i) amendments or modifications which have been filed as an exhibit to a subsequently dated Company SEC Report; or (ii) immaterial amendments, copies of which have been made available to Parent.  There is no ongoing SEC review or outstanding SEC comment with respect to the Company’s SEC Reports, and to the Company’s knowledge, no investigation by the SEC with respect to the Company or any of its Subsidiaries is pending or threatened.

(e)            Internal Controls.  The Company has established and maintained an effective system of disclosure controls and procedures (as defined in Rule 13a-15(e) under the Exchange Act) and such disclosure controls and procedures are designed to ensure  that information required to be disclosed by the issuer in the reports that it files or submits under the Exchange Act are recorded, processed, summarized and reported, within the time periods specified in the SEC’s rules and forms, including, among other things, that the disclosure controls and procedures are designed to ensure that information required to be disclosed by the Company in the reports it files or submits under the Exchange Act is accumulated and communicated to the Company’s management, including its chief executive officer and chief financial officer of the Company, as appropriate to allow timely decisions regarding required disclosures.  To the Company’s knowledge, there are no “significant deficiencies” or “material weaknesses” (as defined by the Public Company Accounting Oversight Board) in the design or operation of the Company’s internal controls and procedures which could reasonably adversely affect the Company’s ability to record, process, summarize and report financial data.  To the Company’s knowledge, there is no fraud, whether or not material, that involves management or other employees of the Company or any of its Subsidiaries who have a significant role in the Company’s internal control over financial reporting.  The Company has established and maintains “internal control over financial reporting” (as defined in Rule 13a-15 promulgated under the Exchange Act) and such internal control over financial reporting is effective in providing reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of the Company’s financial statements in accordance with GAAP and includes those policies and procedures described in Rule 13a-15(f) promulgated under the Exchange Act.

3.5            Absence of Certain Changes or Events.  Since the date of the Company Balance Sheet, the Company and its Subsidiaries have operated their businesses in the ordinary course of business consistent with past practices in all material respects, and since such date:

(a)            there has not been any Material Adverse Effect on the Company;

(b)            there has not been any termination by a third party with respect to any Company Material Contract;

(c)            there has not been any damage, destruction or loss of any material property or material asset of the Company or any of its Subsidiaries, whether or not covered by insurance;

(d)            there have not been any claims or matters raised by any individual, Governmental Entity, or workers’ representative organization, bargaining unit or union, regarding, claiming or alleging a labor dispute, labor trouble, wrongful discharge or any other unlawful employment or labor practice or action with respect to the Company or any of its Subsidiaries;

(e)            to the date of this Agreement, the Company has not taken any action that would be prohibited by Section 5.1(b) without requesting or receipt of the consent of Parent, as applicable (except for clauses (iii), (vi), (viii), (xi), (xiii), (ix) (but only with respect to terminations, material amendments or modifications to Material Contracts or to the extent the Company has waived, released, granted or assigned any material right under a Material Contract), (xviii), (xxvi), (xxvii), (xxviii) and, to the extent relating to any of the foregoing, (xxix) therein), if such action were taken or proposed to be taken on or after the date of this Agreement; and

(f)             there has not been any negotiation or any entry into of any Contract to do any of the things described in the preceding clauses (a) through (e) by the Company or any of its Subsidiaries (other than negotiations and agreements with Parent and its representatives regarding the transactions contemplated by this Agreement).

3.6            Taxes.

(a)            Definition of Taxes.  For the purposes of this Agreement, the term “Tax” or, collectively, “Taxes” shall mean any and all U.S. federal, state, local and non-U.S. taxes, assessments and other governmental charges, duties, impositions and liabilities relating to taxes, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, National Insurance payments, transfer, franchise, withholding, payroll, recapture, employment, escheat, excise and property taxes (including betterment tax) as well as social security charges (including health, unemployment, workers’ compensation and pension insurance), together with all interest, penalties and additions imposed with respect to such amounts.

(b)            Tax Returns and Audits.

(i)             The Company and each of its Subsidiaries (A) have timely filed all material U.S. federal, state, local and non-U.S. returns, estimates, information statements and reports (“Returns”) required to be filed by them and such Returns are true, correct and complete in accordance with applicable Legal Requirements in all material respects and (B) have timely paid all material Taxes required to be paid by the Company and any of its Subsidiaries (whether or not reflected on any Return).

(ii)            The Company has registered with all appropriate Governmental Entities and has timely reported, withheld, and remitted, as applicable, with respect to its Employees and other third party service providers, all material U.S. federal, state, local, provincial and non-U.S. income Taxes and social security charges and similar fees, Federal Insurance Contribution Act amounts, Federal Unemployment Tax Act amounts and all other material Taxes required to be reported and/or withheld and remitted.

(iii)           There is no material Tax deficiency outstanding, assessed or proposed against the Company or any of its Subsidiaries, nor has the Company or any of its Subsidiaries executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

(iv)           No material audit or other examination of any Return of the Company or any of its Subsidiaries is presently in progress, nor has the Company or any of its Subsidiaries been notified of any request for such an audit or other examination.

(v)            Neither the Company nor any of its Subsidiaries is or has been during the applicable period describe in Section 897(c)(1)(A)(ii) of the Code, a “United States Real Property Holding Corporation” within the meaning of Section 897(c)(2) of the Code.

(vi)           Neither the Company nor any of its Subsidiaries has been or will be required to include any income or gain in or exclude any deduction or loss from income for any tax period (or portion thereof) after the Closing as a result of (A) a change in method of accounting made, or (B) a closing agreement (within the meaning of Section 7121 of the Code or any comparable provision of applicable Legal Requirements) executed, prior to the Closing.

(vii)          Neither the Company nor any of its Subsidiaries has any Liabilities for unpaid Taxes which have not been accrued or reserved on the Company Financials in accordance with GAAP, and neither the Company nor any of its Subsidiaries has incurred any Liability for material Taxes since the date of the Company Balance Sheet other than in the ordinary course of business.

(viii)         Neither the Company nor any of its Subsidiaries has (A) ever been a member of an affiliated group (within the meaning of Section 1504(a) of the Code) filing a consolidated U.S. federal income Tax Return (other than a group the common parent of which was Company), (B) ever been a party to any Tax sharing, indemnification or allocation agreement, (C) any liability for the Taxes of any Person (other than Company or any of its Subsidiaries), under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Legal Requirements including any arrangement for group or consortium Tax relief or similar arrangement), as a transferee or successor, by contract or agreement, by operation of law, or otherwise or (D) ever been a party to any joint venture, partnership or other arrangement that could be treated as a partnership for Tax purposes.

(ix)           Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

(x)            Neither of the Company nor any of its Subsidiaries has engaged in a reportable transaction under Treasury Regulations Section 1.6011-4(b), including any transaction that is the same or substantially similar to one of the types of transactions that the Internal Revenue Service has determined to be a Tax avoidance transaction and identified by notice, regulation, or other form of published guidance as a listed transaction, as set forth in Treasury Regulations Section 1.6011-4(b)(2), or any comparable provision of state, local or non-U.S. Legal Requirements. The Israeli Subsidiary has not undertaken any transaction which will require special reporting in accordance with Section 131(g) of the ITO and the Israeli Income Tax Regulations (Tax Planning Requiring Reporting), 2006.

(xi)           Neither the Company nor any of its Subsidiaries is subject to Tax in any country other than its country of incorporation or formation by virtue of having a permanent establishment or other place of business in that country.  No claim that is unresolved has ever been made by a Governmental Entity that the Company or any of its Subsidiaries is or may be subject to Tax in a jurisdiction in which it does not file Returns.

(xii)          The Company and its Subsidiaries are in compliance in all material respects with all applicable transfer pricing laws and regulations, including the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology of Company and its Subsidiaries.  The prices for any property or services (or for the use of any property) provided by or to the Company or any of its Subsidiaries are arm’s-length prices for purposes of the relevant transfer pricing laws, including Treasury Regulations promulgated under Section 482 of the Code and Section 85A of the ITO.

(xiii)         The Company is in compliance in all material respects with all terms and conditions of any Tax exemption, Tax holiday or other Tax reduction agreement or order of a territorial or non-U.S. government and the consummation of the transactions contemplated by this Agreement will not, in and of itself, have any adverse effect on the continued validity and effectiveness of any such Tax exemption, Tax holiday or other Tax reduction agreement or order or give rise to any right by a Governmental Entity to terminate, cancel or revoke any of the benefits identified in Section 3.8(v) of the Company Disclosure Letter.

(xiv)         The Company and its Subsidiaries have provided Parent with true and correct copies of all U.S. federal and state and Israeli income tax Returns and all other material Returns for the last four taxable years.  The Company and its Subsidiaries have provided Parent with true and correct copies of any and all correspondence relating to any current tax audits of the Company or any of its Subsidiaries and any and all correspondence or rulings related to any Tax exemption, Tax holiday or other Tax reduction agreement or order of a territorial or non-U.S. government.  The Company and its Subsidiaries have provided Parent with true and correct copies of all available analysis and documentation (including any materials prepared by third parties) that exists and is in the possession of the Company, its Subsidiaries or any of its advisors on or before the date of this Agreement related to the application of Section 382 or 383 of the Code to the carryforward of net operating losses and other Tax attributes of the Company, including, but not limited to, (A) the identity and ownership of any 5% stockholders on each “testing date” prior to the Closing within the meaning of Sections 382 and 383 of the Code and the Treasury Regulations thereunder, (B) the valuation of the Company upon each such testing date and (C) capitalization tables of the Company on each such testing date.

(xiv)         The Israeli Subsidiary has not refunded or deducted any value added tax in a material amount that it was not so entitled to deduct or refund.

(xv)          Neither the Company nor any of its Subsidiaries is subject to restrictions or limitations pursuant to Part E2 of the ITO or pursuant to any Tax ruling made in connection with the provisions of Part E2 of the ITO.

(xvi)         Neither the Company nor any of its Subsidiaries has requested or received a ruling from any Tax authority or signed a closing or other agreement with any Tax authority other than the rulings requested or received in connection with the transactions contemplated herein.

(xvii)        The business and affairs of the Company currently are, and since its organization and formation have been, operated and conducted in a manner such that, for Israeli Tax purposes, the Company is treated as controlled and managed from outside of Israel.

(c)            Loss of Executive Compensation Deduction.  There is no Contract, agreement, plan or arrangement to which the Company or any of its ERISA Affiliates is a party, including the provisions of this Agreement, covering any Employee of the Company or any ERISA Affiliate, which, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Sections 404 or 162(m) of the Code.

(d)            Section 409A.  Each Company Plan and Employee Agreement that is a “nonqualified deferred compensation plan” subject to Section 409A of the Code complies with the requirements of Section 409A of the Code by its terms and has been operated in accordance with such requirements.  No stock right (as defined in U.S. Treasury Department regulation 1.409A-1(l)) has been granted to any Employee that (i) has an exercise price that has been or may be less than the fair market value of the underlying equity as of the date such option or right was granted, (ii) has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such option or rights, or (iii) has been granted after December 31, 2004, with respect to any class of stock that is not “service recipient stock” (within the meaning of applicable regulations under Section 409A of the Code).  There is no Contract, agreement, plan or arrangement to which the Company or any of its ERISA Affiliates is a party, including the provisions of this Agreement, covering any Employee of the Company, which individually or collectively could require the Company or any of its Affiliates to pay a tax gross up payment to any Employee for Tax-related payments under Section 409A of the Code.

(e)            Section 280G.  None of the Company or any of its ERISA Affiliates has made any payment to any Employee and is not party to a Contract, agreement or arrangement with any Employee to make payment, individually or considered collectively with any other events, agreements, plans, arrangements or other Contracts, that will, or could reasonably be expected to, be characterized as a “parachute payment” within the meaning of Section 280G(b)(1) of the Code and that could not be deductible under Section 280G of the Code.  There is no agreement, plan, arrangement or other contract by which the Company or any of its ERISA Affiliates is bound to compensate any Employee for excise taxes paid pursuant to Section 4999 of the Code.  Section 3.6(e) of the Company Disclosure Letter lists all Employees reasonably believed to be “disqualified individuals” (within the meaning of Section 280G of the Code) as determined as of the date hereof.

3.7            Title to Properties.

(a)            Properties.  Neither the Company nor any of its Subsidiaries owns or has ever owned any real property.  Section 3.7(a) of the Company Disclosure Letter sets forth a list of all real property currently leased, licensed or subleased by or from the Company or any of its Subsidiaries or otherwise used or occupied by the Company or any of its Subsidiaries (the “Leased Real Property”).  All Lease Documents are valid and enforceable in all material respects against the Company or its Subsidiary or Subsidiaries party thereto, in accordance with their respective terms, subject to the Bankruptcy and Equity Exception, and there is not, under any of such leases, any existing material default or event of default (or event which with notice or lapse of time, or both, would constitute a default) by the Company or any of its Subsidiaries, or to the knowledge of the Company, by any other party thereto.  The Company and its Subsidiaries currently occupy all of the Leased Real Property necessary for the operation of their business, and no third parties occupy or, to the knowledge of the Company, have a right to occupy any Leased Real Property.  Neither the Company nor any of its Subsidiaries will be required to incur any material cost or material expense for any restoration or surrender obligations with respect to the Leased Real Property.  The Leased Real Property is in good operating condition suitable for the operation of the Company’s business as currently conducted and, to the Company’s knowledge, in compliance, in all material respects, with applicable Legal Requirements.  Each of the Company and each of its Subsidiaries has performed in all material respects all of its respective obligations under any termination agreements pursuant to which it has terminated any leases of real property that are no longer in effect, and has no continuing Liability with respect to such terminated real property leases.  Neither the Company nor any of its Subsidiaries is party to any agreement or subject to any claim that requires, or would reasonably be expected to require, the payment of any real estate brokerage commissions, and no such commission is owed by the Company or any of its Subsidiaries with respect to any of the Leased Real Property.

(b)            Documents.  The Company has made available to Parent true, correct and complete copies of all leases or agreements relating to the Leased Real Property, including all amendments, terminations and modifications thereof (“Lease Documents”); and there are no other Contracts affecting the Company with respect to the Leased Property in any material respect or to which the Company or any of its Subsidiaries is bound, other than those identified in Section 3.7(b) of the Company Disclosure Letter.

(c)            Valid Title.  The Company and each of its Subsidiaries has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its material tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any Liens (other than Permitted Liens), except for such Liens and imperfections of title which do not materially interfere with the use or ownership of such properties and assets.  The tangible properties and assets presently owned, leased or licensed by the Company and its Subsidiaries (and the Company’s and its Subsidiaries’ rights therein) include, in the aggregate, all tangible properties and assets necessary to permit the Company and its Subsidiaries to conduct their business in the same manner, in all material respects, as their businesses as presently conducted.

3.8            Intellectual Property.

(a)            Intellectual Property; Proceedings.  Section 3.8(a) of the Company Disclosure Letter (i) lists all Company Registered Intellectual Property and (ii) lists any proceedings or actions before any court or tribunal (including the PTO or equivalent authority anywhere in the world) in which any of the Company Registered Intellectual Property is involved (but excluding office actions and similar activity in connection with applications for the registration or issuance of Intellectual Property Rights issued in the ordinary course of prosecution).

(b)            Encryption Technology.  The Company Products do not include or use any encryption technology.

(c)            Registration.  Each item of Company Registered Intellectual Property is valid and subsisting, and all necessary registration, maintenance and renewal fees in connection with such Company Registered Intellectual Property have been paid and all necessary documents and certificates in connection with such Company Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of prosecuting and maintaining such Company Registered Intellectual Property.  The Company has not claimed any status in the application for or registration of any Company Registered Intellectual Property, including “small business status,” that would not be applicable to Parent.  The Company has no knowledge of any facts or circumstances that would render any Company Registered Intellectual Property invalid or unenforceable.

(d)            Further Actions.  Except as set forth in written docket reports made available to Parent, there are no actions that must be taken by the Company or any of its Subsidiaries within one hundred twenty (120) days of the date hereof, including the payment of any registration, maintenance or renewal fees or the filing of any documents, applications or certificates for the purposes of maintaining, perfecting or preserving or renewing any Company Registered Intellectual Property.

(e)            Assignments and Recordation.  Copies of the Company’s and its Subsidiaries’ standard forms of proprietary information, confidentiality and assignment agreement for employees (the “Employee Proprietary Information Agreements”) and the Company’s and its Subsidiaries’ standard form of consulting agreements containing proprietary information, confidentiality and assignment provisions (the “Consultant Proprietary Information Agreements”) have been made available to Parent.  All current and former Employees of the Company and its Subsidiaries who have been involved in the research, development, conception or reduction to practice of any material Intellectual Property for the Company, have executed the applicable form of agreement or has signed an enforceable written agreement, which has been made available to Parent, that assigns to the Company all right, title, and interest in and to any such material Intellectual Property developed, conceived or reduced to practice for the Company.  All amounts payable by the Company to all Persons involved in the research, development, conception or reduction to practice of any Company Intellectual Property have been paid in full. The transactions contemplated hereby shall not grant to or allow any Person any ownership interest in, or the right to use, any Company Intellectual Property.  No current or former shareholder, officer, director, or other employee of the Company or any of its Subsidiaries has any claim, right (whether or not currently exercisable), or ownership interest in any material Company Intellectual Property.

(f)            Transferability.  Except as set forth on Section 3.8(f) of the Company Disclosure Letter, all material Company Intellectual Property will be fully transferable, alienable or licensable by Surviving Corporation and/or Parent without restriction and without payment of any kind to any third party (other than payment of Taxes resulting from any such transfer, alienation or license).

(g)            Absence of Liens.  The Company and its Subsidiaries exclusively own all right, title, and interest in and to the Company Intellectual Property (including all Company Registered Intellectual Property) free and clear of any Liens (other than Permitted Liens and other than non-exclusive licenses granted by the Company or any of its Subsidiaries in the ordinary course of business consistent with past practice).  The Company has the sole and exclusive right to bring a claim or suit against a third party for infringement or misappropriation of the material Company Intellectual Property.

(h)            Transfer.  Neither the Company nor any of its Subsidiaries has (i) transferred ownership of, or granted any exclusive license of or exclusive right to use, or authorized the retention of any exclusive rights to use or joint ownership of, any material Intellectual Property Rights that are or were Company Intellectual Property, to any other Person or (ii) except in its reasonable business judgment and in the ordinary course of  business, permitted the Company’s or any of its Subsidiaries’ rights in such material Company Intellectual Property to lapse or enter into the public domain.

(i)             Licenses-In.  Other than (i) Shrink-Wrapped Code, (ii) Open Source Software as set forth in Section 3.8(r) of the Company Disclosure Letter, (iii) non-disclosure agreements entered into in the ordinary course of business and (iv) Employee Proprietary Information Agreements and Consultant Proprietary Information Agreements contemplated by Section 3.8(e), Section 3.8(i) of the Company Disclosure Letter lists all contracts, licenses and agreements to which the Company or any of its Subsidiaries is a party and under which the Company or any of its Subsidiaries has been granted or provided any Intellectual Property Rights by a third party which require the payment of more than $100,000 on an annual basis (but not taking into account any payments that may be required to be made in connection with indemnification obligations thereunder), or are otherwise material to the business of the Company and its Subsidiaries.

(j)             Licenses-Out.  Other than (i) written non-disclosure agreements and (ii) non-exclusive licenses of Company Products and related agreements with respect thereto (including software and maintenance and support agreements) to end-users (in each case, pursuant to written “shrink-wrap” or “click-through” agreements that have been entered into in the ordinary course of business that do not materially differ in substance from the Company’s standard form(s) which have been made available to Parent), Section 3.8(j)(ii) of the Company Disclosure Letter lists all contracts, licenses, cross-licenses, and agreements to which the Company or any of its Subsidiaries is a party and under which the Company or any of its Subsidiaries has generated more than $100,000 in revenue in a fiscal year since January 1, 2009 or has granted or provided any material Intellectual Property Rights to third parties.

(k)            No Default/No Conflict.  All Contracts relating to either (i) Company Intellectual Property, or (ii) Intellectual Property Rights of a third Person licensed to the Company or any of its Subsidiaries that, in each case, is material to the business of the Company and its Subsidiaries, are in full force and effect, and enforceable in accordance with their terms, subject to the Bankruptcy and Equity Exception.  Each of the Company and its Subsidiaries is in material compliance with, and has not materially breached any term of any such Contracts and, to the knowledge of the Company, all other parties to such Contracts are in compliance with, and have not materially breached any term of, such Contracts.  Except as set forth on Section 3.8(k) of the Company Disclosure Letter, following the Closing Date, the Surviving Corporation will be permitted to exercise all of the Company’s and its Subsidiaries’ rights under such Contracts to the same extent the Company and its Subsidiaries would have been able to had the transactions contemplated by this Agreement not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company or any of its Subsidiaries would otherwise be required to pay.  To the knowledge of Company, no current or former employee, consultant or independent contractor of the Company or its Subsidiaries who is or was involved in, or who has or will have contributed to, the creation or development of any of the Company Intellectual Property owned, in whole or in part, by the Company or its Subsidiaries, has performed services for, or was an employee of, or was otherwise engaged by any third party during the time of his/her employment or engagement by the Company or its Subsidiaries, in a manner that may provide any reasonable basis for any claim, interest, or right of such third party with respect to the Company Intellectual Property.

(l)             No Infringement.  Except as set forth on Section 3.8(l) of the Company Disclosure Letter, the operation of the business of the Company and its Subsidiaries as it is currently conducted or is contemplated to be conducted by the Company and its Subsidiaries, including the design, development, use, import, branding, advertising, promotion, marketing, manufacture and sale of any Company Product does not infringe or misappropriate any Intellectual Property Rights of any Person, violate any material right of any Person (including any right to privacy or publicity), or constitute unfair competition or trade practices under the laws of any jurisdiction.

(m)           Notice.  Except as set forth on Section 3.8(m) of the Company Disclosure Letter, since January 1, 2009, neither the Company nor any of its Subsidiaries has received notice in writing from any Person claiming that any Company Product or Company Intellectual Property infringes or misappropriates any Intellectual Property Rights of any Person or constitutes unfair competition or trade practices under the laws of any jurisdiction (nor does the Company have knowledge of any basis therefor).

(n)            No Third Party Infringement.  To the knowledge of the Company, and except as set forth on Section 3.8(n) of the Company Disclosure Letter, no person has infringed or misappropriated, or is infringing or misappropriating, any material Company Intellectual Property.

(o)            Transaction.  Neither this Agreement nor the transactions contemplated by this Agreement, including the assignment to Parent by operation of law or otherwise of any Contracts to which the Company or any of its Subsidiaries is a party, will result in Parent, any of its subsidiaries or the Surviving Corporation: (i) granting to any third party any right to or with respect to any Intellectual Property Rights (other than those acquired as a result hereof) owned by, or licensed to, any of them, (ii) being bound by, or subject to, any non-compete or other material restriction on the operation or scope of their respective businesses, or (iii) being obligated to pay any material royalties or other material amounts, or offer any material discounts, to any third party in excess of those payable by, or required to be offered by, any of them, respectively, in the absence of this Agreement or the transactions contemplated hereby.

(p)            Confidentiality and Security.  Each of the Company and its Subsidiaries has taken commercially reasonable steps to protect the security of Company Intellectual Property and the Company’s rights in Confidential Information, including Trade Secret Rights of the Company and any of its Subsidiaries or provided by any other Person to the Company or any of its Subsidiaries.

(q)            No Order.  No Company Intellectual Property or Company Product is subject to any proceeding or outstanding decree, order, judgment, settlement agreement, forbearance to sue, consent, stipulation or similar obligation that restricts in any manner the use, transfer or licensing thereof by the Company or any of its Subsidiaries or may affect the validity, use or enforceability of such Company Intellectual Property or Company Product.

(r)             Open Source Software.  Section 3.8(r) of the Company Disclosure Letter lists all Open Source Software that has been incorporated into or used in the development, testing, or delivery of any Company Product.  The Company has not used Open Source Software in any manner that would or could (i) require the disclosure or distribution in source code form of any Company Intellectual Property, (ii) require the licensing of any Company Intellectual Property for the purpose of making derivative works, (iii) impose any restriction on the consideration to be charged for the distribution of any Company Intellectual Property, (iv) create, or purport to create, obligations for the Company with respect to Intellectual Property Rights owned by the Company or grant, or purport to grant, to any third party, any rights or immunities under Intellectual Property Rights owned by the Company, or (v) impose any other material limitation, restriction, or condition on the right of the Company to use or distribute any Company Intellectual Property.  With respect to any Open Source Software that is or has been used by the Company in any way, the Company has been and is in compliance with all applicable licenses with respect thereto, complete copies of which have been made available to Parent if not available via http://www.opensource.org/licenses/alphabetical.

(s)            Systems.  The computer, information technology and data processing systems, facilities and services used by the Company, including all software, hardware, networks, communications facilities, platforms and related systems and services in the custody or control of the Company (collectively, “Systems”), are reasonably sufficient for the existing needs of the Company.  The Systems are in good working condition to effectively perform all computing, information technology and data processing operations necessary for the operation of the Company.  Except as set forth in Section 3.8(s) of the Company Disclosure Letter, all Systems, other than software licensed to the Company pursuant to a Contract, are owned and operated by and are under the control of the Company.  From and after the Effective Time, the Surviving Corporation will have and be permitted to exercise the same rights with respect to the Systems as the Company would have had and been able to exercise had this Agreement not been entered into and the Transactions not occurred, without the payment of any additional amounts or consideration other than ongoing fees, royalties, or payments which the Company would otherwise have been required to pay anyway.

(t)             Security Measures.  The Company has used reasonable measures to protect the Systems and to preserve the availability, security, and integrity of the Systems, and the data and information stored thereon. The Company has reasonable and appropriate disaster recovery and security plans, procedures and facilities for the Systems.  To the knowledge of the Company, there have been no material unauthorized intrusions or breaches of the security of the Systems.

(u)            Source Code.  Except as specified in Section 3.8(u) of the Company Disclosure Letter, neither the Company, any of its Subsidiaries, nor any other Person acting on any of their behalf has disclosed or delivered, or agreed to or permitted the license or disclosure of, or the delivery to, any escrow agent or other Person of any Source Code that is Company Intellectual Property.  No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, result in the disclosure or delivery by the Company, any of its Subsidiaries or any Person acting on their behalf to any Person of any Source Code that is Company Intellectual Property.  Section 3.8(u) of the Company Disclosure Letter identifies each Contract pursuant to which the Company has deposited, or is or may be required to deposit, with an escrow agent or any other Person, any Source Code that is Company Intellectual Property, and describes whether the execution of this Agreement or any of the other transactions contemplated by this Agreement, could result in the release from escrow of any Source Code that is Company Intellectual Property.

(v)            Government Funding.  Section 3.8(v) of the Company Disclosure Letter provides a complete list of all pending and outstanding grants, incentives, qualifications and subsidies from the government of the State of Israel or any governmental, regulatory, administrative or quasi-governmental authority, agency or commission, or judicial or arbitral body thereof, and any outstanding application to receive the same filed by the Company or its Subsidiary (collectively, “Israeli Government Grants”), granted to the Israeli Subsidiary, including Approved Enterprise Status and Privileged Enterprise Status from the Israeli Investment Center in the Israeli Ministry of Industry, Trade and Labor (the “Investment Center”) under the Law of Encouragement of Capital Investment, 1959.  Except as set forth in Section 3.8(v) of the Company Disclosure Letter, (i) no government funding, facilities or resources of a university, college, other educational institution or research center or funding from third parties was used by the Company, its Subsidiary, or (ii) to the knowledge of the Company, any Person who has been involved in the research, development, conception or reduction to practice of any material Intellectual Property of the Company in the development of the Company Intellectual Property, and (iii) no Governmental Entity, university, college, other educational institution or research center has any claim or right in or to the Company Intellectual Property. The Company has delivered to the Parent accurate and complete copies of all documents evidencing Israeli Government Grants or amendments thereto.  Except as set forth in Section 3.8(v) of the Company Disclosure Letter, the Company and its Israeli Subsidiary are in material compliance with all of the terms, conditions and requirements of their respective Israeli Government Grants and have duly fulfilled in all material respects all the undertakings relating thereto. To the knowledge of the Company, the Investment Center does not have any intention to revoke or materially modify any of the Israeli Government Grants.

3.9            Restrictions on Business Activities.  Neither the Company nor any of its Subsidiaries is subject to, and no asset or property of the Company or any Subsidiary is bound or affected by, any judgment, injunction, order or decree of any Governmental Entity or Contract (non-compete or otherwise) that restricts or prohibits, or purports to restrict or prohibit, the Company or any of its Subsidiaries or, following the Effective Time, the Surviving Corporation or Parent, (i) from freely engaging in the business of the Company and its Subsidiaries (including any judgment, injunction, order or decree of any Governmental Entity or Contracts prohibiting or impairing any business practice of the Company or any of its Subsidiaries or any acquisition of property or assets by the Company or any of its Subsidiaries), or (ii) from competing anywhere in the world (including any judgments, injunctions, orders or decrees of any Governmental Entity or Contracts restricting the geographic area in which the Company or any of its Subsidiaries may sell, license, market, distribute or support any products or technology or provide services or restricting the markets, customers or industries that the Company or any of its Subsidiaries may address in operating the Company’s business or restricting the prices which the Company or any of its Subsidiaries may charge for its products, technology or services (including most favored customer pricing provisions)), or (iii) includes any grants by the Company or any of its Subsidiaries of exclusive rights or licenses, rights of refusal, rights of first negotiation or similar rights, in each case except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

3.10          Litigation.  Except as set forth on Section 3.10 of the Company Disclosure Letter, there is no action, suit, claim, investigation or proceeding of any nature pending or, to the knowledge of the Company, currently threatened against the Company, any of its Subsidiaries, any of their respective properties (tangible or intangible), or any of their respective officers or directors, or to the knowledge of the Company, any Person whose liability the Company or any of its Subsidiaries has retained, assumed or granted indemnification against (either contractually or by operation of law) that if determined or resolved adversely in accordance with the plaintiff’s demands, would reasonably be expected to be material, or result in a material Liability, to the Company and its Subsidiaries, taken as a whole. To the knowledge of the Company, no Governmental Entity has since January 1, 2009 challenged or questioned in writing in any material respects any legal right of the Company or any of its Subsidiaries, which legal right is material to the Company and its Subsidiaries, taken as a whole, to conduct their respective operations as presently or previously conducted or as currently contemplated to be conducted.  There have not been since January 1, 2009, nor are there currently, any internal investigations or inquiries being conducted by the Company, the Company’s Board of Directors (or any committee thereof) or any third party at the request of any of the foregoing concerning any material financial, accounting, Tax, conflict of interest, illegal activity, fraudulent or deceptive conduct or other misfeasance or malfeasance issues.

3.11          Compliance with Laws.

(a)            Compliance.  Neither the Company nor any of its Subsidiaries is, or has been since January 1, 2009 (i) in violation or default of applicable Legal Requirements, or (ii) in violation or default of any Legal Requirements relating to export controls or economic sanctions applicable to the Company or any of its Subsidiaries or by which the Company or any of its Subsidiaries or any of their respective properties is bound or affected, in each case except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(b)            Authorizations.  The Company and each of its Subsidiaries (i) holds all material permits, grants, licenses and approvals from, and has made since January 1, 2009, all material filings with, Governmental Entities that are necessary and/or legally required to be held by it to conduct its business without any violation of applicable Legal Requirements (“Governmental Authorizations”), except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, and (ii) has complied since January 1, 2009, and is now in compliance, with all Governmental Authorizations, and all such Governmental Authorizations are valid and in full force and effect, in each case except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.  The Company has made available to Parent true, correct and complete copies of each Governmental Authorization. Neither the Company nor any of its Subsidiaries has received any written notice or other written communication from any Governmental Entity regarding (A) any actual or possible violation of Legal Requirements or any Governmental Authorization or any failure to comply with any term or requirement of any Governmental Authorization, or (B) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization, except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(c)            Anti-Corruption and Anti-Bribery Laws.

(i)             Neither the Company nor any of its Subsidiaries (including any of their officers, directors, agents, distributors, employees or other Persons associated with or acting on their behalf) has, directly or indirectly, used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made any unlawful payment to foreign or domestic government officials or employees or made any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment, or taken any action which would cause it to be in violation of any Anti-Corruption or Anti-Bribery Laws.

(ii)            There are no pending, or to the knowledge of the Company overtly threatened, claims, charges, overt investigations, settlements, civil or criminal enforcement actions, lawsuits, or other court actions against the Company with respect to any Anti-Corruption and Anti-Bribery Laws.

3.12          Environmental Matters.

(a)            Hazardous Material.  Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole:

(i)             As of the Closing, except in compliance with Environmental Laws and in a manner that could not reasonably be expected to subject the Company or any of its Subsidiaries to Liability, no Hazardous Materials are present on any Leased Real Property or were present on any other real property at the time it ceased to be owned, operated, occupied, controlled or leased by the Company or any of its Subsidiaries.  To the knowledge of the Company, there are no underground storage tanks, asbestos which is friable or likely to become friable or polychlorinated biphenyls present on any Leased Real Property as a consequence of the acts of the Company or any of its Subsidiaries that would reasonably be expected to give rise to material liability of the Company or its Subsidiaries under any Environmental Laws.

(ii)            The Company and its Subsidiaries have conducted all Hazardous Material Activities in compliance with all applicable Environmental Laws.  The Hazardous Materials Activities of the Company and its Subsidiaries prior to the Closing have not resulted in the exposure of any person to a Hazardous Material in violation of any Environmental Laws.

(b)            Permits.  The Company and its Subsidiaries currently hold all material Permits necessary for the conduct of their Hazardous Material Activities and businesses of the Company and each of its Subsidiaries as such activities and businesses are currently being conducted (the “Company Environmental Permits”).

(c)            Environmental Liabilities.  No action, proceeding, writ, injunction or claim is pending, or to the Company’s knowledge threatened against the Company or any of its Subsidiaries concerning any Company Environmental Permit, Hazardous Material or any Hazardous Materials Activity of the Company or any of its Subsidiaries.  The Company is not aware of any fact or circumstance, which would, individually or in the aggregate, reasonably be expected to result in any material environmental Liability to the Company and its Subsidiaries, taken as a whole.  Except as would not be reasonably likely to result in a material liability to the Company or any of its Subsidiaries, neither the Company nor any of its Subsidiaries have entered into any agreement that may require it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other Person with respect to liabilities arising out of the Hazardous Materials Activities or environmental liabilities of the Company, any of its Subsidiaries or of any other Person.

(d)            Manufacturing.  Neither the Company nor any of its Subsidiaries, nor to the knowledge of the Company any predecessor of the Company or any of its Subsidiaries, conducts or has conducted any assembly or manufacturing operations or has sold any manufactured goods or electronic hardware or equipment of any kind.

3.13          Brokers’ and Finders’ Fees; Fees and Expenses.  Except for fees payable to UBS Securities LLC as set forth in engagement letter between the Company and UBS Securities LLC, dated September 17, 2010 (the “Engagement Letter”), a true, correct and complete version of which has been made available by the Company to Parent, neither the Company nor any Subsidiary is obligated for the payment of any fees or expenses of any investment banker, broker, finder or similar financial advisor in connection with the origin, negotiation or execution of this Agreement or in connection with the Merger or any other transaction contemplated by this Agreement, and Parent will not incur any liability, either directly or indirectly, to any such investment banker, broker, finder or similar financial advisor as a result of this Agreement or the Merger.  The Company has made available to Parent true and correct and complete versions of engagement letters or other Contracts with its legal counsel, accountants or other advisors retained by the Company in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby, and except as set forth in such engagement letters or other Contracts, no fees and expenses will be payable by the Company to any legal counsel, accountants or other advisors retained by the Company in connection with the transactions contemplated hereby.

3.14          Transactions with Affiliates.  Except for indemnification, compensation, employment or other similar arrangements entered into in the ordinary course of business consistent with past practice and that have been made available to Parent prior to the date hereof, arrangements contemplated by this agreement, since the date of the Company’s last proxy statement filed with the SEC, no event has occurred that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC.

3.15          Employee Benefit Plans and Compensation.

(a)            Schedule.  Section 3.15(a)(i) of the Company Disclosure Letter contains an accurate and complete list of each Company Employee Plan and each Employee Agreement.  Section 3.15(a)(ii) of the Company Disclosure Letter sets forth a table setting forth (a) the name; (b) job title or position; (c) location; (d) base salary and target bonus opportunity for 2010; (e) accrued but unused vacation time and/or PTO; (f) any applicable commission rate or opportunity; (g) full-time, part-time, or temporary status; and (h) exempt or not-exempt status of each current employee of the Company and each of its Subsidiaries.  Section 3.15(a)(iii) of the Company Disclosure Letter contains an accurate and complete list of all individuals that have a current consulting or advisory or independent contractor relationship with the Company or any of its Subsidiaries that is subject to ongoing obligations in excess of $150,000 per year.

(b)            Documents.  The Company and each ERISA Affiliate has made available to Parent (i) correct and complete copies of all documents embodying each Company Employee Plan and each Employee Agreement including, without limitation, all amendments thereto and all related trust documents, (ii) the three most recent annual reports (Form Series 5500 and all schedules, audit reports and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Employee Plan, (iii) if the Company Employee Plan is funded, the most recent annual and periodic accounting of Company Employee Plan assets, (iv) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Company Employee Plan, (v) all material written agreements and contracts relating to each Company Employee Plan, including administrative service agreements and group insurance contracts, (vi) all material correspondence to or from any governmental agency relating to any Company Employee Plan (including, without limitation, any filings made with the ITA with respect to each Israeli Benefit Plan and any notices of the ITA), and (vii) all IRS determination or opinion letters, as applicable, issued with respect to each Company Employee Plan.

(c)            Employee Plan Compliance.

(i)             The Company and each ERISA Affiliate has performed all material obligations required to be performed by them under, is not in default or violation in any material respect of, and the Company and each of its Subsidiaries has no knowledge of any material default or violation by any other party to, any Company Employee Plan, and each Company Employee Plan has been registered, established and maintained in all material respects in accordance with its terms and in material compliance with all applicable Legal Requirements, including, but not limited to, ERISA or the Code.

(ii)            To the knowledge of the Company, any Company Employee Plan intended to be qualified under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code (A) has either applied for, prior to the expiration of the requisite period under applicable Treasury Regulations or IRS pronouncements, or obtained a favorable determination, notification, advisory and/or opinion letter, as applicable, as to its qualified status from the IRS or still has a remaining period of time under applicable Treasury Regulations or IRS pronouncements in which to apply for such letter and to make any amendments necessary to obtain a favorable determination, and (B) incorporates or has been amended to incorporate all provisions required to comply with the Tax Reform Act of 1986 and subsequent legislation, in each case, except as would not result in material Liability to the Company or its Subsidiaries.

(iii)           To the knowledge of the Company, no “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Employee Plan, except as would not, individually or in the aggregate, reasonably be expected to result in a material liability to the Company or an ERISA Affiliate.

(iv)           There are no actions, suits or claims pending or, to the knowledge of the Company, threatened or reasonably anticipated (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan.

(v)            Each Company Employee Plan other than any PEO Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without any Liability to Parent, the Company or any ERISA Affiliate (other than ordinary administration expenses). With respect to the PEO Plan the Company can discontinue participation after the Effective Time without Liability to the Parent, the Company or any ERISA Affiliate (other than ordinary administration expenses).

(vi)           (A) There are no audits, inquiries or proceedings pending or to the knowledge of the Company, threatened by the IRS, DOL, or any other Governmental Entity with respect to any Company Employee Plan, other than a PEO Plan, and (B) neither the Company nor any ERISA Affiliate is subject to any penalty or Tax with respect to any Company Employee Plan, other than a PEO Plan, under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code.  To the knowledge of the Company, (A) there are no audits, inquiries or proceedings pending or threatened by the IRS, DOL, or any other Governmental Entity with respect to any PEO Plan and (B) neither the Company nor any ERISA Affiliate is subject to any penalty or Tax with respect to any PEO Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code.

(vii)          The Company and each ERISA Affiliate have timely made all contributions and other payments required by and due under the terms of each Company Employee Plan, except as would not result in material Liability to the Company or its Subsidiaries.

(d)            No Pension Plan.  Neither the Company nor any current or former ERISA Affiliate has ever maintained, established, sponsored, participated in, or contributed to any Pension Plan subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code.

(e)            No Self-Insured Plan.  Neither the Company nor any ERISA Affiliate has ever maintained, established, sponsored, participated in or contributed to any self-insured medical benefits plan that provides benefits to employees (including any such plan pursuant to which a stop-loss policy or contract applies).

(f)             No VEBA; MEWA.  Neither the Company nor any ERISA Affiliate has ever maintained, established, sponsored, participated in or contributed to (i) any “funded welfare plan” within the meaning of Section 419 of the Code, nor (ii) any multiple employer welfare arrangement, as defined under Section 3(40)(A) of ERISA (without regard to Section 514(b)(6)(B) of ERISA), established or maintained for the purpose of offering or providing welfare plan benefits to the employees of two or more employers (including one or more self-employed individuals), or to their beneficiaries.

(g)            Collectively Bargained, Multiemployer and Multiple-Employer Plan.  At no time has the Company or any ERISA Affiliate contributed to or been obligated to contribute to any multiemployer plan (as defined in Section 3(37) of ERISA).  Neither the Company nor any ERISA Affiliate has at any time ever maintained, established, sponsored, participated in or contributed to any multiple employer plan or any plan described in Section 413 of the Code.

(h)            No Post-Employment Obligations.  No Company Employee Plan or Employee Agreement provides, or reflects or represents any liability to provide, post-termination or retiree life insurance, health or other employee welfare benefits to any Employee or former Employee (or spouse or dependent thereof) for any reason in respect of any period beyond that required by COBRA or other applicable statute, and neither the Company nor any ERISA Affiliate has any legally binding obligation to provide any Employee (either individually or to Employees as a group) or any other service provider with post-termination or retiree life insurance, health or other employee welfare benefits in respect of any period beyond that required by COBRA or other applicable statute.

(i)             Effect of Transaction.  Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in connection with any other event, contingent or otherwise) or any termination of employment or service in connection therewith will (i) result in any payment (including severance, golden parachute, bonus or otherwise), becoming due to any Employee, (ii) result in any forgiveness of Indebtedness, (iii) materially increase any benefits otherwise payable by the Company or any ERISA Affiliate or (iv) result in the acceleration of the time of payment or vesting of any such benefits (including with regard to Company Options), except as required under Section 411(d)(3) of the Code or other applicable law.

(j)             Each Person who currently performs or renders services to or for the Company or its Subsidiaries has been, and is, to the knowledge of the Company, properly classified by the Company and its Subsidiaries as an employee, contractor or consultant. Neither the Company nor its Subsidiaries employs, nor have any of them ever employed, any “leased employees” as defined in Section 414(n) of the Code.

(k)            The Israeli Subsidiary does not have any material liability to the ITA with respect to any Israeli Benefit Plan.  The Israeli Subsidiary has made adequate provisions with respect to the payment of any payment under any Israeli Benefit Plan, agreement or otherwise, except for such payments that can be delayed in the ordinary course of business as permitted under laws.

(l)             Neither the Company nor its Subsidiaries has a formal plan or commitment or has made a commitment to any individual to create any additional Company Employee Plan or modify or change any existing Company Employee Plan that would affect any current employee, director or consultant, or former employee, of the Company or its Subsidiaries, or any beneficiary or alternate payee of such an individual.  Except as set forth on Section 3.15(l) of the Company Disclosure Letter, no events have occurred or are expected to occur with respect to any Israeli Benefit Plan that would cause a material change in the cost of providing the benefits under such plan or would cause a material change in the cost of providing for other liabilities of such plan.

(m)           COBRA; FMLA; HIPAA; Medicare Part D.  The Company and each ERISA Affiliate is in compliance, through a PEO Plan, where applicable, with COBRA, the Family Medical Leave Act of 1993, HIPAA, Medicare Part D, the Women’s Health and Cancer Rights Act of 1998, the Newborns’ and Mothers’ Health Protection Act of 1996, and any similar provisions of state or foreign Legal Requirements applicable to its employees.  To the extent required under HIPAA and the regulations issued thereunder, the Company is in compliance all obligations under the medical privacy rules of HIPAA (45 C.F.R. Parts 160 and 164), the electronic data interchange requirements of HIPAA (45 C.F.R. Parts 160 and 162), and the security requirements of HIPAA (45 C.F.R. Part 142).  The Company does not have unsatisfied obligations to any employees or qualified beneficiaries pursuant to COBRA, HIPAA, Medicare Part D or any state or foreign Legal Requirements governing health care coverage or extension.

(n)            Employment Matters.  The Company and each of its Subsidiaries is in compliance in all material respects with all applicable foreign, federal, state and local Legal Requirements respecting employment, employment practices, terms and conditions of employment, worker classification, tax withholding, prohibited discrimination, equal employment, fair employment practices, meal and rest periods, immigration status, employee safety and health, wages (including overtime wages and minimum wages), pay equity, compensation, and hours of work, and in each case, with respect to Employees: (i) has withheld and reported all amounts required by applicable Legal Requirements or by agreement to be withheld and reported with respect to wages, salaries and other payments to Employees, (ii) is not liable for any arrears of wages, severance pay or any Taxes or any penalty for failure to comply with any of the foregoing, and (iii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no actions, suits, claims or administrative matters pending, or to the knowledge of the Company, threatened against the Company, any of its Subsidiaries, or any of their Employees relating to any Employee, Employee Agreement or Company Employee Plan.  There are no pending or, to the knowledge of the Company, threatened claims or actions against Company, any of its Subsidiaries, any Company trustee or any trustee of any Subsidiary under any worker’s compensation policy or long-term disability policy.  Neither the Company nor any Subsidiary is party to a conciliation agreement, consent decree or other agreement or order with any federal, state, or local agency or governmental authority with respect to employment practices.  The services provided by each of the Company’s, each of its Subsidiary’s and their ERISA Affiliates’ Employees are terminable at the will of the Company and its ERISA Affiliates, except as otherwise set forth on Section 3.15(n) of the Company Disclosure Letter.  Neither the Company nor any of its Subsidiaries has any material Liability with respect to any misclassification of: (i) any Person as an independent contractor rather than as an employee, (ii) any employee leased from another employer, or (iii) any employee currently or formerly classified as exempt from overtime wages.  To the knowledge of the Company and its Subsidiaries, neither the Company’s nor its Subsidiaries employment policies or practices is currently being audited or investigated by any Governmental Entity or court.

(o)            Labor; WARN.  No strike, labor dispute, slowdown, concerted refusal to work overtime, or work stoppage against the Company or any of its Subsidiaries is pending, or to the knowledge of the Company, threatened or reasonably anticipated.  The Company has no knowledge of any activities or proceedings of any labor union to organize any Employees.  There are no actions, suits, claims, labor disputes or grievances pending or threatened or reasonably anticipated relating to any labor matters involving any Employee, including charges of unfair labor practices and any other charges or inquiries against the Company or its Subsidiaries with respect to employment practices.  Neither the Company nor any of its Subsidiaries is now, or has been since January 1, 2008, subject to a union organizing effort. To the knowledge of the Company, neither the Company nor any of its Subsidiaries has engaged in any unfair labor practices within the meaning of the National Labor Relations Act.  Neither the Company nor any of its Subsidiaries is presently, nor has it been since January 1, 2008, a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees and no collective bargaining agreement is being negotiated by the Company or any of its Subsidiaries.  Neither the Company nor and Subsidiary has since January 1, 2008 taken any action which would constitute a “plant closing” or “mass layoff” within the meaning of WARN or similar state or local Legal Requirements, issued any notification of a plant closing or mass layoff required by WARN or similar state or local Legal Requirements, or incurred any liability or obligation under WARN or any similar state or local Legal Requirements that remains unsatisfied.  No terminations planned to occur prior to the Closing would trigger any notice or other obligations under WARN or similar state or local Legal Requirements.  Since January 1, 2008, neither the Company nor its Israeli Subsidiary is a party to, or otherwise bound by, any consent decree with, or citation or other order, injunction, judgment, doctrine, decree, ruling, writ, assessment or arbitration award of any Governmental Entity relating to employees or employment practices other than such extension orders applicable to all employees in Israel.

(p)            The Israeli Subsidiary’s obligations to provide statutory severance pay to its employees (as if such employee were to be terminated as of the date hereof) pursuant to the Israeli Severance Pay Law are fully funded (in accordance with the provisions of Section 14 of the Israeli Severance Pay Law) as reflected on the Israeli Subsidiary’s financial statements. All amounts that the Israeli Subsidiary is legally or contractually required either (x) to deduct from its employees’ salaries or to transfer to such employees’ pension or provident, life insurance, incapacity insurance, continuing education fund or other similar funds or (y) to withhold from its employees’ salaries and benefits and to pay to any Governmental Entity as required by the Israeli National Insurance Law (Consolidated Version), 5755 1995, the National Health Insurance Law, 5754 1994 or otherwise, have, in each case, been duly deducted, transferred, withheld and paid in all material respects and the Israeli Subsidiary has no overdue obligation to make any such deduction, transfer, withholding or payment.

(q)            To the knowledge of the Company, no key employee of the Company or any of its Subsidiaries presently intends to terminate his or her employment with the Company or any of its Subsidiaries, as applicable.

(r)             The Israeli Subsidiary is in material compliance with all Israeli Applicable Laws respecting employment, employment practices, terms and conditions of employment, employee safety and wages and hours, including the Advance Notice for Dismissal and Resignation Law, 5761 2001, the Notification to an Employee (Terms of Employment) Law, 5762 2002, the Wage Protection Law 5718 1958, Prior Notice to the Employee Law, 5762 2002, the Prevention of Sexual Harassment Law, 5758 1998, the Hours of Work and Rest Law, 5711 1951, the Annual Leave Law, 5711 1951 and the Employment by Human Resource Contractors Law, 5756 1996.  The Israeli Subsidiary has made available to Parent all Permits held by the Israeli Subsidiary that enable it to employ foreign employees or employees.

(s)            The Israeli Subsidiary is not required (under any Legal Requirement, contract or otherwise) to provide benefits or working conditions beyond the minimum benefits and working conditions required by applicable Legal Requirements to be provided pursuant to the rules and regulations of the Israeli Histadrut (General Federation of Labor), the Israeli Coordinating Bureau of Economic Organization and the Israeli Industrialists’ Association.  The Israeli Subsidiary has not and is not subject to, and no employee or consultant of the Israeli Subsidiary benefits from, any extension order (tzavei harchava) or any general Contract or arrangement with respect to employment or termination of employment, except those extension orders that apply to all Israeli companies generally.

(t)             There are no unwritten policies, practices or customs or any other contracts, undertakings or agreements of the Company or its Subsidiaries that, by extension, would reasonably be expected to entitle any current or former employee to benefits in addition to what such employee is entitled by applicable Legal Requirements or under the terms of such employee’s employment Contract.

(u)            International Employee Plans.  Each International Employee Plan has been established, maintained and administered in material compliance with its terms and conditions and with the requirements prescribed by any and all statutory or regulatory Legal Requirements that are applicable to such International Employee Plan.  No International Employee Plan has unfunded Liabilities, that as of the Effective Time, will not be offset by insurance or fully accrued.  Except as required by applicable Legal Requirements, no condition exists that would prevent the Company, the Surviving Corporation or Parent from terminating or amending any International Employee Plan at any time for any reason.

3.16            Contracts.

(a)            Material Contracts.  For purposes of this Agreement, “Company Material Contract” shall mean any of the following to which the Company or any of its Subsidiaries is a party or by which any of their assets are bound:

(i)             any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC) with respect to the Company and its Subsidiaries;

(ii)            any Employee Agreement with any officer of the Company or any Employee of the Company earning an annual base salary in excess of $150,000, or any Employee Agreement with any member of the Company’s Board of Directors, or any Employee Agreement granting any change of control, severance or termination pay (in cash or equity or otherwise) to any Employee other than those that are terminable by the Company or any of its Subsidiaries on no more than thirty (30) days notice without liability or financial obligation to the Company or any of its Subsidiaries;

(iii)           any Contract or plan, including, without limitation, any stock option plan, stock appreciation rights plan or stock purchase plan, or any plan providing similar equity awards, for which any benefits will be increased, or for which the vesting of benefits will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement (either alone or upon the occurrence of additional or subsequent events), or for which the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement (either alone or upon the occurrence of additional or subsequent events);

(iv)           any Contract relating to the sale, issuance, grant, exercise, award, purchase, repurchase or redemption of any shares of its capital stock or other securities or any options, warrants or other rights to purchase or otherwise acquire any shares of capital stock, other securities or options, warrants or other rights therefor, except for those Contracts conforming to the standard agreement under a Company Stock Plan;

(v)            any Contract pursuant to which the Company or any of its Subsidiaries agrees to indemnify or hold harmless, or to guaranty any obligations of, (i) any director or executive officer of the Company or any such Subsidiary (other than the Company’s or such Subsidiary’s certificate of incorporation, bylaws or other organizational document(s) as in effect on the date hereof), or (ii) any third party where the liability of the Company or any of its Subsidiaries is not capped at amounts less than $250,000 for the remaining term thereof (other than pursuant to written “shrink-wrap” or “click-through” agreements which are not agreements for Shrink-Wrap Code that have been entered into in the ordinary course of business);

(vi)           any Contract containing any covenant (A) limiting the right of the Company or any of its Subsidiaries to engage in any line of business, to make use of any material Company Intellectual Property or compete with any Person in any material line of business, (B) granting any exclusive rights, (C) providing “most favored nations” or other preferential terms, or (D) otherwise restricting the right of the Company and its Subsidiaries to sell, distribute, license, maintain or utilize Company Products or material Company Intellectual Property or to purchase or otherwise obtain any material software, components, parts or sub-assemblies;

(vii)          any Contract entered into since January 1, 2009 relating to the disposition or acquisition by the Company or any of its Subsidiaries of a material amount of assets or any interest in any other Person or business unit or enterprise, except for (A) Contracts relating to the acquisition or purchase by the Company or any of its Subsidiaries of equipment entered into in the ordinary course of business and providing for purchase prices which do not exceed $100,000 individually or $250,000 in the aggregate and (B) purchase orders relating to the acquisition or purchase by the Company or any of its Subsidiaries of any equipment for any of their respective co-location facilities entered into in the ordinary course of business and providing for purchase prices which do not exceed $100,000 individually or $250,000 in the aggregate;

(viii)         any Contract under which the Company or any of its Subsidiaries have continuing material obligations to jointly market any product, technology or service, or any material agreement pursuant to which the Company or any of its Subsidiaries have continuing material obligations to jointly develop any Intellectual Property or Intellectual Property Rights that will not be owned, in whole or in part, by the Company or any of its Subsidiaries that has a value of more than $150,000 individually;

(ix)           any Contract required to be disclosed in Section 3.8 of the Company Disclosure Letter or any subsection thereof;

(x)            any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts relating to Indebtedness or extension of credit, other than accounts receivables and payables arising or incurred in the ordinary course of business;

(xi)           any Lease Document;

(xii)          any material settlement agreement entered into since January 1, 2009, any litigation “standstill” agreement, or any tolling agreement, other than (A) releases immaterial in nature or amount entered into with former Employees of the Company in the ordinary course of business in connection with the routine cessation of such Employee’s employment or service arrangement with the Company or its applicable Subsidiary, or (B) settlement agreements with Persons other than Governmental Entities for cash only (which has been paid) that do not exceed $50,000 as to such settlement;

(xiii)         any Contract providing for payments (whether fixed, contingent or otherwise) by or to it in an aggregate amount of $250,000 or more;

(xiv)         any Contract providing for payments to or from the Company of more than $100,000 per annum, or which is otherwise material to the Company and its Subsidiaries, taken as a whole, and in each case providing for the development, purchase or license of any material software, content (including textual content and visual, photographic or graphics content), technology or Intellectual Property for (or for the benefit or use of) it, which software, content, technology or Intellectual Property is used or incorporated (or is contemplated by it to be used or incorporated) in connection with any material product, service or technology;

(xv)          any joint venture or partnership Contract that has involved, or is reasonably expected to involve, a sharing of revenues, profits, cash flows, expenses or losses with any other party or a payment of royalties to any other party, other than partnership Contracts that (A) are no longer active and (B) since January 1, 2009 have involved, or are reasonably expected to involve, a sharing of revenues, profits, cash flows, expenses or losses with any other party or a payment of royalties to any other party of less than $100,000 on a per annum basis;

(xvi)         any Contract with any works council or labor union, or any collective bargaining agreement or similar Contract;

(xvii)        any Contract (A) in which Employees or stockholders or any member of their immediate families is directly or indirectly interested (whether as a party or otherwise) other than Employment Agreements, Contracts relating to the issuance of options or Contracts under which the Company or a Subsidiary agrees to provide indemnification, or (B) with any Person with whom the Company or its Subsidiaries do not deal at arm’s length;

(xviii)       any Contract under which the Company’s entering into this Agreement or the consummation of the Merger or the transactions contemplated thereby shall give rise to, or trigger the application of, any rights of any third party or any obligations of the Company or any of its Subsidiaries that would come into effect upon the consummation of the Merger, which in each case would require payment by the Company of an amount of $150,000 or more or which is otherwise material to the company and its Subsidiaries, taken as a whole;

(xix)          any Contract with a Significant Vendor, or with a Governmental Entity, or any Governmental Authorization;

(xx)           any Contract relating to the membership of, or participation by it in, or the affiliation of it with, any industry standards group or association;

(xxi)          any Contract relating to any hedging, derivatives or similar contract or arrangements (other than currency hedges or derivatives entered into in the ordinary course of business);

(xxii)         any Contract relating to the placing of advertising on the Company Websites providing, or which would reasonably be expected to provide, for annual revenues of at least $150,000 individually; or

(xxiii)        any other Contract that is material to the Company and its Subsidiaries, taken as a whole, or their business, operations, financial condition or assets (tangible or intangible).

(b)            Schedule.  Section 3.16(b) of the Company Disclosure Letter sets forth a list of all Company Material Contracts to which the Company or any of its Subsidiaries is a party or is bound by as of the date hereof which are described in Section 3.16(a)(i) through Section 3.16(a)(xx) hereof, setting forth for each such Company Material Contract, the subsections of Section 3.16(a) applicable to such Company Material Contract.  Except as otherwise set forth on Section 3.16(b) of the Company Disclosure Letter, a true, correct and complete copy of each Company Material Contract has been made available to Parent.  All Company Material Contracts are in written form.

(c)            No Breach.  The Company or its applicable Subsidiary has performed in all material respects all of the obligations required to be performed by it and is entitled, in all material respects, to all benefits under each Company Material Contract.  Each of the Company Material Contracts is in full force and effect and has been duly executed by the Company (or its applicable Subsidiary) and, to the Company’s knowledge, each of the other parties thereto.  There exists no default or event of default or event, occurrence, condition or act with respect to the Company or any of its Subsidiaries, or to the knowledge of the Company with respect to any other contracting party, which, with the giving of notice, the lapse of time or the happening of any other event or conditions, would reasonably be expected to (i) become a material default or event of default under any Company Material Contract or (ii) give any third party (A) the right to declare a material default or exercise any material remedy under any Company Material Contract, (B) the right to any material rebate, chargeback, refund, credit, penalty or change in performance schedule under any Company Material Contract, (C) the right to accelerate the maturity or performance of any material obligation of the Company or any of its Subsidiaries under any Company Material Contract, (D) the right to cancel or terminate any Company Material Contract, or (E) the right to modify any Company Material Contract in any manner that would be reasonably be expected to be materially adverse to the Company and its Subsidiaries, taken as a whole.  Neither the Company nor any of its Subsidiaries has received any written notice or other written communication (or to the Company’s knowledge, formal oral notice) regarding any actual or possible violation or breach of or default under, or intention to terminate, cancel refuse to perform, refuse to renew, or modify, any Company Material Contract.  As of the date hereof, there is no (x) material disagreement or dispute with any other party to any Company Material Contract, (y) pending request to amend, in any material respect, any Company Material Contract, or (z) written notification (or, to the Company’s knowledge, formal oral notice) by any other party to any Company Material Contract to materially decrease its placement of advertisements through, or other revenue sources derived from, the Company Products.

(d)            Government Contracts.  Except as set forth on Section 3.8(v) of the Company Disclosure Letter, neither the Company nor any Subsidiary of the Company is a party to any Contract between the Company or any of its Subsidiaries, on the one hand, and any Governmental Entity, on the other hand, and any outstanding bid, quotation or proposal by the Company that if accepted or awarded would bind the Company to a Contract between the Company, on the one hand, and any Governmental Entity, on the other hand.

(e)            Insurance.  The Company has made available to Parent true, correct and accurate copies of all insurance policies and fidelity bonds material to the business of the Company and each ERISA Affiliate.  Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole: (x) there is no claim by the Company or any ERISA Affiliate pending under any of the insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company and its Subsidiaries as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds; (y) neither the Company nor any of its Subsidiaries is in breach or default with respect to any insurance policy, and each insurance policy is enforceable in accordance with its terms, subject to the Bankruptcy and Equity Exception, assuming due authorization, execution and delivery by the other parties thereto and (z) neither the Company nor any of its Subsidiaries has received written notice of actual or threatened modification of any insurance policy, or has received written notice of cancellation or non-renewal of any material insurance policy, other than in connection with ordinary renewals.

3.17          Information Supplied. None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Proxy Statement or any other document that is required to be filed by the Company with the SEC in connection with the transactions contemplated by this Agreement (each, an “Other Required Company Filing”) will, on each relevant filing date (including the filing of any amendment or supplement thereto), on the date of mailing to the Company’s stockholders and at the time of the Company Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.  The Proxy Statement and any Other Required Company Filing will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder.  Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent or Merger Sub or any of their Representatives for inclusion or incorporation by reference in the Proxy Statement or any Other Required Company Filing.

3.18          Fairness Opinion.  The Company’s Board of Directors has received an opinion from UBS Securities LLC that as of February 2, 2011, and subject to the assumptions, matters considered and limitations described in such opinion, the Common Stock Merger Consideration to be received in the Merger by holders of Company Common Stock is fair to such holders from a financial point of view (the “Fairness Opinion”).

3.19          Vendors.  There is no material outstanding dispute concerning the products and/or services provided by any Significant Vendor between any such Significant Vendor, on the one hand, and the Company or any of its Subsidiaries, on the other hand.  As used herein, the term “Significant Vendor” shall mean either (i) any of the top ten (10) suppliers of products or services based on the amounts paid or payable to the Company or its Subsidiaries by such suppliers, or (ii) any of the top ten (10) suppliers of products or services based on the amounts paid or payable by the Company or its Subsidiaries to such supplier, in each case for the twelve (12) month period from January 1, 2010 to December 31, 2010.  Each Significant Vendor is listed on Section 3.19 of the Company Disclosure Letter together with the total payments to each such Significant Vendor by the Company or its Subsidiaries, or by each such Significant Vendor to the Company or its Subsidiaries, as the case may be, for the twelve (12) month period from January 1, 2010 to December 31, 2010.  Neither the Company nor any of its Subsidiaries has received any written or, to the knowledge of the Company, other formal notice from any Significant Vendor that: (i) such Significant Vendor intends to decrease or materially limit its supply of products or services to the Company, or its placement of advertisement through the Company Products; or (ii) such Significant Vendor shall not continue as a vendor to the Company (or the Surviving Corporation) after the Closing or that such Significant Vendor intends to cancel, terminate, or in any material manner that would reasonably be expected to be adverse to the Company or its Subsidiaries or the Surviving Corporation and its Subsidiaries, modify any existing Contracts with the Company.

3.20          Takeover Statutes and Rights Plans.  Assuming the accuracy of the representations and warranties of Parent set forth in Section 4.7, the Board of Directors of the Company has taken all actions so that the restrictions contained in Section 203 of Delaware Law applicable to a “business combination” (as defined in such Section 203), and any other similar Legal Requirement, shall not apply to Parent during the pendency of this Agreement, including the execution, delivery or performance of this Agreement and the consummation of the Merger and the other transactions contemplated hereby.  The Company does not have in effect any “poison pill” or similar plan or agreement which could have a dilutive or otherwise adverse effect on Parent as a result of consummation of the transactions contemplated hereby.

3.21          Privacy.  Since January 1, 2008, the Company’s privacy policy is and has been available (as updated from time to time) on the Company Websites (as defined below).  The Company’s and its Subsidiaries’ privacy practices conform, and at all times have conformed, in all material respects to their respective privacy policies and the Company did not collect any personally identifiable information from any individual user of the Company Websites except pursuant to such privacy policies, as amended from time to time.  The Company and each of its Subsidiaries has complied, in all material respects, with all applicable Legal Requirements, including, without limitation, the Israeli Protection of Privacy Law 5741-1981 relating to (a) the privacy of users of the Company Products and all Internet websites owned, maintained or operated by the Company and its Subsidiaries (collectively, the “Company Websites”), (b) the privacy of the employees of the Company and its Subsidiaries; and (c) the collection, storage and transfer of any personally identifiable information collected by the Company and its Subsidiaries or by third parties having authorized access to the Company’s and its Subsidiaries’ records.  The Company’s and its Subsidiaries’ privacy policies, its practices concerning the collection, use, storage, registration and disclosure of Personal Information, and the Company Products and any materials distributed or marketed by the Company and its Subsidiaries conform, and at all times have conformed, to all of the Company’s and its Subsidiaries’ contractual commitments (including to advertisers on the Company Websites) and in all material respects with applicable Legal Requirements.  Except as set forth on Section 3.21 of the Company Disclosure Letter, no claims have been asserted or, to the knowledge of the Company, are threatened against the Company or any of its Subsidiaries by any person or entity alleging a violation of such person’s or entity’s privacy, personal or confidentiality rights under the privacy policies of the Company or its Subsidiaries. With respect to all personal and user information described in this Section 3.21, the Company and its Subsidiaries have at all times taken all steps reasonably necessary (including, without limitation, implementing and monitoring compliance with adequate measures with respect to technical and physical security) to ensure that the information is protected against loss and against unauthorized access, use, modification, disclosure or other misuse.  To the knowledge of the Company or any of its Subsidiaries, there has been no unauthorized access to or other misuse of that information.

3.22          Corporate Documents.  The Company has made available to Parent: (a) copies which, except as set forth on Section 3.22(a) of the Company Disclosure Letter, are true, complete and correct, in all material respects, of the minute books containing records of proceedings, consents, actions and meetings of the Board of Directors and any committees thereof and stockholders of the Company and each of its Subsidiaries for the two (2) years prior to the date of this Agreement; and (b) copies which are true, complete and correct, in all material respects, of documents reflecting all grants of Company Options and Company Warrants for the two (2) years prior to the date of this Agreement.

3.23          Other Information.  Except for the representations and warranties expressly set forth in this Agreement, none of the Company nor any of its Subsidiaries, whether directly or indirectly through any Representative or any other Person, is making any representations or warranties whatsoever, express or implied.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT
AND MERGER SUB

Parent and Merger Sub represent and warrant to the Company as follows:

4.1            Organization.  Parent is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Delaware. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of Delaware, and each of Parent and Merger Sub has all requisite limited liability company or corporate power, as the case may be, and authority to carry on its business as presently conducted.

4.2            Authority; No Conflict; Necessary Consents.

(a)            Authority.  Each of Parent and Merger Sub has all requisite limited liability company and corporate, respectively, power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary limited liability company and corporate, respectively action on the part of the Parent and Merger Sub, and no further action is required on the part of Parent and Merger Sub to authorize the execution and delivery of this Agreement or to consummate the Merger and the other transactions contemplated hereby, subject only to the filing of the Certificate of Merger pursuant to Delaware Law.  This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due execution and delivery of this Agreement by the Company, constitutes the valid and binding obligations of Parent, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b)            No Conflict.  The execution and delivery by Parent and Merger Sub of this Agreement and the consummation of the transactions contemplated hereby, will not (i) conflict with or violate any provision of their articles of organization, limited liability company agreement, certificate of incorporation or bylaws, or similar governing documents, as applicable, or (ii) subject to compliance with the requirements set forth in Section 4.2(b), conflict with or violate any material Legal Requirement applicable to Parent or Merger Sub or by which Parent or Merger Sub or any of their respective properties or assets (whether tangible or intangible) is bound or affected; except, in the case of each of the preceding clauses (i) and (ii), for any conflict or violation that would not reasonably be expected to materially impede the ability of the parties to consummate the Merger and the other transactions contemplated by this Agreement in accordance with the terms hereof and applicable Legal Requirements.

(c)            Necessary Consents.   No consent, approval, order, authorization, registration, declaration or filing with any Governmental Entity, or any third party, is required to be made or obtained by Parent or Merger Sub in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the Necessary Consents; and (ii) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings which, if not obtained or made, would, individually or in the aggregate, reasonably impede, or would reasonably be expected to materially impede, the authority or ability the parties to consummate the Merger and the other transactions contemplated by this Agreement in accordance with the terms hereof.

4.3            Financing.

(a)            Parent has delivered to the Company true, complete and correct copies of executed commitment letters, each dated as of the date hereof, from (i) Wells Fargo Bank, National Association and (ii) Summit Partners Subordinated Debt Fund IV-A, L.P. and Summit Partners Subordinated Debt Fund IV-B, L.P. (as the same may be amended and replaced in accordance with Section 6.17, collectively, the “Debt Commitment Letters”), pursuant to which the lender parties thereto have committed, subject to the terms and conditions set forth therein, to lend the amounts set forth therein to one or more direct or indirect Subsidiaries of Parent for the purpose of funding the transactions contemplated by this Agreement (the “Debt Financing”).

(b)            As of the date hereof, (i) none of the Debt Commitment Letters has been amended or modified and no such amendment or modification is contemplated by Parent, and (ii) the respective commitments contained in the Debt Commitment Letters have not been withdrawn or rescinded in any respect.  Parent or one or more of its Subsidiaries has fully paid any and all commitment fees or other fees in connection with the Debt Commitment Letters that are payable on or prior to the date hereof.  Each of the Debt Commitment Letters, as delivered by Parent in accordance with Section 4.3(a), is in full force and effect and is a legal, valid and binding obligation of Parent or a Subsidiary of Parent party thereto, as applicable, and, to the knowledge of Parent, the other parties thereto for so long as it remains in full force and effect, subject to the Bankruptcy and Equity Exception.  There are no conditions precedent or other contingencies related to the funding of the full amount of the Debt Financing, other than as expressly set forth in the Debt Commitment Letters.  Subject to the terms and conditions of the Debt Commitment Letters, and subject to the terms and conditions of this Agreement (including the condition set forth in Section 7.2(a)), the aggregate proceeds contemplated by the Debt Commitment Letters, together with the available cash of the Company and the available cash on hand of Parent and its Subsidiaries, will be sufficient for Parent and Merger Sub: to pay the aggregate Merger Consideration and the aggregate Option Merger Consideration; to consummate the Merger upon the terms contemplated by this Agreement; and to pay all related fees and expenses associated therewith.  No event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent or its applicable Subsidiary under any term or condition of the Debt Commitment Letters; and as of the date of this Agreement, no event has occurred which, with or without notice, lapse of time or both, would otherwise be reasonably likely to result in the Debt Financing being unavailable.  Neither Parent nor Merger Sub has any reason to believe that any of the conditions to the Debt Financing will not be satisfied on a timely basis or that the Debt Financing will not be available to Parent or its applicable Subsidiaries on the date of the Closing.  As of the date of this Agreement, there are no side letters or other agreements, arrangements, understandings or other Contracts relating to the Debt Financing (the “Debt Financing Documents”) to which Parent, Merger Sub or any of their affiliates is a party as of the date of this Agreement that are inconsistent with the terms and conditions of the Debt Commitment Letters.  There are no Debt Financing Documents to which Parent, Merger Sub or any of their affiliates is a party that would reasonably be expected to materially impede the ability of Parent and Merger Sub to timely consummate the transactions contemplated by this Agreement in accordance with the terms hereof and applicable Legal Requirements or make the funding of the Debt Financing materially less likely to occur.

4.4            Stock Ownership.  As of the date hereof, neither Parent nor Merger Sub beneficially owns any shares of the Company’s capital stock.  Neither Parent nor Merger Sub, nor any of their “affiliates” or “associates,” has been an “interested stockholder” of the Company at any time since the date that is three (3) years prior to the date hereof, as those terms are used in Section 203 of the Delaware Law.

4.5            No Prior Merger Sub Operations.  Merger Sub was formed solely for the purpose of effecting the Merger, has no assets or liabilities, and has not engaged in any business activities or conducted any material operations other than in connection with the transactions contemplated hereby (including, without limitation, the Debt Financing).

4.6            Information Supplied.  The information supplied or to be supplied by or on behalf of Parent and Merger Sub for inclusion or incorporation by reference in the Proxy Statement will not contain, on each relevant filing date (including the filing of any amendment or supplement thereto), on the date of the mailing to the Company’s stockholders, or at the time of the Company Stockholders’ Meeting, any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.  If at any time prior to the Effective Time, any event relating to Parent or any of its affiliates, officers or directors should be discovered by Parent which is required to be set forth in a supplement to the Proxy Statement, Parent shall promptly inform the Company thereof.  Notwithstanding the foregoing, Parent makes no representation or warranty with respect to any information supplied by the Company which is contained in the Proxy Statement.

4.7            Solvency.  Neither Parent nor Merger Sub is entering into any of the transactions contemplated hereby or by the Debt Commitment Letters with the intent to hinder, delay or defraud either present or future creditors.  As of the Effective Time and immediately after giving effect to all of the transactions contemplated hereby, including the Debt Financing, any Alternative Financing and the payment of the aggregate Merger Consideration, payment of the aggregate Option Merger Consideration and any other amounts payable to holders of Company Options hereunder, and payment of all related fees and expenses, and assuming (a) satisfaction of each of the conditions to Parent’s obligation to consummate the Merger as expressly set forth in Article VII and the conditions to the Debt Financing expressly set forth in the Debt Commitment Letters, (b) the accuracy of the representations and warranties of the Company set forth in Article III hereof (for such purposes, such representations and warranties shall be true and correct in all material respects), and (c) estimates, projections and/or forecasts provided by the Company or its Representatives to Parent prior to the date hereof (as applicable) were prepared in good faith based on reasonable assumptions when prepared, the Surviving Corporation will be Solvent.  For purposes of this Section 4.7, “Solvent” with respect to the Surviving Corporation means that: (i) the sum of the Indebtedness (including contingent Liabilities) of the Surviving Corporation and its Subsidiaries, taken as a whole, does not exceed the present fair saleable value (on a going concern basis) of the present assets of the Surviving Corporation and its Subsidiaries, taken as a whole; (ii) the capital of Surviving Corporation and its Subsidiaries, taken as a whole, is not unreasonably small in relation to the business of the Surviving Corporation and its subsidiaries, taken as a whole, contemplated as of the date hereof; and (iii) the fair salable value (on a going concern basis) of the assets of the Surviving Corporation will not be less than the amount that will be required to pay the probable liability on the debts of the Surviving Corporation as they become absolute and matured.

4.8            Litigation.  There is no action, suit, claim, investigation or proceeding of any nature pending or, to the knowledge of Parent, threatened against Parent, Merger Sub, any of their respective Subsidiaries, or any of their respective properties (tangible or intangible), that, if determined or resolved adversely in accordance with the plaintiff’s demands would, individually or in the aggregate, materially impede, or would reasonably be expected to materially impede, the authority or ability of the Parent to consummate the Merger and the other transactions contemplated by this Agreement in accordance with the terms hereof.

4.9            Brokers’ and Finders’ Fees.  Except for fees and expenses of Jefferies & Company, Inc., none of Parent, Merger Sub or any of their Subsidiaries is obligated for the payment of any fees or expenses of any investment banker, broker, finder or similar financial advisor in connection with the origin, negotiation or execution of this Agreement or in connection with the Merger or any other transaction contemplated by this Agreement.

4.10            Other Information.  Except for the representations and warranties expressly set forth in this Agreement, none of Parent, Merger Sub nor any of their Subsidiaries, whether directly or indirectly through any Representative or any other Person, is making any representations or warranties whatsoever, express or implied.

ARTICLE V
CONDUCT BY THE COMPANY PRIOR TO THE EFFECTIVE TIME

5.1            Conduct of Business by the Company.

(a)            Ordinary Course.  During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, the Company and each of its Subsidiaries shall, except as otherwise expressly required by this Agreement or by applicable Legal Requirements or to the extent that Parent shall otherwise consent in writing, (i) conduct its business in the ordinary course of business and substantially consistent with past practice and in compliance, in all material respects, with all applicable Legal Requirements, (ii) pay its Liabilities and Taxes when due, subject to good faith disputes with respect to any such Liabilities or Taxes, and pay or perform its other material obligations as paid or performed in the ordinary course of business, (iii) use commercially reasonable efforts to assure that each of its Contracts entered into after the date of this Agreement will not require the procurement of any consent, waiver or novation or provide for any material change in the obligations of any party hereto in connection with, or terminate as a result of the consummation of, the Merger, (iv) maintain each of its Leased Real Properties in accordance with the terms of the applicable lease in all material respects, (v) notify and give Parent the opportunity to participate in (but not conduct) the defense or settlement of any litigation to which the Company is a party, (vi) use commercially reasonable efforts consistent with past practices to (A) preserve intact its present business organization, (B) keep available the services of its present officers and other key Employees, (C) preserve its beneficial relationships with customers, vendors, suppliers, distributors, consultants, licensors, licensees and others with which it has business dealings, and (D) maintain in effect all of its Governmental Authorizations, (vii) shall pay in cash to the holders of shares of Company Preferred Stock the dividends that become payable on such shares prior to the Closing Date pursuant to Section 2(b) of the Certificates of Designations, and such payments shall be made on the terms, in the amounts (and no more than the amounts) and on the dates required by the Certificates of Designations (and for the avoidance of doubt, all dividends accrued at or prior to the Last Series A Dividend Payment Date or the Last Series B Dividend Payment Date, as applicable, shall be paid at or prior to such date, respectively), and (viii) consult with Parent, and keep Parent reasonably apprised, in good faith in conducting the defense of any legal proceedings made or brought by any of the current or former stockholders of the Company (on their own or on behalf of the Company) against the Company or its Board of Directors which arise out of or in connection with the Merger or any of the transactions contemplated by this Agreement), and not settle or compromise any such legal proceeding without the prior written consent of Parent, in its sole discretion, (A) to the extent that the Company, Parent or any of their respective subsidiaries is required to pay any amount in settlement or compromise, or (B) if such settlement or compromise would impose any obligation on Parent or any of its Subsidiaries.

(b)            Required Consent.  Without limiting the generality of Section 5.1(a), except as permitted by the terms of this Agreement, during the period from the date hereof and continuing until the earlier of the termination of this Agreement pursuant to its terms and the Effective Time, the Company shall not do any of the following, and shall not permit any of its Subsidiaries to do any of the following, without the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned other than in the case of clauses (i), (ii), (iv), (v), (vi), (viii), (ix), (x), (xi), (xii), (xv), (xx)(A), (xxi), (xxv)(B), (xxviii) and, to the extent relating to any of the foregoing, clause (xxix) below) (it being understood and agreed that if any action is expressly permitted by any of the following subsections, then such action shall be deemed to be expressly permitted under Section 5.1(a) as well):

(i)             amend the Company Charter Documents or Subsidiary Charter Documents;

(ii)            acquire, or agree to acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or corporation, partnership, association or other business organization or division thereof, or other acquisition or agreement to acquire any assets or any equity securities that are material, individually or in the aggregate, to the business of the Company;

(iii)           enter into any Contract with respect to any joint venture, strategic partnership or alliance;

(iv)           except as required by the last sentence of Section 5.1(a), declare, set aside or pay any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of the Company’s or any of its Subsidiaries’ capital stock (including, without limitation the Company Series A Preferred Stock and Company Series B Preferred Stock), or purchase, redeem or otherwise acquire any of the Company’s capital stock or any other securities of the Company or its Subsidiaries or any options, warrants, calls or rights to acquire any such shares or other securities, except for repurchases from Employees following their termination pursuant to the terms of their pre-existing stock option or purchase agreements;

(v)            split, combine or reclassify any of the Company’s or any of its Subsidiaries’ capital stock;

(vi)           issue, deliver, sell, authorize, pledge or otherwise encumber any shares of capital stock, Voting Debt or any securities convertible into shares of capital stock, Voting Debt or subscriptions, rights, warrants or options to acquire any shares of capital stock, Voting Debt or any securities convertible into shares of capital stock or Voting Debt, in each case, of the Company or any of its Subsidiaries, or enter into other agreements or commitments of any character obligating the Company or any of its Subsidiaries to issue any such securities or rights, other than: (A) issuances of Company Common Stock upon the exercise of Company Options or Company Warrants existing on the date hereof in accordance with their present terms; and (B) issuance of shares of Company Common Stock to participants in the Company Purchase Plan pursuant to the terms thereof;

(vii)          forgive, whether orally or in writing, any loan from the Company or any of its Subsidiaries to any Employee;

(viii)         except as may be required by applicable Legal Requirements, (A) increase the compensation payable or to become payable to any Employee by the Company or any of its Subsidiaries (except for (x) annual increases in base salaries or wage rates for current non-officer Employees in the ordinary course of business consistent with past practice and (y) increases required by any plan, policy, practice or Contract in effect on the date of this Agreement and made available to Parent), (B) make any promise, commitment or payment of any bonus payable or to become payable to any Employee (except for (x) bonuses to current non-officer Employees in the ordinary course of business consistent with past practice but not to exceed the 2010 bonus accrual and (y) the change-of-control bonuses described on Section 5.1(b)(viii)(B)(y) of the Company Disclosure Letter), (C) adopt, or increase the benefits payable under, any severance, change of control, termination or bonus plan, policy or practice applicable to any Employee (except (x) that the Company and any of its Subsidiaries may issue or enter into employment offer letters, employment agreements and consulting agreements with non-officer Employees in the ordinary course of business consistent with prior agreements entered into with non-officer level Employees, and (y) that the Company and any of its Subsidiaries may grant non-stock based benefit rights to new Employees hired in accordance with the foregoing clause (x) not exceeding prior agreements with non-officer level Employees and in the ordinary course of business consistent with past practice), (D) enter into any employment, severance, termination, change-of-control or indemnification agreement, or any agreements the benefits of which are contingent upon, or the terms of which are materially altered upon, the occurrence of a change-of-control transaction involving the Company of the nature contemplated hereby, either alone or upon the occurrence of additional or subsequent events (except (w) as set forth on Section 5.1(b)(viii)(D)(w) of the Company Disclosure Letter, (x) that the Company and any of its Subsidiaries may issue or enter into employment offer letters, employment agreements and consulting agreements with non-officer Employees in the ordinary course of business consistent with prior agreements entered into with non-officer level Employees, and (y) that the Company and any of its Subsidiaries may grant non-stock based benefit rights to new Employees hired in accordance with the foregoing clause (x) not exceeding prior agreements with non-officer level Employees, (E) adopt, or increase the benefits payable under, any Company Employee Plan, or enter into any collective bargaining agreement, (F) enter into Employee Agreements with employees of the Company in which the aggregate compensation payable under all such Employee Agreements exceeds $250,000, or (G) enter into any new consulting agreements or extend the term of any existing consulting agreements (other than (x) month-to-month extensions based on the needs of the business and (y) any existing or new consulting agreements that do not exceed $100,000 individually or $300,000 in the aggregate);

(ix)           enter into, amend or modify in any material respect, or terminate any Company Material Contract, or waive, release, grant any material consent, or assign any material rights or claims thereunder (provided, that the forgoing shall not prevent or preclude the Company or any of its Subsidiaries from taking any of the foregoing actions in the ordinary course of business consistent with past practice with respect to any Company Material Contract providing for payments of less than $150,000 annually (other than amounts constituting pass-through revenue or expenses paid by customers); provided, further, that no such action may be taken with respect to (A) any new Company Material Contract that contains a change-in-control provision in favor of the other party or parties thereto, or would otherwise require a payment to, or give rise to any material rights to, such other party or parties in connection with the transactions contemplated by this Agreement, (B) any non-competition or other agreement that prohibits or otherwise restricts, in any material respect, the Company or any of its Subsidiaries from freely engaging in business anywhere in the world (including any agreement restricting the Company or any of its Subsidiaries from competing in any line of business or in any geographic area); (C) the entry, amendment or termination of any material contract relating to the placing of advertising on the Company Websites; or (D) actions that are otherwise prohibited by this Section 5.1(b);

(x)            make any change in accounting methods, principles or practices, except as required by concurrent changes in GAAP, Regulation S-X promulgated by the SEC, or applicable Legal Requirements;

(xi)           enter into any debt, capital lease or other debt or equity financing transaction or enter into any agreement in connection with any such transaction;

(xii)          make any material revaluation of any of its assets, including, without limitation, writing down the value of long term or short-term investments, fixed assets, goodwill, intangible assets, deferred tax assets, or writing off notes or accounts receivable, except as required by GAAP, Regulation S-X, or applicable Legal Requirements;

(xiii)         incur any Indebtedness in excess of $25,000 in principal amount;

(xiv)         undertake any material restructuring activities, including any reductions in force, lease terminations, restructuring of contracts or similar actions;

(xv)          adopt a plan or agreement of restructuring, liquidation, dissolution, reorganization or recapitalization of the Company;

(xvi)         sell, lease, license, incur any Lien on, or otherwise dispose of, any properties or assets (tangible or intangible), except for sales, leases, licenses or dispositions of property or assets (tangible or intangible) which are not material, individually or in the aggregate, to the business of the Company and its Subsidiaries, taken as a whole, and, in each case, in the ordinary course of business consistent with past practice;

(xvii)        make any loan or extend credit to any Person other than in the ordinary course of business and consistent with past practice;

(xviii)       make any material purchases of fixed assets or other long-term assets other than in the ordinary course of business and in a manner consistent with past practice;

(xix)          make or incur any capital expenditure exceeding $250,000 individually or $500,000 in the aggregate;

(xx)           (A) adopt or change any material Tax accounting method or material Tax election, or (B) (x) enter into any material closing agreement in respect of Taxes, (y) settle or compromise any material Tax claim or assessment, or (z) extend or waive the limitation period applicable to any Tax claim or assessment other than in the ordinary course of business consistent with past practice, except for ITA pre-ruling requests;

(xxi)          (A) accelerate or release any vesting condition to the right to exercise any Company Option, Company Warrant or other right to purchase or otherwise acquire any shares of the Company’s capital stock, or (B) accelerate or release any right to repurchase shares of the Company’s capital stock upon any Company stockholder’s termination of employment or services with the Company or its Subsidiaries or pursuant to any right of first refusal, in each case except as specifically required by any Contract listed on Section 5.1(b)(xxi) of the Company Disclosure Letter;

(xxii)         pay or discharge any Liabilities or any Lien, in each case that was not either shown on the Company Balance Sheet or incurred in the ordinary course of its business consistent with its past practice after the date of the Company Balance Sheet, in an amount not in excess of $100,000 individually or $250,000 in the aggregate;

(xxiii)        make any changes with respect to executive officers of the Company or any of its Subsidiaries or any of the key personnel of the Company or any of its Subsidiaries set forth on Section 5.1(b)(xxiii) of the Company Disclosure Letter, or terminate the employment of a material number of employees;

(xxiv)       make any loan, advance or capital contribution to, or any investment in, or incur any material liability or obligation to, any of its officers, directors or stockholders or any firm or business enterprise in which any such Person had a direct or indirect material interest at the time of such loan, advance, capital contribution or investment, other than (x) loans, advances or capital contributions to, or investments in, wholly-owned Subsidiaries of the Company pursuant to a written Contract made available to Parent as of the date of this Agreement, (y) immaterial advances of travel and other out-of-pocket Company-related business expenses to officers, directors and employees in the ordinary course of business consistent with past practice, and (z) advances to Employees made against commissions, incentive compensation plans, draws and other similar types of advances in the ordinary course of business consistent with past practice;

(xxv)        (A) commence or (B) settle (except as permitted by Section 5.1(a)(viii)) any pending or threatened material litigation;

(xxvi)       cancel or terminate, without a reasonable substitute policy therefor, any material insurance policy naming the Company as a beneficiary or a loss payee, in each case without notice to Parent;

(xxvii)      enter into any agreement to purchase, sell or lease any interest in real property, grant a security interest in any real property, enter into any lease, sublease, license or other occupancy agreement with respect to any real property or alter, amend, modify, violate or terminate any of the terms of any Lease Documents;

(xxviii)     enter into any Contract containing, or otherwise subject Parent or the Surviving Corporation to any contractual obligation with respect to, any noncompetition or exclusivity obligations or any other material limits or restrictions on the Company, the Surviving Corporation or Parent, or any of their respective businesses, including any limits, restrictions, or provisions that, following the Closing, would restrict the Company, Parent, or the Surviving Corporation from engaging or competing in any business that is material to the business currently conducted by the Company or Parent, or any currently contemplated lines of business of the Company or Parent, with any Person, other than (A) exclusivity provisions which would not restrict the business or assets of Parent or its Subsidiaries (other than the Surviving Corporation) in any respect and that are entered into in the ordinary course of business consistent with past practice and (B) renewals of existing Contracts containing any of the obligations, limits and/or other restrictions described above in this clause (xxviii) but only if such obligations, limits and/or other restrictions are not changed in connection with such renewal; or

(xxix)        take, commit, or agree in writing or otherwise to take, any of the actions described in Sections 5.1(b)(i) through Section 5.1(b)(xxviii).

5.2            Procedures for Requesting Parent Consent.  If the Company (including any of its Subsidiaries) shall desire to take any action, or not to take any action, which would require the written consent of Parent pursuant to Section 5.1, prior to taking such action, or not taking such action, the Company may request such written consent by sending an e-mail or facsimile to each of the following individuals, and may not take such action until such consent in writing has been received from the following individual:

AFCV Holdings, LLC
6665 Delmar, Suite 3000
St. Louis, MO 63130
Attention:           Chief Executive Officer
Telephone No.:  (314) 664-2010
Telecopy No.:  (314) 754-9526

ARTICLE VI
ADDITIONAL AGREEMENTS

6.1            Proxy Statement and Other Filings.

(a)            As promptly as practicable after the execution of this Agreement (but in no event more than ten (10) Business Days after the date of this Agreement), the Company shall prepare, and file with the SEC, preliminary proxy materials (including a preliminary Proxy Statement) relating to the seeking of the Company Stockholder Approval.  Parent shall provide promptly to the Company such information concerning Parent as, in the reasonable judgment of Parent or its counsel, may be required or appropriate for inclusion in the Proxy Statement, or in any amendments or supplements thereto.  At the earliest practicable time following the later of (i) receipt and resolution of SEC comments thereon, or (ii) the expiration of the 10-day waiting period provided in Rule 14a-6(a) promulgated under the Exchange Act, the Company shall file definitive proxy materials with the SEC and cause the definitive Proxy Statement to be mailed to its stockholders.  Prior to filing any Proxy Statement or any other filing with the SEC or any other Governmental Entity in connection with the transactions contemplated hereby (including any amendment or supplement to the Proxy Statement as a result of any event or occurrence required to be set forth therein), the Company shall provide Parent (which term shall in all instances in this Section 6.1 also include Parent’s outside legal counsel) with reasonable opportunity to review and comment on each such filing in advance, and the Company shall in good faith consider including in such filings all comments reasonably proposed by Parent.

(b)            The Company will notify Parent promptly of the receipt of any oral or written comments from the SEC or its staff (or of notice of the SEC’s intent to review the Proxy Statement or the issuance of any stop order) and of any request by the SEC or its staff or any other officials of any Governmental Entity for amendments or supplements to the Proxy Statement or any other filing or for additional/supplemental information, and will supply Parent with copies of all correspondence between the Company or any of its advisors or representatives, on the one hand, and the SEC, or its staff or any other officials of any Governmental Entity, on the other hand, with respect to the Proxy Statement or any other filing with any Governmental Entity in connection with the transactions contemplated hereby.  The Company shall, and shall instruct its outside legal counsel to, permit Parent and its outside legal counsel to participate in all communications with the SEC and its staff (including all meetings and telephone conferences) relating to the Proxy Statement, this Agreement or the Merger.  The Company shall consult with Parent prior to responding to any comments or inquiries by the SEC or any other Governmental Entity with respect to any filings related to (or necessary or appropriate to facilitate) the Merger, and shall provide Parent with reasonable opportunity to review and comment on any such written response in advance and shall include in such response all reasonable comments proposed by Parent.  If, at any time prior to the Effective Time, any event or information relating to the Company, or any of its affiliates, officers or directors, should be discovered by Parent or the Company which should be set forth in an amendment or supplement to the Proxy Statement, so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein not misleading, the party which discovers such information shall promptly notify the other parties hereto, and the Company shall cause an appropriate amendment or supplement describing such information to be filed with the SEC as promptly as practicable thereafter and, to the extent required by applicable Legal Requirements, disseminated to the stockholders of the Company.

6.2            Meeting of Company Stockholders; Board Recommendation.

(a)            Meeting of Company Stockholders.  The Company shall take all action necessary in accordance with applicable Legal Requirements (including the applicable rules of the NASDAQ Capital Market) to duly give notice of, set a record date for, convene and hold a meeting of its stockholders, as soon as practicable following the date that the Proxy Statement is cleared by the SEC for mailing to such stockholders (the “Clearance Date”), for the purpose of considering and taking action with respect to the Company Stockholder Approval (the “Company Stockholders’ Meeting”) to be held as promptly as practicable after the Clearance Date.  Subject to Section 6.3(d), the Company shall use all reasonable efforts (including, if requested by Parent, by engaging a proxy solicitor) to solicit from its stockholders proxies in favor of the Company Stockholder Approval and shall take all other action necessary or advisable to secure the vote or consent of its stockholders for the Company Stockholder Approval.  Notwithstanding anything to the contrary contained in this Agreement, the Company may delay, adjourn or postpone the date of the Company Stockholders’ Meeting (i) if and to the extent necessary to obtain a quorum (either in person or by proxy) of its stockholders to take action at the Company Stockholders’ Meeting and/or (ii) if and to the extent the Company determines in good faith that such delay, adjournment or postponement is required by applicable Legal Requirements (including in order to circulate a supplement or amendment to the Proxy Statement or to comply with any comments made by the SEC with respect to the Proxy Statement, or otherwise to give the Company’s stockholders sufficient time to evaluate any new information or disclosure (including any supplement or amendment to the Proxy Statement) that the Company has sent them or otherwise made available to Company’s stockholders by issuing a press release, filing materials with the SEC or otherwise, in each case, to the extent so required by applicable Legal Requirements, as determined by the Company in good faith).  Notwithstanding anything contained herein to the contrary, the Company shall not be required to hold the Company Stockholders’ Meeting if this Agreement is terminated in accordance with its terms (including, without limitation, pursuant to Section 8.1(j)) before the Company Stockholders’ Meeting is held.  Without the prior written consent of Parent, adoption of this Agreement (including adjournment of the Company Stockholders’ Meeting, if necessary, if a quorum is present, to solicit additional proxies if there are not sufficient votes in favor of adoption of this Agreement) is the only matter which the Company shall propose to be acted on by the Company’s stockholders at the Company Stockholders’ Meeting.

(b)            Board Recommendation.  Except to the extent expressly permitted by Section 6.3(d):  (i) the Company’s Board of Directors shall recommend that its stockholders vote in favor of the adoption of this Agreement at the Company Stockholders’ Meeting, (ii) the Proxy Statement shall include (A) a statement to the effect that the Board of Directors of the Company has recommended that the Company’s stockholders vote in favor of the adoption of this Agreement at the Company Stockholders’ Meeting, and (B) the Fairness Opinion, and (iii) neither the Board of Directors of the Company (nor any duly constituted or designated committee thereof) shall make any Change of Recommendation.

6.3            Alternative Transaction Proposals.

(a)            No Solicitation.  The Company agrees that it shall not, and will cause its Subsidiaries not to, permit or authorize any of its or their respective officers, directors, employees, affiliates, investment bankers, attorneys, accountants, or other agents, advisors or representatives (collectively, “Representatives”) to, directly or indirectly: (i) solicit, initiate, seek, knowingly encourage or facilitate, support or induce any inquiry with respect to, or the making, submission or announcement of, any Alternative Transaction Proposal; (ii) participate or otherwise engage in any discussions or negotiations regarding, or furnish to any Person any non-public information or grant access to the Company’s books, records or personnel with respect to, or take any other action (except to the extent specifically permitted pursuant to Section 6.3(d)) to facilitate any inquiries or the making of any proposal that constitutes or could reasonably be expected to lead to, an Alternative Transaction Proposal (except to provide notification of or disclose the existence of the provisions of this Section 6.3(a)); (iii) grant any Person a waiver or release under any standstill or similar agreement with respect to any class of equity security of the Company or any of its Subsidiaries (which provisions the Company shall, and shall cause its Subsidiaries to, use all reasonable efforts to enforce), or approve any transaction covered by any such standstill or similar agreement (including any person becoming an “interested stockholder” under Section 203 of Delaware Law); provided, that immediately upon any breach by the Company of its obligations under this clause (iii), Parent shall automatically be released from its obligations under the standstill provisions of the Confidentiality Agreement without any further action by any party hereto; (iv) approve, endorse or recommend any Alternative Transaction Proposal (except to the extent specifically permitted pursuant to Section 6.3(d)); or (v) enter into any letter of intent or any Contract or commitment (whether binding or not) with respect to an Alternative Transaction Proposal or transaction contemplated thereby.  The Company shall, and shall cause its Subsidiaries to, and shall instruct their respective Representatives to, immediately cease any and all activities, discussions or negotiations that may be ongoing as of the date hereof with any third parties with respect to any Alternative Transaction Proposal, and promptly following the date hereof shall request the prompt return or destruction of all confidential information previously furnished to any such Person with which the Company, its Subsidiaries or any of their Representatives have engaged in any such activities, discussions or negotiations within the twelve (12) month period preceding the date hereof.

(b)            Notification of Unsolicited Alternative Transaction Proposals.

(i)             As promptly as practicable (but in no event more than one (1) Business Day in Jerusalem, Israel) after the Company, any of its Subsidiaries or any of its or their respective Representatives receives any Alternative Transaction Proposal or any request for non-public information or any expression of interest or inquiry that could reasonably be expected to lead to an Alternative Transaction Proposal, the Company shall provide Parent with oral and written notice of (A) the material terms and conditions of such Alternative Transaction Proposal, request, expression of interest or inquiry, (B) the identity of the Third Party making any such Alternative Transaction Proposal, request, expression of interest or inquiry, and (C) a copy of the proposed transaction agreement, if applicable, and/or any other written information (including materials in electronic format) provided to the Company (or any of its Subsidiaries or any of its or their respective Representatives) by or on behalf of such Third Party to the extent setting forth any material terms of such Alternative Transaction Proposal, request, expression of interest or inquiry.  In addition, the Company shall keep Parent informed on a reasonable and prompt basis as to the material changes in status and material details (including modifications or proposed modifications as to price and other material terms) of any such Alternative Transaction Proposal, request, expression of interest or inquiry (including any negotiations contemplated by Section 6.3(c)(ii)) and shall promptly provide Parent with a copy of all modifications (or proposed modifications) to the proposed transaction agreement, if applicable, and/or any other material written information (including materials in electronic format) subsequently provided to the Company (or any of its Subsidiaries or any of its or their respective Representatives) by or on behalf of the Third Party making such Alternative Transaction Proposal, or by the Company to such Third Party in connection with such Alternative Transaction Proposal, request, expression of interest or inquiry.

(ii)            The Company shall provide Parent with at least twenty-four (24) hours prior notice (or such lesser prior notice as is provided to the members of the Company’s Board of Directors) of any meeting of its Board of Directors at which its Board of Directors would reasonably be expected to consider any Alternative Transaction Proposal or to determine whether such Alternative Transaction Proposal is a Superior Proposal; provided that such notice, which the Company shall give to the applicable Persons in Section 9.2, may be given telephonically or via electronic mail.

(c)            Superior Proposal.  Notwithstanding anything to the contrary contained in Section 6.3(a), if, prior to the time that the Company Stockholder Approval has been obtained, the Company receives an unsolicited, bona fide written Alternative Transaction Proposal from a third party, as applicable, which the Company’s Board of Directors has determined to be, or which the Company’s Board of Directors has in good faith determined is reasonably likely to become, (in either case, after consultation with its outside financial advisor and its outside legal counsel), a Superior Proposal  (without regard to the matters referred to in clauses (C) and (D) of the “Superior Proposal” definition contained herein, but only to the extent not known (or capable of being known) at the time of receipt of such Alternative Transaction Proposal), then the Company may then take the following actions, but only if: (x) (A) the Company’s Board of Directors determines in good faith, after consultation with its outside legal counsel, that it is required to do so to comply with its fiduciary obligations to its stockholders under Delaware Law, and (B) the Company has given Parent at least twenty-four (24) hours’ prior written notice of its intention to take any of the following actions and has disclosed to Parent the identity of the Person making such Alternative Transaction Proposal and the material terms and conditions of such Alternative Transaction Proposal; and (y) the Company shall have previously complied with the provisions of this Section 6.3:

(i)             furnish non-public information to the third party making such Alternative Transaction Proposal, provided that (A) the Company shall have received from such third party an executed confidentiality agreement containing (1) customary limitations on the use and disclosure of all non-public written and oral information furnished to such third party on the Company’s behalf, the terms of which are at least as restrictive as the terms contained in the Confidentiality Agreement, and (2) a standstill provision, the term of which is at least as long as the term contained in the Confidentiality Agreement, and the terms of which are at least as restrictive as the terms contained in the Confidentiality Agreement (except that such confidentiality agreement shall contain additional provisions that expressly permit the Company to comply with the provisions of this Section 6.3), which confidentiality agreement shall not include any provision having the actual or purported effect of restricting the Company from fulfilling its obligations under this Agreement or the Confidentiality Agreement and shall require such third party to agree to the same employee non-solicitation provisions, and covering the same period, as set forth in the Confidentiality Agreement, and (B) contemporaneously with furnishing any such non-public information to such third party, the Company furnishes such non-public information to Parent (to the extent such non-public information has not been previously so furnished); and

(ii)            engage in discussions or negotiations with the third party with respect to the Alternative Transaction Proposal.

(d)            Change of Recommendation.  Solely in response to the receipt of a Superior Proposal or an Intervening Event, the Board of Directors of the Company may make a Change of Recommendation (and the Company may terminate this Agreement to the extent permitted by, and in accordance with, Section 8.1(j)), if all of the following conditions in clauses (i) through (vi) are met:

(i)             in the case of a Superior Proposal, the Superior Proposal shall have been made and not withdrawn and shall continue to be a Superior Proposal;

(ii)            the Company Stockholder Approval shall not yet have been obtained;

(iii)           the Company shall have: (A) delivered to Parent written notice (a “Change of Recommendation Notice”) at least three (3) Business Days prior to publicly effecting such Change of Recommendation which shall state expressly (1) that the Company has received a Superior Proposal or an Intervening Event has occurred, as applicable, (2) the material terms and conditions of the Superior Proposal and the identity of the Third Party making the Superior Proposal or, in the case of an Intervening Event, a description in reasonable detail of the cause and factors constituting such Intervening Event, and (3) that the Company intends to effect a Change of Recommendation and the manner in which it intends to do so; (B) provided to Parent a copy of all materials and information delivered or made available by or on behalf of the Company to the Third Party making the Superior Proposal in connection with such Superior Proposal; and (C) during the aforementioned three (3) Business Day period, if requested by Parent, engaged in good faith negotiations to amend this Agreement in such a manner that the Superior Proposal would no longer be a Superior Proposal or, in the case of an Intervening Event, obviates the need for a Change of Recommendation to comply with its fiduciary obligations to the stockholders of the Company under Delaware Law;

(iv)           Parent shall not have, within the aforementioned three (3) Business Day period, made an offer in writing that the Company’s Board of Directors has in good faith determined (after consultation with its outside financial advisor and outside legal counsel) results in the Alternative Transaction Proposal that had been determined to be a Superior Proposal no longer being a Superior Proposal or, in the case of an Intervening Event, obviates the need for a Change of Recommendation to comply with its fiduciary obligations to the stockholders of the Company under Delaware Law;

(v)            the Board of Directors of the Company shall have concluded in good faith, after consultation with its outside legal counsel, that, in light of such Superior Proposal or Intervening Event and after considering any adjustments proposed by Parent in writing pursuant to the preceding clause (iv), that the Company’s Board of Directors is required to effect a Change of Recommendation to comply with its fiduciary obligations to the stockholders of the Company under Delaware Law; and

(vi)           the Company shall have previously complied with the provisions set forth in Section 6.2 and this Section 6.3.

Notwithstanding anything to the contrary contained herein, in the event of a Superior Proposal, any material amendment or modification to an existing Superior Proposal will be deemed to be a new Superior Proposal for purposes of this Section 6.3(d), and in the event of an Intervening Event, any material change to the Intervening Event will be deemed to be a new Intervening Event for purposes of this Section 6.3(d) (and each will require a new three (3) Business Day period, measured as set forth above, and compliance with the terms of this Section 6.3(d), before the Board of Directors of the Company is permitted hereunder to make a Change of Recommendation).

(e)            Continuing Obligation Regarding Company Stockholders’ Meeting.  Notwithstanding anything to the contrary contained in this Agreement, the obligation of the Company to call, give notice of, set a record date for, convene and hold the Company Stockholders’ Meeting shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission to it of any Alternative Transaction Proposal, or by any Change of Recommendation, unless this Agreement has been properly terminated in accordance with Section 8.1 (including, without limitation, Section 8.1(j)).

(f)            Compliance with Tender Offer Rules and Other Legal Requirements.  Nothing contained in this Agreement shall prohibit the Company or its Board of Directors from (i) taking and disclosing to the stockholders of the Company a position contemplated by, and in accordance with, Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or (ii) making any disclosure to the Company’s stockholders which the Company’s Board of Directors determines to make in good faith (after consultation with its outside legal counsel) in order to comply with its fiduciary obligations to its stockholders under Delaware Law; provided that any such disclosure shall be subject to the terms and conditions of this Agreement.  Without limiting the foregoing proviso, the Company shall not effect a Change of Recommendation unless specifically permitted pursuant to the terms of Section 6.3(d).

(g)            Specific Performance; Actions by Representatives.

(i)             Specific Performance.  The parties hereto agree that irreparable damage would occur in the event that the provisions of this Section 6.3 were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed by the parties hereto that Parent shall be entitled to an immediate injunction or injunctions, without the necessity of proving the inadequacy of money damages as a remedy and without the necessity of posting any bond or other security, to prevent breaches of the provisions of this Section 6.3 and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which Parent may be entitled at law or in equity.

(ii)            Actions by Representatives.  It is understood and agreed that any violation of the restrictions set forth in this Section 6.3 by any Subsidiary of the Company or any of the Company’s or its Subsidiaries’ Representatives shall be deemed to be a breach of this Section 6.3 by the Company.

6.4            Confidentiality; Access to Information; Documents; Assignments.

(a)            Confidentiality.  The parties acknowledge that the Company and Parent have previously executed a Mutual Confidentiality Agreement, dated as of July 14, 2010 (the “Confidentiality Agreement”), which Confidentiality Agreement will continue in full force and effect in accordance with its terms.

(b)            Access to Information.  Subject to the Confidentiality Agreement and applicable Legal Requirements, the Company shall, and shall cause each of its Subsidiaries to, afford to Parent and to the officers, employees, accountants, counsel, financial advisors, potential financing sources and other representatives of Parent, reasonable access at all reasonable times and upon reasonable notice during the period prior to the Effective Time to all their properties, books, Contracts, assets (including the Company Intellectual Property), personnel and records (provided, that such access shall not unreasonably interfere with the business or operations of the Company and its Subsidiaries or otherwise result in any significant interference with the discharge by such personnel of their normal duties) and, during such period and subject to the Confidentiality Agreement and applicable Legal Requirements, the Company shall, and shall cause each of its Subsidiaries to, furnish promptly to Parent (i) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the applicable Legal Requirements of federal or state securities laws (except to the extent that any such filing is publicly available), and (ii) all other information concerning its business, properties and personnel as Parent may reasonably request.  Neither the Company nor any of its Subsidiaries shall be required to provide access to or to disclose any information where such access or disclosure would give rise to a material risk of waiving any attorney-client privilege of the Company or any of its Subsidiaries or violate any applicable Legal Requirement or any material provision (other than a confidentiality provision) of any Contract entered into prior to the date of this Agreement and made available to Parent.  In the event that the Company does not provide access or information to Parent in reliance on the preceding sentence, it shall use its reasonable best efforts to communicate the applicable information to Parent (or Parent’s legal counsel) in a way that would not violate such applicable Legal Requirements or contractual provisions or waive such privilege.

(c)            Intellectual Property Assignment.  Prior to the Closing Date, the Company shall deliver to Parent evidence, in a form reasonably satisfactory to Parent, that the Persons set forth on Schedule 6.4 have executed a Confidentiality and Invention Assignment Agreement.

6.5            Public Disclosure.

(a)            Without limiting any other provision of this Agreement, Parent and the Company will consult with each other before issuing, and provide each other the opportunity to review, comment upon and concur with, and use all reasonable efforts to agree on any press release or public statement with respect to this Agreement and the transactions contemplated hereby, including the Merger, and any Alternative Transaction Proposal and will not issue any such press release or make any such public statement prior to such consultation and (to the extent practicable) agreement or the content of such statement, except as may be required by applicable Legal Requirements or any listing agreement with the NASDAQ Capital Market, or any other applicable national or regional securities exchange or market.  The initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form agreed to by the parties.

(b)            To the extent reasonably practicable, the Company shall provide Parent with an advance copy of any press release relating to the Company’s earnings or results of operations prior to issuing any such press release.  In addition, except to the extent disclosed in or consistent with the Proxy Statement in accordance with the provisions of Section 6.1 or prior communications consented to in accordance with this Section 6.5(b), the Company shall not issue any press release or otherwise make any public statement or disclosure concerning Parent or its business, financial condition or results of operations without the consent of Parent.

6.6            Regulatory Filings; Reasonable Best Efforts.

(a)            Regulatory Filings.  Each of Parent, Merger Sub and the Company shall coordinate and cooperate with one another and shall each use its reasonable best efforts to comply with, and shall each refrain from taking any action that would impede compliance with, all Legal Requirements, and as promptly as practicable after the date hereof, each of Parent, Merger Sub and the Company shall make all filings, notices, petitions, statements, registrations, submissions of information, application or submission of other documents required by any Governmental Entity in connection with the Merger and the transactions contemplated hereby, including, without limitation: (i) Notification and Report Forms with the FTC and the DOJ as required by the HSR Act (which shall be filed within ten (10) Business Days of the date hereof, except to the extent extended by the mutual consent of Parent and the Company confirmed in writing), (ii) filings under any other comparable pre-merger notification forms reasonably determined by Parent to be required by the merger notification or control laws of any applicable jurisdiction, as agreed by the parties hereto, and (iii) any filings required under the Securities Act, the Exchange Act, any applicable state or securities or “blue sky” laws and the securities laws of any foreign country, or any other Legal Requirement relating to the Merger.  Each of Parent and the Company will cause all documents that it is responsible for filing with any Governmental Entity under this Section 6.6(a) to comply in all material respects with all applicable Legal Requirements.  The Israeli Subsidiary shall, prior to the Closing, file the appropriate forms with the Investment Center for the change in ownership to be effected by the Merger.

(b)            Exchange of Information.  Parent, Merger Sub and the Company each shall promptly supply the other with any information that may be required in order to effectuate any filings or application pursuant to Section 6.6(a).  Except where prohibited by applicable Legal Requirements, and subject to the Confidentiality Agreement, each of the Company and Parent shall consult with the other prior to taking a position with respect to any such filing, shall permit the other to review and discuss in advance, and consider in good faith the views of the other in connection with any analyses, appearances, presentations, memoranda, briefs, white papers, arguments, opinions and proposals before making or submitting any of the foregoing to any Governmental Entity by or on behalf of any party hereto in connection with any investigations or proceedings in connection with this Agreement or the transactions contemplated hereby (including under any antitrust or fair trade Legal Requirement), coordinate with the other in preparing and exchanging such information and promptly provide the other and/or its counsel with copies of all filings, presentations or submissions (and a summary of any oral presentations) made by such party with any Governmental Entity in connection with this Agreement or the transactions contemplated hereby, provided that with respect to any such filing, presentation or submission, each of Parent and the Company need not supply the other (or its counsel) with copies (or in the case of oral presentations, a summary) to the extent that any Legal Requirement of any Governmental Entity applicable to such party requires such party or its Subsidiaries to restrict or prohibit access to any such information.  Notwithstanding the foregoing, except as may be agreed in connection with any joint defense agreement executed between legal counsel for Parent and legal counsel for the Company, Parent, Merger Sub and the Company will not be required to share with each other any documents covered by Item 4(c) of filings prepared in connection with the HSR Act.  The Company and Parent may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 6.6 as “Antitrust Counsel Only Material.”  Such Antitrust Counsel Only Material shall be given only to the outside antitrust counsel of the recipient, and shall not be disclosed by such outside antitrust counsel to any Employees of the recipient or any of its affiliates unless express permission is obtained in advance from the source of the materials (the Company or Parent, as the case may be) or its legal counsel.  Each of the Company and Parent shall cause their respective outside antitrust counsel to comply with this Section 6.6(b). Notwithstanding anything to the contrary in this Section 6.6, any materials provided by Parent or the Company (or such party’s legal counsel) to the other such party or its legal counsel may be redacted to remove references concerning the valuation of the Company and its Subsidiaries and privileged communications.

(c)            Notification.  Each of Parent, Merger Sub and the Company will notify the other promptly upon the receipt of:  (i) any comments from any officials of any Governmental Entity in connection with any filings made pursuant hereto and (ii) any request by any officials of any Governmental Entity for amendments or supplements to any filings made pursuant to, or information provided to comply in all material respects with, any Legal Requirements.  Whenever any event occurs that is required to be set forth in an amendment or supplement to any filing made pursuant to Section 6.6(a), Parent, Merger Sub or the Company, as the case may be, will promptly inform the other of such occurrence and cooperate in filing with the applicable Governmental Entity such amendment or supplement.

(d)            Reasonable Best Efforts.  Subject to the express provisions of Section 6.2 and Section 6.3 hereof and upon the terms and subject to the conditions set forth herein, each of the parties agrees to use all reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger, the Debt Financing and the other transactions contemplated by this Agreement, including using all reasonable best efforts to accomplish the following:  (i) the satisfaction of the conditions precedent set forth in Article VII; (ii) the obtaining of all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any) and the taking of all steps as may be reasonably necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity; (iii) the obtaining of all necessary consents, approvals or waivers from third parties; (iv) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby; and (v) the execution or delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.  In connection with and without limiting the foregoing, the Company and its Board of Directors shall, if any takeover statute or similar Legal Requirement is or becomes applicable to the Merger, this Agreement or any of the transactions contemplated by this Agreement, use all reasonable best efforts to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Legal Requirement on the Merger, this Agreement and the transactions contemplated hereby.

(e)            Certain Litigation and Antitrust Restraints.  In furtherance and not in limitation of the covenants of the parties contained in Section 6.6(d) and otherwise in this Agreement, if any suit, claim, action, investigation or proceeding, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby is instituted (or threatened to be instituted) by the FTC, the DOJ or any other Governmental Entity or any private party challenging any of the transactions contemplated hereby as in violation of any applicable antitrust Legal Requirements, or if determined or resolved adversely in accordance with the demands of the FTC, the DOJ, or such other Governmental Entity or private party would reasonably be expected to materially impede the ability of the parties hereto to timely consummate the Merger and the other transactions contemplated by this Agreement in accordance with the terms hereof, each of Parent, Merger Subsidiary and the Company shall use reasonable best efforts to resolve any such suits, claims, actions, investigations or proceedings so as to permit timely consummation of the Merger and the other transactions contemplated by this Agreement.  Notwithstanding anything in this Agreement to the contrary, it is expressly understood and agreed that: (i) neither Parent nor Merger Sub shall have any obligation to litigate or contest any administrative or judicial action or proceeding or any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, instituted by the FTC, the DOJ or any other Governmental Entity; and (ii) neither Parent nor Merger Sub shall be under any obligation to make proposals, execute or carry out agreements, enter into consent decrees or submit to orders providing for (A) the sale, divestiture, license or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets or categories of assets of Parent or any of its affiliates or the Company or any of its Subsidiaries, (B) the imposition of any limitation or regulation on the ability of Parent or any of its affiliates to freely conduct their business or own such assets, or (C) the holding separate of the shares of Company capital stock or any limitation or regulation on the ability of Parent or any of its affiliates to exercise full rights of ownership of the shares of Company capital stock (any of the foregoing, an “Antitrust Restraint”).

(f)            Resignation of Directors and Officers.  To the extent requested by Parent, the Company shall use reasonable efforts to obtain from the individuals holding, immediately prior to the Effective Time, the positions of director or officer of the Company and/or the Israeli Subsidiary, the resignation from such positions in writing effective as of the Effective Time.

6.7            Notification of Certain Matters.

(a)            By the Company.  The Company shall give prompt notice to Parent and Merger Sub in writing of (i) any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate, or any failure of the Company to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, such that the conditions set forth in Section 7.2(a) or Section 7.2(b) would not be satisfied or that otherwise would or would reasonably be expected to result in any Liability to the Company, Parent or the Surviving Corporation other than a de minimis Liability; (ii) the occurrence of any Material Adverse Effect or any event or occurrence that would reasonably be expected to cause the conditions set forth in Article VII not to be satisfied; and (iii) any claim, action, suit, arbitration, mediation, proceeding or investigation by or before any Governmental Entity or arbitrator, initiated by or against it, or known by the Company or any of its Subsidiaries to be threatened against the Company or any of its Subsidiaries, or any of their respective officers, directors, employees or stockholders in their capacities as such, in each case that (x) if pending or, to the knowledge of the Company, threatened on the date of this Agreement, would have been required to have been disclosed pursuant to any provision of this Agreement, or (y) relate to the consummation of the transactions contemplated by this Agreement.

(b)            By Parent.  Parent and Merger Sub shall give prompt notice to the Company in writing of: (i) any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate, or any failure of Parent to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, such that the conditions set forth in Section 7.3(a) or Section 7.3(b) would not be satisfied; (ii) any event or occurrence that would reasonably be expected to cause the conditions set forth in Article VII not to be satisfied; and (iii) any claim, action, suit, arbitration, mediation, proceeding or investigation by or before any Governmental Entity or arbitrator, initiated by or against Parent or any of its affiliates, or known by Parent to be threatened against Parent or any of its affiliates, or any of their respective officers, directors, employees or equityholders in their capacities as, in each case that (x) if pending or, to the knowledge of Parent, threatened on the date of this Agreement, would have been required to have been disclosed pursuant to any provision of this Agreement, or (y) relate to the consummation of the transactions contemplated by this Agreement.

6.8            Third-Party Consents.  As soon as reasonably practicable following the date hereof, (i) the Company shall use all reasonable efforts to obtain any consents, waivers and approvals under any of its or its Subsidiaries’ respective Contracts required to be obtained in connection with the consummation of the transactions contemplated hereby, including all consents, waivers and approvals set forth on Section 3.3(b) of the Company Disclosure Letter, and (ii) without in any way limiting the foregoing clause (i), the Company shall use its reasonable best efforts to obtain the consents, waivers and approvals set forth on Schedule 6.8 hereto.  In connection with seeking such consents, waivers and approvals, the Company shall keep Parent reasonably informed of all developments material to the obtaining of such consents, waivers and approvals, and shall, at Parent’s reasonable request, include Parent in any discussions or communications with any Persons whose consent, waiver or approval is sought under this Section 6.8.  Such consents, waivers and approvals shall be in a form reasonably acceptable to Parent.  In the event the Merger does not close for any reason, Parent shall not have any liability to the Company, its stockholders or any other Person for any costs, claims, liabilities or damages resulting from the Company seeking to obtain such consents, waivers and approvals.  If the lessor or licensor under any Lease Document conditions its grant of a consent (including by threatening to exercise a “recapture” or other termination right) upon, or otherwise requires in response to a notice or consent request regarding this Agreement, the payment of a consent fee, “profit sharing” payment or other consideration (including increased rent payments), or the provision of additional security (including a guaranty), the Company shall be solely responsible (to the extent reasonable) for making all such payments or providing all such additional security.  As soon as reasonably practicable following the date hereof, the Company shall deliver any notices required under any of its or its Subsidiaries’ respective Contracts that are required to be provided in connection with the consummation of the transactions contemplated hereby.

6.9            Employee Matters.

(a)            Consultation on Employee Communications.  The Company shall consult with Parent (and consider in good faith the advice of Parent) prior to sending any material notices or other communication materials to its employees regarding the matters described in this Section 6.9 and any other matters relating to the entry into of this Agreement or the effects of the Merger.

(b)            Other Employee Matters.

(i)             Parent shall give each Employee of the Company or any of its Subsidiaries as of the Effective Time who continues employment with the Surviving Corporation or any of its affiliates following the Effective Time (each, a “Continuing Employee” and, collectively, the “Continuing Employees”) full credit for prior service with the Company or its applicable Subsidiary for purposes of (A) eligibility and vesting under any Parent Employee Plan, (B) determination of benefit levels under any Parent Employee Plan or policy relating to vacation or severance, and (C) to the extent of Parent’s commercially reasonable efforts, determination of “retiree” status under any Parent Employee Plan, in each case for which the Continuing Employee is otherwise eligible and in which the Continuing Employee is offered participation, but except where such credit would result in a duplication of benefits.  In addition, Parent shall use commercially reasonable efforts to waive, or cause to be waived, any limitations on benefits relating to pre-existing conditions to the same extent such limitations are waived under any comparable plan of the Company and recognize for purposes of annual deductible and out-of-pocket limits under its medical and dental plans, deductible and out-of-pocket expenses paid by Continuing Employees in the calendar year in which the Effective Time occurs.  For purposes of this Agreement:

(A)           the term “Parent Employee Plan” shall mean any Parent employee benefit plan provided by Parent or its wholly owned operating subsidiary covering United States employees for which length of service is relevant (excluding any defined benefit plan, equity plan or phantom equity plan).

(ii)            During the one (1)-year period following the Effective Time, Parent shall, or Parent shall cause the Surviving Corporation and its Subsidiaries to, provide to all Continuing Employees, to the extent they remain employed during such one (1)-year period, benefits that are in the aggregate substantially comparable to either (A) the benefits provided by the Company and its Subsidiaries to the Continuing Employees as in effect as of the date of this Agreement or (B) the benefits provided to similarly situated Parent employees. Parent shall have discretion to select the specific benefits to be provided to Continuing Employees pursuant to this Section 6.9(c)(ii).

(iii)           Nothing in this Section 6.9(b) shall (A) be treated as an amendment of, or undertaking to amend, any benefit plan, (B) prohibit Parent or any of its Subsidiaries, including the Surviving Corporation, from amending any employee benefit plan, (C) obligate Parent, the Company, the Surviving Corporation or any of their respective affiliates to retain the employment or services of any particular Employee or any other individual or (C) confer any rights or benefits on any person other than the parties to this Agreement.

6.10          Indemnification.

(a)            Indemnity.  From and after the Effective Time until the sixth (6th) anniversary thereof, Parent will cause the Surviving Corporation to, fulfill and honor in all respects the obligations of the Company pursuant to and to the extent of (i) any indemnification agreements between the Company and its directors and officers as of immediately prior to the Effective Time (the “Indemnified Parties”) in effect on the date of this Agreement and listed in Section 6.10(a) of the Company Disclosure Letter, subject to applicable Legal Requirements, and (ii) any indemnification provisions under the Company Charter Documents as in effect on the date hereof, in each case, with respect to claims arising out of acts or omissions occurring at or prior to the Effective Time.  The Certificate of Incorporation and Bylaws of the Surviving Corporation will contain provisions with respect to exculpation and indemnification that are at least as favorable to the Indemnified Parties as those contained in the Certificate of Incorporation and Bylaws of the Company as in effect on the date hereof, which provisions will not be amended, repealed or otherwise modified for a period of six (6) from the Effective Time in any manner that would adversely affect the rights thereunder of Indemnified Parties, unless such modification is required by applicable Legal Requirements.

(b)            Insurance.  Prior to the Effective Time, the Company shall obtain, as of the Effective Time, and pay for in full a prepaid “tail” insurance policy substantially on the terms reviewed by Parent prior to the date hereof (including with respect to the cost, scope and coverage thereof), with a claims period of at least six (6) years after the Effective Time, with respect to directors’ and officers’ liability insurance in amount and scope at least as favorable as the Company’s existing policies for claims arising from facts or events occurring prior to the Effective Time with respect to those directors and officers of the Company and its Subsidiaries who are currently (and any additional persons who prior to the Effective Time become) covered by the Company’s directors’ and officers’ liability insurance policy; provided, that in no event shall the Surviving Corporation be required to expend in excess of the amount set forth on Schedule 6.10(a) for such coverage (and, to the extent such costs exceed such amount, Parent or the Surviving Corporation shall only be required to obtain the maximum amount of “tail” coverage as is available for such amount set forth on Schedule 6.10(a).

(c)            Third-Party Beneficiaries; Successors and Assigns.  This Section 6.10 is intended to be for the benefit of, and following the Closing shall be enforceable by the Indemnified Parties and their respective heirs and personal representatives, and shall be binding on Parent and the Surviving Corporation and their respective successors and assigns.

(d)            Other Matters.  Nothing in this Agreement is intended to, shall be construed to, or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any insurance policy that is or has been in existence with respect to the Company or its officers, directors and employees, it being understood and agreed that the indemnification provided for in this Section 6.10 is not prior to, or in substitution for, any such claims under any such insurance policies.  These rights shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Party, and shall not be terminated or modified in a manner as to materially and adversely affect any Indemnified Party to whom this Section 6.10 applies without the consent of such affected Indemnified Party.

6.11          Section 16 Matters.  Prior to the Effective Time, the Company shall take all such steps as may be required (to the extent permitted under applicable Legal Requirements) to cause any dispositions of Company Stock (including derivative securities with respect to such Company Stock) resulting from the transactions contemplated by Article II by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

6.12          FIRPTA Certificate.  On the Closing Date, the Company shall deliver to Parent a properly executed statement in a form reasonably acceptable to Parent for purposes of satisfying Parent’s obligations under Treasury Regulations Section 1.1445-2(c)(3).

6.13          No Modification of Representations, Warranties, Covenants or Agreements.  No information or knowledge obtained in any investigation or review or notification pursuant to Section 5.1 (Conduct of Business by the Company), Section 6.4 (Confidentiality; Access to Information), Section 6.6 (Regulatory Filings; Reasonable Efforts), Section 6.7 (Notification of Certain Matters) or otherwise shall (a) affect or be deemed to modify any representation or warranty contained herein, the covenants or agreements of the parties hereto or the conditions to the obligations of the parties hereto under this Agreement, (b) limit or otherwise affect any remedies available to the party conducting such investigation or review or receiving such notice or the obligation of such party to consummate the Merger, or (c) in the case of the Company, be deemed to amend or supplement the Company Disclosure Letter or prevent or cure any misrepresentations, breach of warranty or breach of covenant or agreement.

6.14          Insurance Approval.  The Company shall deliver to Parent at least ten (10) Business Days prior to the Closing a letter in a form acceptable to Parent validly executed by an officer of the Company, which authorizes Parent’s insurance broker to act as the Company’s insurance broker of record with respect to all insurance policies held by the Company, effective from and after the Effective Time, if the Closing shall occur.

6.15          State Takeover Statutes.  The Company’s Board of Directors shall take all actions sufficient to render inapplicable to the Merger, the execution, delivery and performance of this Agreement and the Voting Agreements and the transactions contemplated hereby and thereby, the provisions of Section 203 of Delaware Law applicable to a “business combination” (as defined in such Section 203 of Delaware Law).

6.16          Notice to Holders of Company Preferred Stock.  As promptly as practicable following the date of this Agreement, the Company shall provide notice of an anticipated “Change of Control Transaction” and “Liquidation” (as such terms are defined in the Certificates of Designation) as a result of the Merger to the holders of the shares of Company Preferred Stock, which notice shall state the anticipated date of the Change of Control and Liquidation, and which notice shall be delivered by depositing the same with Federal Express or similar courier for next Business Day delivery, freight paid (with acknowledgement by the holders of shares of Company Preferred Stock), but not less than thirty (30) days prior to the Closing.  Prior to the Closing, the Company shall cause to be terminated, in a manner and on a form reasonably acceptable to Parent, any agreements between the Company and a holder of Company Preferred Stock (including, without limitation, that certain Registration Rights Agreement, dated as of June 16, 2008, by and between the Company, Redpoint Omega, L.P. and Redpoint Omega Associates, LLC).

6.17          Debt Financing.  Without in any way limiting any of the parties’ obligations under Section 6.6:

(a)            Prior to the Closing, the Company shall, and shall cause its Subsidiaries to, and shall use commercially reasonable efforts to cause the respective officers, employees, consultants and advisors, including legal and accounting advisors, of the Company and its Subsidiaries to, provide to Parent all cooperation reasonably requested by Parent in connection with satisfying the conditions precedent contained in the Debt Commitment Letters and the arrangement of the Debt Financing, including, without limitation, (i) participation in a reasonable number of meetings, presentations and due diligence and drafting sessions, (ii) providing reasonable assistance with the preparation of materials for lender meetings, offering documents, private placement memoranda, bank information memoranda, prospectuses and similar documents required in connection with the Debt Financing, (iii) using commercially reasonable efforts to cause its independent accountants to provide assistance and cooperation to Parent, including but not limited to participating in a reasonable number of accounting due diligence sessions, providing consent to Parent to use their audit reports relating to the Company and providing any necessary “comfort letters,” (iv) executing and delivering definitive financing documents, including pledge, guaranty agreements and security documents and other certificates or documents (including interest rate hedging agreements) as may be reasonably requested by Parent, and otherwise reasonably facilitating the pledging of collateral, in connection with the Debt Financing immediately prior to the Effective Time; provided that no obligation of the Company or any of its Subsidiaries under any such agreement, document or pledge shall be effective until  the Effective Time, (v) providing reasonable access to the books and records, officers, directors, agents and Representatives of the Company and its Subsidiaries, (vi) using commercially reasonable efforts to obtain surveys, title insurance and non-invasive environmental assessments reasonably requested by Parent, (vii) as promptly as practicable, using commercially reasonable efforts to furnish to Parent and its Financing Sources all financial and other pertinent information regarding the Company and its Subsidiaries reasonably requested by Parent, to the extent within the Company’s custody or control, including all information and data necessary to satisfy the conditions set forth in the Debt Commitment Letters, and providing authorization letters to Financing Sources authorizing the distribution of information to prospective lenders or investors, in each case subject to confidentiality agreements reasonably requested by the Company, (viii) taking all actions reasonably necessary to (A) permit the prospective lenders involved in the Debt Financing to evaluate the Company’s and its Subsidiaries’ current assets, cash management and accounting systems, policies and procedures relating thereto for the purpose of establishing collateral arrangements in connection with the Debt Financing and (B) establish bank and other accounts and blocked account agreements and lock box arrangements in connection with the foregoing; provided that no right of any lender, nor any obligation of the Company or any of its Subsidiaries, thereunder shall be effective until the Effective Time, (ix) taking all corporate actions, subject to the occurrence of the Closing, reasonably requested by Parent to permit the consummation of the Debt Financing and the direct borrowing or incurrence of all of the proceeds of the Debt Financing, including any high yield debt financing, by the Company immediately following the Effective Time, (x) obtaining customary payoff letters, lien releases and terminations and instruments of discharge to be delivered at Closing, provided that no such payoff letter, lien releases or terminations or instruments shall be effective until the Effective Time, and (xi) furnishing Financing Sources as promptly as practicable with all documentation and other information which any lender providing or arranging the Debt Financing has reasonably requested and that such lender has determined is required by Governmental Entities in connection with the Debt Financing under applicable “know your customer” and anti-money laundering rules and regulations including, without limitation, the USA PATRIOT Act; provided, that nothing herein shall require such cooperation to the extent it would unreasonably interfere with the business or operations of the Company or its Subsidiaries, or otherwise result in any significant interference with the prompt and timely discharge by the Company’s or any of its Subsidiaries’ personnel of their normal duties; provided further that neither the Company nor any of its Subsidiaries shall be required to pay any commitment fee or similar fee or incur any Liability with respect to the Debt Financing prior to the Effective Time or which is not subject to the occurrence of the Closing.  Parent shall promptly, upon request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs and expenses incurred by the Company or any of its Subsidiaries in connection with any cooperation provided under this Section 6.17.  The Company hereby consents to the use of its and its Subsidiaries’ logos as may be reasonably necessary, as reasonably determined by the Financing Sources, in connection with arranging and providing the Debt Financing; provided that such logos are used solely in a manner that is not intended to nor reasonably likely to harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries and its or their marks.

(b)            Subject to the provisions of Section 6.17(c), Parent shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange, obtain and consummate the Debt Financing on the terms and conditions described in the Debt Commitment Letters, including, without limitation, using reasonable best efforts to (i) maintain in effect the Debt Commitment Letters on the terms and conditions described therein, negotiate and enter into definitive agreements with respect to the Debt Financing on the terms and conditions reflected in the Debt Commitment Letters or on other terms as would not reasonably be expected to materially impede the ability of Parent and Merger Sub to timely consummate the transactions contemplated by this Agreement in accordance with the terms hereof and applicable Legal Requirements; (ii) satisfy on a timely basis all conditions applicable to Parent and Merger Sub set forth in the Debt Commitment Letters and such definitive agreements that are within their control, (iii) consummate the Debt Financing at or prior to the Closing, (iv) comply with its obligations under the Debt Commitment Letters, and (v) enforce its rights under the Debt Commitment Letters.

(c)            Parent shall keep the Company reasonably informed on a reasonably current basis and in reasonable detail of the status of the Debt Financing and provide to the Company copies of all executed definitive documents related to the Debt Financing.  Without limiting the generality of the foregoing, Parent shall give the Company prompt (and in any event within one (1) Business Day) written notice: (i) of any default or breach (or any event that, with or without notice, lapse of time or both, would reasonably be expected to give rise to any default or breach) by any party to any Debt Commitment Letter or definitive Contract related to the Debt Financing of which Parent has knowledge or becomes aware; (ii) of the receipt of any written notice from any party to a Debt Commitment Letter with respect to any (x) actual or potential default, breach, termination or repudiation by such party of a Debt Commitment Letter or any definitive Contract related to the Debt Financing; and (iii) if for any reason Parent has definitively determined that it will not be able to obtain all or any material portion of the Debt Financing on the terms and conditions, in the manner or from the Financing Sources contemplated by the Debt Commitment Letters.   As soon as reasonably practicable, but in any event within two (2) Business Days after the date that the Company delivers Parent a written request therefor, Parent shall provide any information reasonably requested by the Company relating to any circumstance referred to in any of the foregoing clauses (i) through (iii) above.  Parent shall not enter into, make, or cause or permit to be made any amendment or modification to a Debt Commitment Letter that amends or modifies the conditions precedent to the Debt Financing in any manner that would reasonably be expected to delay or prevent the Closing from occurring on a timely basis, or make the funding of the Debt Financing materially less likely to occur.  Parent shall provide the Company with a copy of any amendment or modification to a Debt Commitment Letter promptly after the same is entered into.  Subject to the terms and conditions of this Agreement, in the event that any material portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in the Debt Commitment Letters, Parent shall immediately notify the Company thereof, and shall promptly following the occurrence of such event use its reasonable best efforts to arrange to (A) obtain alternative financing (in an amount at least equal to the amount of the Debt Financing or such unavailable portion thereof, as the case may be, or such lesser amount, together with the available cash of the Company and the available cash on hand of Parent and its Subsidiaries, as is sufficient for Parent and Merger Sub enable Parent to pay the aggregate Merger Consideration and the aggregate Option Merger Consideration, to consummate the Merger upon the terms contemplated by this Agreement and to pay all related fees and expenses associated therewith) from alternative sources (“Alternative Financing”), on terms that are substantially comparable, in the aggregate, to those contained in the Debt Commitment Letters, and (B) obtain a new financing commitment letter or letters with respect to such Alternative Financing (collectively, the “Alternative Debt Commitment Letters”), which shall replace the existing Debt Commitment Letters, a true, complete and correct copy of each of which Parent shall promptly provide to the Company.  In the event that any Alternative Debt Commitment Letter is obtained, (1) any reference in this Agreement to the “Debt Financing” shall mean the debt financing contemplated by the Debt Commitment Letters as modified by the Alternative Commitment Letters, and (2) any reference in this Agreement to the “Debt Commitment Letters” shall be deemed to include the Debt Commitment Letters to the extent not superseded by Alternative Debt Commitment Letters at the time in question and the Alternative Debt Commitment Letters to the extent then in effect.  Parent shall keep the Company reasonably apprised as to the status of, and any material developments relating to, the Debt Financing and, if applicable, any Alternative Financing.

(d)            Subject to their compliance with Sections 6.17(a), 6.17(b) and 6.17(c), nothing contained in this Agreement shall prohibit Parent or Merger Sub from entering into agreements relating to the financing or the operation of Parent, Merger Sub, or the Surviving Corporation.  Notwithstanding anything in this Agreement to the contrary, but subject to its compliance with Sections 6.17(a), 6.17(b) and 6.17(c), after the date of this Agreement but prior to the Effective Time, Parent may replace, amend or supersede the Debt Commitment Letters to add lenders, lead arrangers, bookrunners, syndication agents or similar entities who had not executed the Debt Commitment Letters as of the date hereof, or otherwise by instruments (the “New Financing Commitments”) which replace, amend or supersede existing Debt Commitment Letters and/or contemplate co-investment by or financing from one or more other or additional parties; provided, that the terms of the New Financing Commitments shall not (i) expand upon or modify the conditions precedent to the Debt Financing as set forth in the Debt Commitment Letters in any manner that would reasonably be expected to delay or prevent the Closing from occurring on a timely basis, or make the funding of the Debt Financing materially less likely to occur, or (ii) otherwise reasonably be expected to materially impede the ability of Parent and Merger Sub to timely consummate the transactions contemplated by this Agreement in accordance with the terms hereof and applicable Legal Requirements, or make the funding of the Debt Financing materially less likely to occur.  In such event, the term “Debt Commitment Letters” as used herein shall be deemed to include the Debt Commitment Letters to the extent not so replaced, amended or superseded at the time in question and the New Financing Commitments to the extent then in effect.

6.18          Tax Rulings.

(a)            As soon as reasonably practicable after the execution of this Agreement, the Company shall cause its Israeli counsel, in consultation with Parent and its counsel, advisors and/or accountants,  to prepare and file with the ITA one or more applications:

(i)             confirming, inter-alia, (A) that the deposit with the Trustee of the payment of consideration pursuant to Section 2.6 for Vested Company Options granted under Section 102 of the ITO and for Company Common Stock obtained upon the exercise of Vested Company Options granted under Section 102 of the ITO will not result in a requirement for an immediate Israeli Tax payment and that the Israeli taxation will be deferred until the completion of such statutory holding period and release of the cash consideration for holders of such Vested Company Options and Company Common Stock; (B) that the statutory holding period applied with respect to Company Options and Company Common Stock subject to Section 102 of the ITO will continue uninterrupted from the original date of grant and will not recommence as a result of the transactions contemplated herein, provided that the applicable consideration paid to the holders of such Vested Company Options granted under Section 102 of the ITO and Company Common Stock obtained upon the exercise of Vested Company Options granted under Section 102 of the ITO is deposited with the Trustee for duration of the statutory holding period; (C) the tax consequences of the right granted at Closing in lieu of Unvested Company Options granted under Section 102 of the ITO pursuant to Section 2.6, and  payment of consideration pursuant to Section 2.6 for Unvested Company Options granted under Section 102 of the ITO; and (D) such other ruling or relief as the parties may agree is appropriate to request under the circumstances (which ruling may be subject to customary conditions regularly associated with such a ruling) (the “Israeli Options Tax Ruling”).  To the extent that prior to the Closing an interim Israeli Options Tax Ruling is obtained, then all references herein to the Israeli Options Tax Ruling shall be deemed to refer to such interim ruling, until such time that a final definitive Israeli Options Tax Ruling is obtained; and

(ii)            that either: (A) exempts Parent, the Company, the Exchange Agent and their respective agents from any obligation to withhold Israeli Tax at source from any consideration payable or otherwise deliverable pursuant to this Agreement, or clarifying that no such obligation exists; or (B) clearly instructs Parent, the Company, the Exchange Agent and their respective agents how such withholding at source is to be performed, and in particular, with respect to the classes or categories of holders or former holders of Company Common Stock from which Tax is to be withheld (if any), and the rate or rates of withholding to be applied (the “Israeli Withholding Tax Ruling” and together with the Israeli Options Ruling, the “Israeli Tax Rulings”).

(b)            The Company shall, and shall instruct its representatives and advisors to, cooperate with Parent and its Israeli counsel, representatives and advisors with respect to the preparation and filing of such applications and in the preparation of any written or oral submissions that may be necessary, proper or advisable to obtain the Israeli Tax Rulings.  Subject to the terms and conditions hereof, the parties shall use all reasonable efforts to promptly take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable Legal Requirements to obtain the Israeli Tax Rulings, as promptly as practicable.  The Company, its representatives and advisors shall not make any application to, or conduct any negotiation with, the ITA with respect to any matter relating to the subject matter of the Israeli Tax Rulings without prior coordination with Parent or its representatives and advisors, and will enable Parent’s representatives and advisors to participate in all discussions and meetings relating thereto.  To the extent that the Parent’s representative and advisors elect not to participate in any meeting or discussion, the Company’s representatives and advisors shall provide a prompt and full report of the discussions held.  In any event, the final text of the Israeli Tax Rulings shall in all circumstances be subject to the prior written consent of Parent, which consent shall not be unreasonably withheld or delayed.

ARTICLE VII
CONDITIONS TO THE MERGER

7.1            Conditions to the Obligations of Each Party to Effect the Merger.  The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions:

(a)            Company Stockholder Approval.  The Company Stockholder Approval shall have been obtained in accordance with applicable Legal Requirements at the time of such approval.

(b)            No Injunctions or Restraints.  No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which has the effect of making the Merger illegal or otherwise prohibiting or preventing consummation of the Merger.

(c)            Antitrust Matters.  (i) All applicable waiting periods (and any extensions thereof) applicable to the Merger under the HSR Act shall have expired or early termination of such waiting periods shall have been granted by both the FTC and the DOJ, and (ii) all other approvals under antitrust, competition or similar applicable laws of other foreign jurisdictions set forth on Schedule 7.1(c) shall have been obtained, in each case, without any condition or requirement requiring or calling for any Antitrust Restraint.

7.2            Additional Conditions to the Obligations of Parent and Merger Sub.  The obligations of Parent and Merger Sub to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Parent and Merger Sub:

(a)            Representations and Warranties.

(i)             The representations and warranties of the Company set forth herein (other than those representations and warranties of the Company specified in Section 7.2(a)(ii)) shall be true and correct (disregarding, for this purpose, all qualifications and exceptions contained therein relating to materiality or “Material Adverse Effect”), in each case, both at and as of the date of this Agreement and the Closing Date, as if made at and as of such times (except to the extent expressly made as of an earlier date, in which case as of such date), except to the extent that the failure of any such representations and warranties to be so true and correct does not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(ii)            The representations and warranties of the Company set forth in Section 3.1(c) (Subsidiaries), Section 3.1(d)(ii) (Israeli Subsidiary) (but excluding the last two sentences thereof), Section 3.2 (but excluding Section 3.2(d)(ii)) (Capital Structure), Section 3.3(a) (Authority), Section 3.13 (Brokers’ and Finders’ Fees; Fees and Expenses), Section 3.18 (Fairness Opinion) and Section 3.20 (Takeover Statutes and Rights Plans) shall be true and correct in all material respects, in each case, both at and as of the date of this Agreement and the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date); provided, that (x) the representations and warranties of the Company in Section 3.2 (Capital Structure) shall fail to be true and correct in all material respects if an inaccuracy therein would result in an increase in the consideration payable by Parent to the security holders of the Company pursuant to Article II (whether payable in connection with the cash payments or assumption of securities) by 0.5% or more as compared to the amount that would have been payable if such representations and warranties had been true and correct in all respects; and (y) the representations and warranties of the Company in Section 3.1(c) (Subsidiaries) or Section 3.1(d)(ii) (Israeli Subsidiary) shall fail to be true and correct in all material respects if an inaccuracy therein would reasonably be expected to have, in the aggregate, more than an insignificant adverse effect on Parent’s or the Company’s ownership or control of the Israeli Subsidiary (or any of its Subsidiaries) or on the ability of Parent, the Company or the Subsidiaries of the Company to own or control their assets or conduct their respective businesses.

(iii)           At the Closing, Parent shall have received a certificate to the effect of clauses (i) and (ii) above signed on behalf of the Company by the Chief Executive Officer and Chief Financial Officer of the Company.

(b)            Agreements and Covenants.  The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date; and Parent and Merger Sub shall have received a certificate to such effect signed on behalf of the Company by the Chief Executive Officer and Chief Financial Officer of the Company.

(c)            Material Adverse Effect.  No Material Adverse Effect on the Company shall have occurred since the date of this Agreement and be continuing as of the Closing Date, and Parent and Merger Sub shall have received a certificate to such effect signed on behalf of the Company by the Chief Executive Officer and Chief Financial Officer of the Company.

(d)            No Litigation.  There shall not be any pending or threatened (which threat has not been withdrawn) suit, action or proceeding asserted by any Governmental Entity (i) challenging or seeking to restrain or prohibit the consummation of the Merger, the effect of which challenge, restraint or prohibition if obtained would cause the condition set forth in Section 7.1(b) to not be satisfied, (ii) seeking to impose an Antitrust Restraint, or (iii) where an unfavorable judgment has a Material Adverse Effect on the Company or on Parent.

(e)            Unrestricted Cash.  The Company and its Subsidiaries shall have unrestricted cash on hand immediately prior to the Effective Time in an aggregate amount of not less than $25,900,000, it being understood and agreed that (i) none of the fees and expenses paid or payable, or incurred or to be incurred, by the Company or any of its Subsidiaries to the extent in connection with the transactions contemplated hereby (including, without limitation, the Debt Financing) (collectively, such fees and expenses, the “Transaction Expenses”), up to a maximum aggregate amount equal to $5,200,000, shall be taken into account for purposes of determining whether or not the condition set forth in this Section 7.2(e) shall have been satisfied; provided, however, any Transaction Expenses in excess of $5,200,000 will be taken into account and shall reduce the unrestricted cash of the Company for purposes of this Section 7.2(e), and (ii) none of the amounts paid or payable by the Company or the Israeli Subsidiary to the extent in connection with the settlement or compromise with the ITA of the matter set forth on Schedule 7.2(e) shall be taken into account for purposes of determining whether or not the condition set forth in this Section 7.2(e) shall have been satisfied to the extent such settlement or compromise is entered into by the Company or the Israeli Subsidiary with the prior written consent of Parent.

(f)            Third Party Consents.  The Company shall have delivered to Parent the consents, waivers and approvals set forth on Schedule 7.2(f) hereto.

(g)            Investment Center Approval.  The Israeli Subsidiary shall have filed the appropriate forms with, and received the written approval of, the Investment Center for the change in ownership to be effected by the Merger.

7.3            Additional Conditions to the Obligations of the Company.  The obligation of the Company to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

(a)            Representations and Warranties.  The representations and warranties of Parent and Merger Sub set forth herein shall be true and correct (disregarding, for this purpose, all qualifications and exceptions contained therein relating to materiality), in each case, both at and as of the date of this Agreement and the Closing Date, as if made at and as of such times (except to the extent expressly made as of an earlier date, in which case as of such date), except to the extent that the failure of any such representations and warranties to be so true and correct does not prevent Parent and Merger Sub from consummating the Merger in accordance with the terms hereof and applicable Legal Requirements.  The Company shall have received a certificate to such effect signed on behalf of Parent and Merger Sub by a duly authorized officer of Parent.

(b)            Agreements and Covenants.  Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date, and the Company shall have received a certificate with respect to the foregoing signed on behalf of Parent and Merger Sub by a duly authorized officer of Parent.

ARTICLE VIII
TERMINATION, AMENDMENT AND WAIVER

8.1            Termination.  This Agreement may be terminated at any time prior to the Effective Time, by action taken by the terminating party or parties (upon the authorization of such party’s Board of Directors), and except as provided below, whether before or after receipt of Company Stockholder Approval:

(a)            by mutual written consent of each of Parent and the Company;

(b)            by either the Company or Parent if the Merger shall not have been consummated by 5:00 p.m. Pacific time on July 5, 2011 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date;

(c)            by either the Company or Parent if any Legal Requirement makes the consummation of the Merger illegal, or if a Governmental Entity of competent jurisdiction shall have issued an order, decree or ruling or taken any other action (including the failure to have taken any action), in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree, ruling or other action is final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 8.1(c) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in such Legal Requirement or action;

(d)            by either the Company or Parent if the Company Stockholder Approval shall not have been obtained by reason of the failure to obtain the Company Stockholder Approval at a meeting of the Company stockholders duly convened therefore or at any adjournment or postponement thereof; provided, however, that the right to terminate this Agreement under this Section 8.1(d) shall not be available to the Company where the action or failure to act of Company has been a principal cause of or resulted in the failure to obtain the Company Stockholder Approval;

(e)            by Parent (at any time prior to the time the Company Stockholder Approval has been obtained) if a Triggering Event or a material breach of Section 6.2 or Section 6.3 shall have occurred;

(f)             by the Company, following a breach of any representation, warranty, covenant or agreement on the part of Parent and/or the Merger Sub set forth in this Agreement, or if any representation or warranty of Parent and/or the Merger Sub shall have become untrue, in either case, such that the conditions set forth in Section 7.3(a) or Section 7.3(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue; provided, that if such inaccuracy in Parent and/or Merger Sub’s representations and warranties or breach by Parent and/or Merger Sub is curable by Parent prior to the Outside Date through the exercise of reasonable efforts, then the Company may not terminate this Agreement under this Section 8.1(f) prior to twenty (20) days following the receipt of written notice from the Company to Parent of such breach; provided, further, that Parent continues to exercise all reasonable efforts to cure such breach through such twenty (20) day period (it being understood that, notwithstanding the foregoing, the Company may not terminate this Agreement pursuant to this Section 8.1(f) if it is then in material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement or if such breach by Parent and/or Merger Sub is cured within such twenty (20) day period);

(g)            by Parent, following a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case, such that the conditions set forth in Section 7.2(a) or Section 7.2(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue; provided, that if such inaccuracy in the Company’s representations and warranties or breach by the Company is curable by the Company prior to the Outside Date through the exercise of reasonable efforts, then Parent may not terminate this Agreement under this Section 8.1(g) prior to twenty (20) days following the receipt of written notice from Parent to the Company of such breach; provided, further, that the Company continues to exercise all reasonable efforts to cure such breach through such twenty (20) day period (it being understood that, notwithstanding the foregoing, Parent may not terminate this Agreement pursuant to this Section 8.1(g) if it is then in material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement or if such breach by the Company is cured within such twenty (20) day period);

(h)            by Parent, if a Material Adverse Effect on the Company shall have occurred since the date hereof; provided, that if such Material Adverse Effect on the Company is curable by the Company prior to the Outside Date through the exercise of reasonable efforts, then Parent may not terminate this Agreement under this Section 8.1(h) prior to twenty (20) days following the occurrence of such Material Adverse Effect on the Company; provided, further, that the Company continues to exercise all reasonable efforts to cure such Material Adverse Effect on the Company through such twenty (20) day period (it being understood that, notwithstanding the foregoing, Parent may not terminate this Agreement pursuant to this Section 8.1(h) if it is then in material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement or if such Material Adverse Effect on the Company is cured within such twenty (20) day period);

(i)             by the Company if (A) all of the conditions set forth in Sections 7.1 and 7.2 have been satisfied (other than those conditions that by their terms are to be satisfied at the Closing), (B) the Company is, at such time, ready, willing and able to consummate the transactions contemplated by this Agreement and has not materially breached any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, and (C) on the Outside Date, none of the Parent, Merger Sub nor the Surviving Corporation shall have received the proceeds of the Debt Financing; and

(j)            by the Company if (i) prior to the time that the Company Stockholder Approval has been obtained, the Company’s Board of Directors shall have effected a Change of Recommendation in respect of a Superior Proposal in accordance with the terms of (and subject to the conditions in) Section 6.3(d) and (ii) the Company effectuates such termination of this Agreement solely in order to enter into a definitive agreement with respect to such Superior Proposal, and (iii) concurrently with such termination of this Agreement (and as a condition to the Company’s ability to terminate this Agreement pursuant to this Section 8.1(j)), the Company pays Parent the Company Termination Fee in accordance with Section 8.3(b)(i)(C).

8.2            Notice of Termination; Effect of Termination.  Any termination of this Agreement under, and in accordance with, Section 8.1 above will be effective immediately upon the delivery of a valid written notice of the terminating party to the other party hereto.  In the event of the termination of this Agreement as provided in Section 8.1, this Agreement shall be of no further force or effect except as set forth in Section 6.4(a) (Confidentiality), this Section 8.2, Section 8.3 (Fees and Expenses) and Article IX (General Provisions), each of which shall survive the termination of this Agreement, and nothing herein shall relieve any party from liability for any fraud or willful and knowing breach (except as otherwise provided in, and subject to the limitations of, Section 8.3 in respect of a Non-Breach Financing Failure) of any representation, warranty, covenant or other agreement contained in this Agreement. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

8.3            Fees and Expenses.

(a)            General.  Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the Merger is consummated.

(b)            Company Payment.

(i)             Payment.  The Company shall pay Parent the Company Termination Fee, by wire transfer to an account designated by Parent in immediately available funds, as follows:

(A)           If this Agreement is terminated by Parent pursuant to Section 8.1(d) and: (w) at the time of the termination of this Agreement, all of the conditions to the Debt Financing have been satisfied, or would at such time reasonably be expected to be satisfied (other than those conditions, the failure of which to be satisfied or be reasonably expected to be satisfied has been or is principally caused by the actions or failure to act of the Company); (x) at the time of the termination of this Agreement, an Alternative Transaction Proposal with respect to the Company has become publicly known and not withdrawn; (y) the valuation of the Company per share of Common Stock for purposes of the Alternative Transaction Proposal is equal to or greater than the Common Stock Merger Consideration (provided, that for purposes of such determination the “Common Stock Merger Consideration” shall be adjusted to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock or Company Preferred Stock, as the case may be), reorganization, recapitalization, reclassification or other like change with respect to Company Common Stock or Company Preferred Stock, as the case may be, occurring or having a record date on or after the date hereof); and (z) within twelve (12) months following the termination of this Agreement, an Alternative Transaction Proposal with respect to the Company is consummated, or the Company enters into a letter of intent or any Contract or commitment (whether binding or not) contemplating an Alternative Transaction Proposal which is subsequently consummated following the date thereof, then such payment shall be made concurrently with the consummation of such Alternative Transaction Proposal;

(B)            If this Agreement is terminated by Parent pursuant to Section 8.1(e), then such payment shall be made promptly, but in no event later than two (2) Business Days after the date of such termination;

(C)            If this Agreement is terminated by Parent pursuant to Section 8.1(b) (in circumstances where all of the conditions set forth in Article VII (other than the conditions set forth in Section 7.2(a) or Section 7.2(b)) shall have been satisfied or waived) or pursuant to Section 8.1(g), and: (x) at the time of the termination of this Agreement, an Alternative Transaction Proposal with respect to the Company has become publicly known or known to the Board of Directors of the Company and not withdrawn; (y) the valuation of the Company per share of Common Stock for purposes of the Alternative Transaction Proposal is equal to or greater than the Common Stock Merger Consideration (provided, that for purposes of such determination the “Common Stock Merger Consideration” shall be adjusted to reflect  the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock or Company Preferred Stock, as the case may be), reorganization, recapitalization, reclassification or other like change with respect to Company Common Stock or Company Preferred Stock, as the case may be, occurring or having a record date on or after the date hereof); and (z) within twelve (12) months following the termination of this Agreement, an Alternative Transaction Proposal with respect to the Company is consummated, or the Company enters into a letter of intent or any Contract or commitment (whether binding or not) contemplating an Alternative Transaction Proposal which is subsequently consummated following the date thereof, then such payment shall be made concurrently with the consummation of such Alternative Transaction Proposal; and

(D)            If this Agreement is terminated by the Company pursuant to Section 8.1(j) then, in accordance with Section 8.1(j), the Company shall pay Parent the Termination Fee concurrently with such termination of this Agreement.

Notwithstanding anything contained herein to the contrary, for purposes of the references to “Alternative Transaction Proposal” contained in this Section 8.3(b)(i), (i) all references to “twenty percent (20%) or more” contained in the definition of “Alternative Transaction Proposal” shall be deemed to read “more than fifty percent (50%)” and (ii) all references to “the Company or any of its Subsidiaries” shall be deemed to read “the Company.”

(ii)            Parent Expenses. In addition to any payments made pursuant to Section 8.3(b)(i), the Company shall pay to Parent by wire transfer to an account designated by Parent in immediately available funds, within two (2) Business Days thereafter, up to an aggregate amount of $1,000,000 (such amount, the “Expense Cap”) of all reasonable and documented out-of-pocket expenses of Parent and its subsidiaries, including reasonable and documented fees and expenses of financial advisors, outside legal counsel, accountants, experts and consultants, incurred by Parent and its subsidiaries or on their respective behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby if this Agreement is terminated by Parent or the Company (A) pursuant to Section 8.1(d), but only if the Company Stockholder Approval shall not have been obtained by reason of the Company’s willful, knowing and material breach of this Agreement, or (B) pursuant to Section 8.1(e) or Section 8.1(j).

(c)            Parent Payment.

(i)             In the event that this Agreement is terminated by the Company pursuant to Section 8.1(i), then Parent shall promptly, but in no event later than two (2) Business Days after the date of such termination, pay the Company the Parent Termination Fee by wire transfer to an account designated by the Company in immediately available funds.

(ii)            Notwithstanding anything to the contrary in this Agreement, (A) if in the circumstances in which Parent becomes obligated to pay the Parent Termination Fee, Parent is not otherwise in willful, knowing and material breach of this Agreement such that the conditions set forth in Section 7.1 and Section 7.2 would otherwise be satisfied (any such event, a “Non-Breach Financing Failure”), then the Company’s termination of this Agreement pursuant to Section 8.1(i) and receipt of payment of the Parent Termination Fee pursuant to Section 8.3(c)(i) shall be the sole and exclusive remedy of the Company and its Subsidiaries against Parent, Merger Sub, Financing Sources and any of their respective former, current or future directors, officers, employees, agents, partners, managers, members, Affiliates, stockholders, assignees or representatives of any of the foregoing (each a “Specified Person”) for any loss or damage suffered as a result of the failure of the Merger to be consummated, and upon payment of the Parent Termination Fee in accordance with Section 8.3(c)(i), none of Parent, Merger Sub, Financing Sources or any of their respective Specified Persons shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement, (B) in no event, whether or not this Agreement shall have been terminated, shall the Company be entitled to monetary damages in excess of $7,600,000 (such amount, plus any interest, costs and expenses payable under Section 8.3(d), the “Liability Limitation”), inclusive of the Parent Termination Fee, if applicable, and in no event shall the Company seek to recover any money damages in excess of such amount,  for all losses and damages arising from or in connection with breaches of this Agreement by Parent, Merger Sub or their respective Representatives and Affiliates, or arising from any other claim or cause of action under this Agreement; provided, that the Liability Limitation will not apply to damages to the extent related to circumstances in which Parent is in willful, knowing and material breach of its obligations under this Agreement (other than its obligation to consummate the Merger in circumstances where there is a Non-Breach Financing Failure), and (C) in no event shall Financing Sources or any of their Specified Persons have any liability to the Company or any of its Subsidiaries for any loss or damage relating to, arising out of, or in connection with this Agreement or the transactions contemplated hereby.

(iii)           Company Expenses. In addition to any payments made pursuant to Section 8.3(c)(i), Parent shall pay to the Company by wire transfer to an account designated by the Company in immediately available funds, within two (2) Business Days thereafter, up to an aggregate amount of the Expense Cap of all reasonable and documented out-of-pocket expenses of the Company and its subsidiaries, including reasonable and documented fees and expenses of financial advisors, outside legal counsel, accountants, experts and consultants, incurred by the Company and its subsidiaries or on their respective behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby if this Agreement is terminated by the Company pursuant to Section 8.1(i), but only if the failure of Parent, Merger Sub and the Surviving Corporation to have received the proceeds of the Debt Financing shall have been due to Parent’s willful, knowing and material breach of this Agreement.

(d)            Interest and Costs; Other Remedies.  The parties hereto acknowledge that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties hereto would not enter into this Agreement; accordingly, if the Company or Parent fails to pay in a timely manner the amounts due pursuant to this Section 8.3, and, in order to obtain such payment, Parent or the Company makes a claim that results in a judgment against the Company or Parent for the amounts set forth in this Section 8.3, the Company or Parent, as applicable, shall pay to Parent or the Company the reasonable costs and expenses of Parent or the Company, as applicable (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amounts set forth in this Section 8.3 at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made. Each of the parties further acknowledge that the Company Termination Fee or the Parent Termination Fee, as the case may be, is not a penalty, but in each case is liquidated damages in a reasonable amount that will compensate Parent or the Company, as the case may be, in the circumstances in which such fees are payable for the efforts and resources expended and the opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision.  In no event shall the Company or Parent be required to pay the Company Termination Fee or the Parent Termination Fee, as applicable, more than once.

8.4            Amendment.  Subject to applicable Legal Requirements, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the Merger by the stockholders of the Company, provided, that after receipt of Company Stockholder Approval, no amendment shall be made which under any applicable Legal Requirement or in accordance with the rules of any relevant stock exchange, including the NASDAQ Capital Market, requires further approval by the stockholders of the Company without such further stockholder approval.  This Agreement may not be amended except by execution of an instrument in writing signed on behalf of each of Parent, Merger Sub and the Company and duly approved by the parties’ respective Boards of Directors or a duly designated committee thereof.

8.5            Extension; Waiver.  At any time prior to the Effective Time either party hereto, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed: (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.  Any extension or waiver given in compliance with this Section 8.5 or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE IX
GENERAL PROVISIONS

9.1            Non-Survival of Representations and Warranties.  The representations and warranties of the Company, Parent and Merger Sub contained in this Agreement, or any instrument delivered pursuant to this Agreement, shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time, as well as this Article IX, shall survive the Effective Time.

9.2            Notices.  All notices and other communications hereunder shall be in writing and shall be deemed duly given (i) on the date of delivery if delivered personally and/or by messenger service, (ii) on the date of confirmation of receipt (or, the first Business Day following such receipt if the date is not a Business Day) of transmission by facsimile, or (iii) on the date of confirmation of receipt (or, the first Business Day following such receipt if the date is not a Business Day) if delivered by a nationally recognized courier service.  All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

if to Parent or Merger Sub, to:

AFCV Holdings, LLC
6665 Delmar, Suite 3000
St. Louis, MO 63130
Attention:           Chief Executive Officer
Telephone No.:  (314) 664-2010
Telecopy No.:  (314) 754-9526

A-Team Acquisition Sub, Inc.
6665 Delmar, Suite 3000
St. Louis, MO 63130
Attention:           President
Telephone No.:  (314) 664-2010
Telecopy No.:  (314) 754-9526

with copies to:

Wilson Sonsini Goodrich & Rosati
Professional Corporation
650 Page Mill Road
Palo Alto, California 94304-1050
Attention:              Robert G. Day, Esq.
 Lawrence M. Chu, Esq.
Telephone No.:  (650) 493-9300
Telecopy No.:  (650) 493-6811

if to the Company, to:

Answers Corporation
237 W. 335th Street, Suite 1101
New York, NY 10001
Attention:  General Counsel
Telephone No.:  (646) 502-4777
Telecopy No.:  (646) 502-4778

with copies to:

Kramer Levin Naftalis & Frankel LLP
1177 Avenue of the Americas
New York, New York 10036
Attention:              Scott S. Rosenblum, Esq.
Abbe L. Dienstag, Esq.
Telephone No.:  (212) 715-9100
Telecopy No.:  (212) 715-8000

9.3            Interpretation; Rule of Construction.  When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated.  When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated.  When a reference is made in this Agreement to Articles, such reference shall be to an Article of this Agreement unless otherwise indicated.  The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation”.  The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  References to $ or dollars shall mean to U.S. dollars.  References to the Subsidiaries of an entity shall be deemed to include all direct and indirect Subsidiaries of such entity.  References to a Person are also to its permitted successors and assigns.  Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein.  The parties hereto agree that they have been represented by legal counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.

9.4            Counterparts.  This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

9.5            Entire Agreement; Third-Party Beneficiaries.  This Agreement and the documents and instruments and other agreements between or among the parties hereto as contemplated by or referred to herein, including the Company Disclosure Letter and the Voting Agreements and other Exhibits hereto, (i) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, between or among the parties with respect to the subject matter hereof, it being understood that the Confidentiality Agreement shall continue in full force and effect until the Closing and shall survive any termination of this Agreement, and (ii) are not intended to confer upon any other Person any rights or remedies hereunder, except (x) as specifically provided, following the Effective Time, in Section 6.9(b), and (y) the Financing Sources and their Specified Persons shall be express third party beneficiaries of and have the right to enforce Sections 8.3(a), 9.7, 9.8 and 9.10.

9.6            Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any applicable law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the greatest extent possible.

9.7            Remedies.

(a)            Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity by such party, and the exercise by a party of one remedy will not preclude the exercise of any other remedy.  In no event shall any party be liable for punitive or special damages.

(b)            The parties hereto agree that irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with the terms hereof.  Accordingly, prior to the termination of this Agreement pursuant to Section 8.1, Parent and Merger Sub shall be entitled to specific performance of the terms hereof, and subject to the following sentence, the Company shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.  Notwithstanding the second sentence of this Section 9.7(b), the parties acknowledge that with respect to those covenants of Parent or Merger Sub that require Parent or Merger Sub to obtain the Debt Financing or to consummate the Merger, the Company shall be entitled to an injunction or injunctions to prevent breaches of such covenants by Parent or Merger Sub or to enforce specifically the terms and provisions of such covenants only to prevent breaches of or enforce compliance with such covenants of Parent or Merger Sub to the extent that they require Parent or Merger Sub to (x) use its reasonable best efforts (or such other standards as set forth herein) to obtain the Debt Financing (including, without limitation, the covenants set forth in Sections 6.6(d) and 6.17) or (y) consummate the Merger, if in the case of this clause (y), but only if, the financing provided for in the Debt Commitment Letters (and, if Alternative Financing is being used, pursuant to the Alternative Financing) is available to be drawn down by Parent pursuant to the terms of the applicable agreements but is not so drawn down solely as a result of Parent refusing to do so in a willful, knowing and material breach of this Agreement.  For the avoidance of doubt, whether or not the Company is entitled to seek injunctions or specific performance pursuant to the provisions of the preceding sentence or otherwise, (A) the Company will not be entitled to monetary damages in excess of the Liability Limitation except in connection with any willful, knowing and material breach by Parent of any of its obligations under this Agreement (other than its obligations to consummate the Merger in circumstances where there is a Non-Breach Financing Failure), and (B) neither the Financing Sources nor any of their Specified Persons will have any liability to the Company or any of its Subsidiaries for any loss or damage relating to, arising out of, or in connection with this Agreement or the transaction documents contemplated hereby.

9.8            Governing Law; Consent to Jurisdiction.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware.  In any action or proceeding between any of the parties arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, each of the parties hereto: (i) irrevocably and unconditionally consents and submits, for itself and its property, to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware (or, in the case of any claim as to which the federal courts have exclusive subject matter jurisdiction, the Federal court of the United States of America, sitting in Delaware); (ii) agrees that all claims in respect of such action or proceeding must be commenced, and may be heard and determined, exclusively in the Court of Chancery of the State of Delaware (or, if applicable, such Federal court); (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in the Court of Chancery of the State of Delaware (and, if applicable, such Federal court); and (iv) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in the Court of Chancery of the State of Delaware (or, if applicable, such Federal court). Each of the parties hereto agrees that a final judgment in any such action or proceeding may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.2.  Nothing in this Agreement shall affect the right of any party to this Agreement to serve process in any other manner permitted by law.  Notwithstanding the foregoing, the Company hereby agrees that it will not bring or support any action, cause of action, claim, cross claim or third party claim of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Financing Sources or their Specified Persons in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including any dispute arising out of or relating in any way to the Debt Commitment Letters or the performance thereof, in any forum other than those set forth above in this Section 9.8 and the provisions of Section 9.10 relating to the waiver of jury trial shall apply to any such action, cause of action, claim, cross-claim or third party claim.

9.9            Assignment.  No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties, except that Parent may assign its rights and delegate its obligations hereunder to its affiliates as long as Parent remains ultimately liable for all of Parent’s obligations hereunder.  Any purported assignment in violation of this Section 9.9 shall be void.  Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

9.10          Waiver of Jury Trial.  EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized respective officers as of the date first written above.

AFCV HOLDINGS, LLC

By:	/s/ David Karandish
Name:	David Karandish
Title:	Chief Executive Officer

A-TEAM ACQUISITION SUB, INC.

By:	/s/ David Karandish
Name:	David Karandish
Title:	President

ANSWERS CORPORATION

By	/s/ Robert Rosenschein
Name:	Robert Rosenschein
Title:	Chief Executive Officer

****AGREEMENT AND PLAN OF MERGER****